                                            Filed Pursuant to Rule 424(b)(4)
                                            Registration No. 333-77633

                                3,258,725 Shares

                                     [LOGO]

                      CAPITAL ENVIRONMENTAL RESOURCE INC.
                                  Common Stock

                                  -----------

    We are selling 2,998,725(1) shares of common stock and selling shareholders are selling 260,000 shares of common stock. We will not receive any proceeds from shares of common stock sold by the selling shareholders.

    Prior to this offering, there has been no public market for our common stock. The common stock has been approved for listing on the Nasdaq National Market under the symbol "CERI."

    We have granted the underwriters an option to purchase a maximum of 485,808 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" starting on page 8.

                                                         Underwriting        Proceeds to         Proceeds to
                                       Price to         Discounts and          Capital             Selling
                                        Public           Commissions        Environmental       Shareholders
                                   -----------------  ------------------  ------------------  -----------------
Per Share........................       $11.00              $0.77               $10.23             $10.23
Total............................     $35,845,975      $2,509,218.25(1)     $30,676,956.75       $2,659,800

(1) Includes 20,000 shares of common stock being offered by us directly to our directors, officers and employees in Canada at a price equal to the price to public and the related $15,400 administration fee payable to one of the underwriters.

    Delivery of the shares of common stock will be made on or about June 8, 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                                          Raymond James & Associates, Inc.

                                                            Sanders Morris Mundy

                  The date of this Prospectus is June 2, 1999.

             Geographic Territories Served by Capital Environmental

[Map of each of 3 geographic territories in which Capital Environmental conducts its business]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
PROSPECTUS SUMMARY.........................................................................................          4
RISK FACTORS...............................................................................................          8
FORWARD-LOOKING STATEMENTS.................................................................................         13
USE OF PROCEEDS............................................................................................         14
DIVIDEND POLICY............................................................................................         14
EXCHANGE RATES.............................................................................................         14
DILUTION...................................................................................................         15
CAPITALIZATION.............................................................................................         16
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................         17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         20
BUSINESS...................................................................................................         30
MANAGEMENT.................................................................................................         50
CERTAIN TRANSACTIONS.......................................................................................         57
PRINCIPAL AND SELLING SHAREHOLDERS.........................................................................         59
DESCRIPTION OF CAPITAL STOCK...............................................................................         61
SHARES ELIGIBLE FOR FUTURE SALE............................................................................         64
TAX CONSEQUENCES...........................................................................................         65
UNDERWRITING...............................................................................................         69
LEGAL MATTERS..............................................................................................         72
EXPERTS....................................................................................................         72
AVAILABLE INFORMATION......................................................................................         72
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................        F-1

    UNTIL JUNE 27, 1999 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    This prospectus contains registered service marks, trademarks and trade names of Capital Environmental, including the Capital Environmental Resource Inc. name and logo.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS.

    THROUGHOUT THIS PROSPECTUS, REFERENCES TO "DOLLARS" OR "$" MEAN U.S. DOLLARS AND "C$" MEANS CANADIAN DOLLARS.

                             CAPITAL ENVIRONMENTAL

    Capital Environmental is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services. Capital Environmental was founded in May 1997 in order to take advantage of consolidation opportunities in the solid waste industry in markets other than major urban centers in Canada and the northern United States. We began operations in June 1997 when we acquired selected solid waste assets and operations in Canada from Canadian Waste Services Inc. and its parent, USA Waste Services, Inc. Since commencing operations, we have acquired 28 solid waste services businesses in Canada and the United States, including 29 collection operations, eight transfer stations, six recycling processing facilities and a contract to operate two landfills. Our consolidated operations presently serve over 540,000 residential, commercial and industrial customers. For the year ended December 31, 1998, 67.7% of our revenue was derived in Canada. Largely as a result of our acquisitions, we believe that we have become one of the largest solid waste services companies in Canada, and that we have significant opportunities for further growth in both Canada and the northern United States.

    We have seven service areas through which we currently serve 22 markets in Canada and four markets in the United States. We believe that these 26 market areas provide significant opportunities for growth because:

    - there is a large number of private solid waste services companies suitable for acquisition in these markets;

    - there are generally fewer competing national solid waste services companies in these markets;

    - some of these markets have strong projected economic and population growth rates;

    - there is adequate disposal capacity available in these markets; and

    - our senior management team has substantial knowledge of these markets.

    In addition, we believe that the Canadian market is particularly attractive for us. Following this offering, we expect that we will be the only Canadian headquartered, publicly-traded acquirer of Canadian solid waste companies, and the only publicly held company that has the Canadian solid waste market as a focus of its strategy. Combined with our senior management's knowledge of the Canadian market, we believe we will be an attractive acquirer when owners of Canadian firms consider selling their businesses, and a viable alternative to the large U.S.-based solid waste companies.

    Our objective is to build a leading solid waste services company in the markets of Canada and the northern United States other than major urban centers. Our strategy for achieving this objective is to make acquisitions that complement our business and to generate internal growth. We seek to acquire businesses that either establish our market presence in new target markets or expand our existing market presence. Our internal growth strategy is focused on increasing our services to existing customers, winning new customers, implementing selective price increases and achieving operating efficiencies.

    In the markets in which we operate, we seek to secure arrangements for the disposal of the solid waste we collect which allow us to maintain competitive prices for our collection services. As a result of our strategy, for the month ended December 31, 1998, we disposed of approximately 80.5% of the waste we collected at:

    - privately owned or operated landfills and transfer stations pursuant to long-term disposal agreements which we believe are at or below market rates;

    - municipally owned landfills which generally charge the same disposal rates to all customers; and

    - through our transfer stations, from which the waste was transported to remote disposal sites where we have favorable disposal contracts.

    Capital Environmental's corporate offices are located at 1005 Skyview Drive, Burlington, Ontario, Canada L7P 5B1. Our telephone number is (905) 319-1237. Our web site is http://www.capitalenvironmental.com.

                              RECENT DEVELOPMENTS

    Since January 1, 1999, we have expanded and strengthened our market presence in Ontario, British Columbia and the northern United States through the acquisition of nine solid waste businesses: five in Ontario, one in British Columbia, one in New York and two in Pennsylvania. These acquisitions added two new market areas and expanded our presence in six of our existing market areas. These nine businesses collectively had annualized revenues of approximately $9.6 million in 1998.

FIRST THREE MONTHS OF 1999 COMPARED TO THE FIRST THREE MONTHS OF 1998

    Our revenues for the three months ended March 31, 1999 increased 49% to $17.9 million from $12.0 million in the same period in 1998. Income from operations increased 117% to $2.0 million from $918,000 in the same period in 1998. Our net income for the three months ended March 31, 1999, increased 110% to $476,000 from $227,000 in the same period in 1998. Fully diluted net income per share was $0.11 compared to $0.06 in the first quarter of 1998.

    The increase in revenues and net income is predominately the result of numerous acquisitions made since the first quarter of 1998 and internal growth.

    Our working capital, long-term debt and equity were $3.5 million, $71.5 million and $22.7 million at March 31, 1999, respectively. The equity figure includes the redeemable stock. Capital expenditures during the three months ending March 31, 1999 were $2.0 million.

CREDIT FACILITY

    We have pledged all of our assets, including the stock of our subsidiaries, as collateral under our credit facility. On January 29, 1999, we amended our credit facility to increase our available credit to $65.0 million from approximately $44.3 million. In March 1999, we increased our available credit under the facility to $70.0 million, of which approximately $66.5 million was outstanding as of May 15, 1999. We use the credit facility for acquisitions, capital expenditures, standby letters of credit and general corporate purposes. In addition, the proceeds of our credit facility were used to repay a $14.7 million loan from Dresdner Bank Canada and to redeem common stock. This credit facility terminates in January 2002, at which time the entire principal amount will become due.

                                  THE OFFERING

Common stock offered by:

  Capital Environmental......................  2,998,725 shares

  The Selling Shareholders...................  260,000 shares

    Total....................................  3,258,725 shares

Common stock to be outstanding after this
  offering...................................  6,976,030 shares (1)

Use of proceeds..............................  We intend to use the net proceeds of this offering to repay indebtedness under our
                                               credit facility. We will not receive any
                                               proceeds from the sale of shares by the
                                               selling shareholders in this offering.

Nasdaq National Market symbol................  CERI

------------------------

(1) Excludes 618,804 shares of common stock issuable upon the exercise of warrants and options outstanding as of April 15, 1999, at a weighted average exercise price of C$10.35 ($6.94 at April 15, 1999) per share.

    Unless otherwise specified, all financial information and share and per share data in this prospectus:

    - give effect to a 1.3847 for 1 stock split;

    - assume no exercise of the underwriters' over-allotment option; and

    - were determined in accordance with generally accepted accounting principles in the United States.

    As used in this prospectus, the term "Adjusted EBITDA" represents operating income plus depreciation and amortization, start-up and integration costs and absorption of acquisition and transition costs. Although not a measure of financial performance under generally acceptable accounting principles, we have included Adjusted EBITDA data because we believe that the data are commonly used by investors to evaluate a company's performance in the solid waste industry. Adjusted EBITDA, as measured by us, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA data should not be used as a substitute for operating income, net income (loss) or cash flows from operations in assessing Capital Environmental's operating performance, financial position and cash flows. Funds described by the Adjusted EBITDA measure are not available for our discretionary use due to required debt service and other commitments or uncertainties. Adjusted EBITDA margin represents Adjusted EBITDA expressed as a percentage of revenues.

    For purposes of this prospectus, the "recapitalization" gives effect upon the closing of this offering to the automatic conversion or reclassification into common stock of all outstanding shares of redeemable convertible preference stock, redeemable convertible class "B" special stock and redeemable common stock. The "As Adjusted" column in the balance sheet gives effect to the sale of the common stock offered in this prospectus by Capital Environmental at the initial public offering price of $11.00 per share, the application of the estimated net proceeds from this offering, the recapitalization, the issuance of an additional 106,128 shares of common stock and the payment of $459,000, in each case as a purchase price adjustment for a previous acquisition, and the repurchase of 500,175 shares of redeemable common stock as if such events had occurred on December 31, 1998. See "Use of Proceeds" and "Capitalization."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                    CAPITAL ENVIRONMENTAL
                                                                             ------------------------------------
                                                                                PERIOD FROM
                                                                                 INCEPTION
                                                                              (MAY 23, 1997)
                                                                                  THROUGH          YEAR ENDED
                                                                             DECEMBER 31, 1997  DECEMBER 31, 1998
                                                                             -----------------  -----------------
STATEMENT OF OPERATIONS DATA:
Revenues...................................................................    $      15,089      $      62,056
Cost of operations.........................................................           10,676             43,002
Selling, general and administrative expenses...............................            1,389              8,490
Depreciation and amortization..............................................            1,154              4,890
Start-up and integration costs.............................................              270                602
Absorption of acquisition and transition costs(1)..........................            4,055                 --
                                                                             -----------------  -----------------
Income (loss) from operations..............................................           (2,455)             5,072
Interest expense, net......................................................             (898)            (3,139)
                                                                             -----------------  -----------------
Income (loss) before income taxes and minority interest....................           (3,353)             1,933
Income tax (provision) benefit.............................................            1,398               (740)
Minority interest..........................................................             (117)                --
                                                                             -----------------  -----------------
Net income (loss)..........................................................    $      (2,072)     $       1,193
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Basic net income (loss) per share..........................................    $       (1.51)     $        0.52
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Shares used in calculating basic net income (loss) per share...............        1,374,220          2,304,847
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Diluted net income (loss) per share........................................    $       (1.51)     $        0.29
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Shares used in calculating diluted net income per share....................        1,374,220          4,174,172
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
OTHER DATA:
Net cash provided by operating activities..................................    $       1,167      $       2,708
Net cash used in investing activities......................................          (12,529)           (36,185)
Net cash provided by financing activities..................................           13,918             32,313
Adjusted EBITDA............................................................            3,024             10,564
Adjusted EBITDA margin.....................................................             20.0%              17.0%


                                                                                   AS OF DECEMBER 31, 1998
                                                                             ------------------------------------
                                                                                  ACTUAL           AS ADJUSTED
                                                                             -----------------  -----------------
BALANCE SHEET DATA:
Cash.......................................................................    $       1,060      $       1,060
Working capital, including cash............................................             (994)              (994)
Property and equipment, net................................................           25,909             25,909
Total assets...............................................................           98,337             98,496
Long-term debt, net(2).....................................................           54,589             31,804
Redeemable capital stock(3)................................................           21,946                 --
Total stockholders' equity.................................................            5,492             52,080

------------------------

(1) Represents the absorption of acquisition and transition costs associated with the acquisition of selected assets of Canadian Waste. See Note 2 of the Notes to Capital Environmental's Consolidated Financial Statements.

(2) Excludes current portion of long-term debt. See Note 4 of the Notes to Capital Environmental's Consolidated Financial Statements.

(3) Redeemable capital stock includes redeemable convertible preference stock, redeemable class "B" special stock and redeemable common stock. See "Capitalization" and Note 7 of the Notes to Capital Environmental's Consolidated Financial Statements.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. OUR MOST SIGNIFICANT RISKS AND UNCERTAINTIES ARE DESCRIBED BELOW; HOWEVER, THEY ARE NOT THE ONLY ONES WE FACE.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS SPECIFIC TO CAPITAL ENVIRONMENTAL'S GROWTH

    Our growth strategy and profitability are dependent on expanding our business through acquisitions and generating internal growth. If we are unable to acquire and integrate new businesses, we will have lower than expected future earnings, which could result in a decline in the market price of our common stock. Our ability to carry out our growth strategy may be limited by a number of factors, including:

    WE HAVE A LIMITED OPERATING HISTORY AND IT MAY BE DIFFICULT TO SUSTAIN OUR CURRENT LEVEL OF GROWTH.

    Capital Environmental was formed on May 23, 1997, and commenced operations on June 6, 1997. We may not be able to sustain the level of growth and the financial results which we have achieved since our formation over a longer period of time. We have only a limited operating history on which you may evaluate our business, prospects and future operating results.

    WE MAY BE UNABLE TO IDENTIFY SUITABLE ACQUISITION TARGETS, WHICH COULD LIMIT OUR GROWTH.

    In some of the markets where we operate, and particularly in the United States, we compete for acquisition candidates with other companies, some of which have greater financial resources than us. Increased competition for acquisition candidates may result in fewer acquisition opportunities for us and less attractive acquisition terms, including increased purchase prices which could be beyond our financial capability. If we have fewer acquisition opportunities, our growth could be limited.

    WE MAY HAVE DIFFICULTY FINANCING OUR FUTURE ACQUISITIONS, WHICH COULD LIMIT
     OUR GROWTH.

    We expect to finance acquisitions through cash from operations, borrowings under our credit facility and issuing shares of our common stock to sellers of businesses. To the extent that we issue shares of our common stock as payment for an acquisition, a material decline in the market price of our common stock over a long period of time could make our stock less attractive as payment for acquisitions. Therefore, we may not be able to acquire additional businesses using stock as payment, and using cash for acquisitions may reduce the funds we have available for other corporate purposes. Additionally, borrowing more money from our banks may increase our indebtedness to an unacceptable level or may cause us to agree to financial covenants that limit our operational and financial flexibility. Under our credit facility we will need the consent of 66 2/3% of the interests of our banking syndicate for acquisitions where the purchase price exceeds the greater of $10.0 million or 10% of our total assets.

    WE MAY BE UNABLE TO INTEGRATE ACQUISITIONS, WHICH COULD DECREASE OUR
     EARNINGS.

    Our growth and future financial performance depend on our ability to effectively combine the operations of acquired businesses into our existing operations. The integration process may require changes in the operating methods and strategies of acquired businesses. Additionally, the integration of acquired businesses may divert management's attention from its day-to-day responsibilities. We may also become responsible for liabilities of the acquired businesses that we may not have discovered prior to their acquisition. Any difficulties we encounter in the integration process could reduce the earnings we generate from acquired businesses, which could cause a decline in the market price of our common stock.

    WE MAY FIND IT DIFFICULT TO MANAGE RAPID GROWTH, WHICH COULD STRAIN OUR MANAGEMENT, OPERATIONAL AND FINANCIAL RESOURCES.

    As we carry out our acquisition strategy, we might experience periods of rapid growth. Failure to expand our operational and financial systems and controls, or to recruit and integrate appropriate personnel at a pace consistent with any rapid growth we experience, would reduce our earnings, which could cause a decline in the market price of our common stock. To manage our growth effectively, we will need to continuously enhance our management information systems and our operational and financial systems and controls. We will also need to attract, train and retain additional senior managers, technical professionals and other employees.

    OUR EARNINGS MAY BE REDUCED BY INCREASING GOODWILL AMORTIZATION COSTS.

    An important part of our strategy is to grow through acquisitions. We may pay significant amounts for goodwill of the businesses we acquire. Goodwill is the amount paid for a business in excess of the fair value of its other net assets. At December 31, 1998, approximately 55% of the assets on our balance sheet were goodwill. As the amount of goodwill we carry on our balance sheet increases, we will have to charge increasing amortization costs against our income, which will reduce our earnings.

    Our policy is to amortize goodwill over 40 years. We have selected this number of years because we believe that the goodwill acquired will endure for at least 40 years. The Financial Accounting Standards Board is considering substantially shortening the period of time over which goodwill may be amortized. If this were adopted, we would have to charge larger amounts of amortization against our income in each year which would reduce our earnings.

RISKS RELATED TO CAPITAL ENVIRONMENTAL'S COMPETITION

    THE COMPETITION WE FACE FROM BOTH LARGE AND SMALL SOLID WASTE SERVICES COMPANIES MAY RESULT IN LOST REVENUES.

    The solid waste services industry in Canada and the northern United States is highly competitive and fragmented and requires substantial labor and capital resources. We compete with large, national solid waste services companies, as well as smaller regional solid waste services companies of varying sizes and resources, some of which are better capitalized, have greater name recognition or are able to provide services at a lower cost than us. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. Public sector operators may have financial advantages over us because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

    We derive a portion of our revenue from exclusive municipal contracts that require competitive bidding by potential service providers. In the future, we intend to bid on additional municipal contracts and to rebid on existing municipal contracts, but our bids may not succeed. In addition, our non-municipal contracts generally have a term of three years or less and some of our contracts permit our customers to terminate them before the end of the contract term. If we were unable to replace revenues from contracts lost through competitive bidding or early termination within a reasonable time period, the lost revenues could reduce our earnings and result in a decline in the market price of our common stock.

    WE DEPEND ON THIRD PARTIES FOR DISPOSAL, WHICH COULD DECREASE OUR EARNINGS IF THESE THIRD PARTIES INCREASE THEIR DISPOSAL RATES AND WE CANNOT PASS THESE INCREASES ON TO OUR CUSTOMERS.

    To the extent we depend on third parties for disposal of our solid waste, we may be subject to cost increases which we cannot control or pass on to our customers. We deliver a substantial portion of the solid waste we collect to privately owned or operated disposal facilities under long-term contracts and to municipally owned disposal facilities. If municipalities increase their disposal rates or if we cannot extend our favorable long-term contracts with private owners or operators, we might incur significant costs.

RISKS RELATED TO CAPITAL ENVIRONMENTAL'S OPERATIONS

    THE LOSS OF KEY PERSONNEL COULD HARM THE IMPLEMENTATION OF OUR OPERATING AND
     GROWTH STRATEGIES.

    We depend on our recently assembled senior management team for implementing our operating and growth strategies. The loss of one or more of our senior management team could adversely affect our business because these individuals have unique knowledge and experience in the solid waste industry. We maintain C$3.0 million of key person life insurance on each of our Chairman and Chief Executive Officer, and our President and Chief Operating Officer.

    WE MAY BE AFFECTED BY FOREIGN EXCHANGE RATE FLUCTUATIONS WHICH COULD AFFECT EARNINGS GENERATED BY OUR CANADIAN OPERATIONS.

    For the year ended December 31, 1998, 67.7% of our revenue was derived from our operations in Canada. All of our Canadian revenue and a substantial majority of our Canadian expenditures are transacted in Canadian dollars. Since we report our results in U.S. dollars, our revenue, expenses and earnings generated by our Canadian operations will be negatively affected if the value of the Canadian dollar declines compared to the U.S. dollar.

    WE MAY BE UNABLE TO SECURE SOME CONTRACTS AND PERMITS IF WE CANNOT OBTAIN PERFORMANCE BONDS, LETTERS OF CREDIT AND INSURANCE.

    Municipal solid waste services contracts and permits to operate transfer stations and recycling facilities typically require us to obtain performance bonds, letters of credit or other means of financial assurance to secure our contractual performance. Our failure to obtain means of financial assurance or adequate insurance coverage or our failure to maintain existing performance bonds or letters of credit could prevent us from obtaining or maintaining municipal contracts or operating permits that require them. Losses of permits or contracts, if not replaced, would reduce our earnings, which could result in a decline in the price of our common stock. Obtaining performance bonds or letters of credit is dependent on our creditworthiness.

    WASTE REDUCTION PROGRAMS MAY REDUCE THE VOLUME OF WASTE AVAILABLE FOR COLLECTION.

    Waste reduction programs may reduce the volume of waste available for collection in some areas where we operate and therefore our revenue in those areas. This loss of revenue, if not replaced, could result in lower earnings and a decline in the market price of our common stock. Some areas in which we operate offer alternatives to landfill disposal, such as recycling, composting and incineration. In addition, state, provincial and local authorities increasingly mandate recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills.

    WE MAY BE SUBJECT TO LIMITATIONS ON LANDFILL PERMITTING AND EXPANSION.

    We may not be able to obtain or expand landfill sites or enter into agreements which will give us long-term access to landfill sites in our markets. The resulting increased costs could reduce our earnings and result in a decline in the market price of our common stock. We do not currently own landfills. We operate two landfills under an agreement with a Canadian municipality which holds the permits for the landfills. However, our ability to meet our growth objectives may depend in part on our ability to acquire, lease or expand landfills, develop new landfill sites or enter into agreements which will give us long-term access to landfill sites in our markets. In some areas in which we operate, suitable land for new sites or expansion of existing landfill sites may be unavailable. Permits to expand landfills are often not approved until the remaining permitted disposal capacity of a landfill is very low. If we were to exhaust our permitted capacity at a landfill, our ability to expand internally could be limited, and we could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors or other third parties.

    WE MAY BECOME LIABLE FOR LANDFILL CLOSING COSTS.

    We currently own no landfills, we do operate two landfills and our growth strategy includes acquiring landfills and additional contracts to operate landfills in some markets. If we own landfills, we will have material financial obligations to pay closure and post-closure costs. Operating contracts may also require us to pay all, or some part of, closure and post closure costs. Our obligations to pay closure or post-closure costs for landfills that we may acquire could exceed our reserves or accruals for these costs. This could reduce our earnings in the future which could result in a decline in the market price of our common stock.

    WE ARE SUBJECT TO CHANGING ENVIRONMENTAL REGULATION, WHICH MAY MAKE IT DIFFICULT FOR US TO OBTAIN OR MAINTAIN THE PERMITS AND APPROVALS WE NEED TO OPERATE.

    We are subject to evolving environmental and land use laws and regulations in Canada and the United States. The enactment of additional regulations or the more stringent enforcement of existing regulations could materially and adversely affect our business and financial condition. To own and operate solid waste facilities, we must obtain and maintain licenses or permits, as well as zoning, environmental and/or other land use approvals. It has become increasingly difficult, costly and time-consuming to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. We may not be able to obtain and maintain the permits and approvals we need to own, operate or expand solid waste facilities. Canada and the United States impose stringent controls on the design, operation, closure and post-closure care of solid waste facilities, which could require us to undertake investigatory or remedial activities, curtail operations or close a facility temporarily or permanently. In the future, we may be required to modify, supplement or replace equipment or facilities at substantial costs.

    WE MAY HAVE POTENTIAL ENVIRONMENTAL LIABILITY, WHICH MAY RESULT IN
     SUBSTANTIAL COSTS TO US.

    We are subject to liability for environmental damage at solid waste facilities that we own or operate, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water and the costs of this liability can be very substantial. An uninsured claim against us, if successful and of sufficient magnitude, could increase our costs and liabilities to an unacceptable level. Our potential liability may include damage resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations.

    In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. These businesses may have liabilities that we fail or are unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners.

    Our insurance program may not cover all liabilities associated with environmental cleanup or remediation.

    WE MAY FACE YEAR 2000 RISKS, WHICH MAY RESULT IN UNEXPECTED EXPENSES AND DELAYS IN PAYMENT FOR OUR SERVICES AND IN OUR ABILITY TO CONDUCT NORMAL BANKING OPERATIONS.

    Some computer systems or software used by many companies may be unable to distinguish 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly.

    We believe our most significant Year 2000 risk lies with our banks and major vendors and customers. If these third parties do not complete their Year 2000 modifications on time, we could experience unanticipated expenses and delays, including delays in payment for our services and delays in our ability to conduct normal banking operations. We do not currently have a contingency plan to minimize operational problems if these third parties fail to complete their Year 2000 modifications. However, we are requesting Year 2000 compliance certifications from our banks, major vendors and large and municipal customers, although there can be no assurance that we will receive all requested certifications.

    Internally, we have conducted a review of our computer systems to identify the systems, if any, that could be affected by the Year 2000 issue. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by the Year 2000 issue. However, we use computer systems and software for accounting, billing and truck routing purposes. We have obtained Year 2000 compliance certifications from manufacturers of our main computer systems and software.

RISKS RELATED TO THIS OFFERING

    AFTER THIS OFFERING, EXISTING STOCKHOLDERS WILL OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK.

    After this offering, our officers, directors and existing stockholders will together own 53.3% of our outstanding common stock, or 49.8% if the underwriters exercise their over-allotment option. As a result, these stockholders, if they act together, may be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Capital Environmental. In addition, because our common stock is owned by fewer people, it may be less liquid. This lack of liquidity could depress the market price of our common stock.

    FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    If our existing stockholders sell a large number of shares or if we issue a large number of shares of our common stock in connection with future acquisitions, the market price of our common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares of common stock could depress the market price of the common stock.

    Immediately after this offering, the public market for our common stock will include only the 3,258,725 shares that are being sold in this offering. At that time, there will be an additional 3,717,305 shares of common stock outstanding.

    All of our 3,717,305 additional shares to be held by our existing stockholders, and the outstanding options and warrants to acquire 618,804 common shares are subject to lock-up agreements with the representatives of the underwriters, by which the existing stockholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares within the 180-day period following the date of this prospectus. When the 180-day lock-up period expires, or earlier with the consent of Credit Suisse First Boston, the owners of these shares will be able to sell them in the public market, subject to limitations of the securities laws.

    The majority of the holders of 2,904,406 shares of common stock and 123,084 warrants, have the right to force us to register their shares of common stock with the Securities and Exchange Commission on two occasions after the expiration of the lock-up. The right to force us to register their shares of common stock expires on the date when the holders of two-thirds of the 2,904,406 shares of common stock and 123,084 warrants have disposed of their shares in registered transactions or may, under Rule 144, immediately dispose of their shares. If we register their shares of common stock, they can sell those shares in the public market.

    After this offering, we intend to initially register 15%, or approximately 1,000,000 shares, of the total outstanding shares of our common stock that we have issued or may issue under our stock option plans. If we increase our total outstanding shares of common stock, we will register additional shares so that the stock available for issuance under our stock option plans will be registered. Once we register these shares, they can be sold in the public market upon issuance, subject to vesting provisions.

    After this offering and before the 180-day lock-up period expires, we intend to register an additional 2,600,000 shares of common stock that we may issue in connection with future acquisitions. These shares, if issued within 180 days of the date of this prospectus, will be subject to lock-up agreements.

    YOU WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED.

    If you purchase shares of the common stock in this offering, you will experience immediate and substantial dilution of $12.09 per share, based upon the initial public offering price of $11.00 per share, because the price you pay will be substantially greater than the net tangible book deficit per share of $(1.09) for the shares you acquire. This dilution is due in large part to the fact that prior investors in Capital Environmental paid an average price of $6.29 per share when they purchased their shares of common stock, which is substantially less than the initial public offering price, as well as the fact that a considerable portion of our assets are intangible assets.

    IT MAY BE DIFFICULT TO BRING AND ENFORCE SUITS AGAINST US.

    Capital Environmental is a corporation incorporated in the province of Ontario under the Business Corporations Act (Ontario). A majority of our directors must be residents of Canada, and all or a substantial portion of their assets are located outside of the United States. In addition, a substantial portion of our assets are located in Canada. As a result, it may be difficult for our stockholders to serve notice of a lawsuit on Capital Environmental or our non-U.S. directors within the United States. Because many of our assets are located in Canada, it may be difficult for our stockholders to enforce in the United States judgments of United States courts. Tory Tory DesLauriers & Binnington, our Canadian counsel, has advised us that Canadian courts, for example, have in the past refused to enforce a judgment based solely on United States federal securities laws on the grounds, among others, that those laws had no extraterritorial effect or are penal in nature. Accordingly, our Canadian counsel advises that there is some doubt whether an action of this type could be brought successfully in a Canadian court.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements are found in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described in this prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from the sale of the 2,998,725 shares of common stock offered by Capital Environmental through this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, of $29.1 million, or $34.1 million if the underwriters exercise their over-allotment option in full. Capital Environmental will not receive any proceeds from the sale of shares of common stock in this offering by the selling shareholders.

    We intend to use the net proceeds to repay a portion of the outstanding indebtedness under our credit facility. Our credit facility provides for borrowing capacity of up to $70.0 million, of which approximately $66.5 million was outstanding as of May 15, 1999. Of this outstanding amount, $26.5 million consisted of U.S. dollar loans bearing interest at 7.6% and $40.0 million consisted of Canadian dollar loans bearing interest at 7.3%. Our credit facility will terminate in January 2002 at which time its entire principal amount will become due. The credit facility is used for acquisitions of businesses in the solid waste services industry that meet our acquisition criteria. While we continuously and actively evaluate acquisition candidates, we are not presently negotiating any probable acquisitions. In addition, the proceeds of our credit facility are used for capital expenditures, standby letter of credit and general corporate purposes. The proceeds of our credit facility were used to repay a $14.7 million loan from Dresdner Bank Canada and to redeem common stock. The terms of our credit facility permit us, subject to some restrictions, to redraw on the facility for future acquisitions, capital expenditures and general corporate purposes. The repayment of our debt under the credit facility using the proceeds of this offering may be temporary and we do not expect any permanent decrease in our interest expense in the near future.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. Our Board of Directors currently intends to retain any earnings for use in the operation and expansion of our business and does not anticipate paying any dividends on the common stock for the foreseeable future. Additionally, our credit facility restricts our ability to pay cash dividends on our common stock.

                                 EXCHANGE RATES

    The following table sets forth:

    - the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of each of the periods indicated;

    - the average of exchange rates in effect on the last day of each month during these periods; and

    - the high and low exchange rates during these periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
Rate at End of Year........................................  $  0.7143  $  0.7353  $  0.7299  $  0.6991  $  0.6504
Average Rate during Year...................................     0.7299     0.7299     0.7353     0.7223     0.6740
High.......................................................     0.7642     0.7533     0.7526     0.7493     0.7105
Low........................................................     0.7097     0.7009     0.7212     0.6945     0.6341

On April 15, 1999, the noon buying rate for Canadian dollars was $0.6709=C$1.00

                                    DILUTION

    The net tangible book deficit of our common stock, excluding the redeemable common stock, as of December 31, 1998 was $(53.0) million, or $(26.60) per share. After giving effect to our sale of 2,998,725 shares of common stock offered by Capital Environmental through this prospectus at the initial public offering price of $11.00 per share and application of the estimated net proceeds therefrom, and after deducting the underwriting discounts and estimated offering expenses payable by us, our net tangible book deficit as adjusted as of December 31, 1998 would have been $(7.6) million, or $(1.09) per share. The adjusted book value also gives effect to the recapitalization, the issuance of an additional 106,128 shares of common stock and the payment of $459,000, in each case, as a purchase adjustment price for a previous acquisition, and the repurchase of 500,175 shares of redeemable common stock, which will occur upon the closing of this offering. This represents an immediate increase in net tangible book value as adjusted of $25.51 per share to existing stockholders, and an immediate dilution in net tangible book value as adjusted of $12.09 per share to new investors purchasing shares of common stock in this offering.

    The following table illustrates the per share dilution as described above:

Initial public offering price.............................             $   11.00
  Net tangible book deficit before this offering..........  $  (26.60)
  Increase attributable to recapitalization...............      17.35
  Increase attributable to new investors..................       8.16
                                                            ---------
Net tangible book value as adjusted after this offering...                 (1.09)
                                                                       ---------
Dilution to new investors.................................             $   12.09
                                                                       ---------
                                                                       ---------

    These calculations do not include shares reserved for issuance upon the exercise of stock options and warrants.

    If the underwriters exercise their over-allotment option in full, the net tangible book deficit as adjusted would be $(0.35) per share, resulting in dilution to new investors purchasing shares in the offering of $11.35 per share.

    The following table sets forth, as of December 31, 1998, the number of shares of common stock issued by Capital Environmental, reflecting the reclassification of 280,240 shares of redeemable common stock into 280,240 shares of common stock, the conversion of 400,000 shares of redeemable convertible class "B" special stock into 484,645 shares of common stock, the conversion of 8,000 shares of convertible preference stock to 1,107,750 shares of common stock and the issuance of 106,128 shares of common stock described above. The table shows the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, at the initial public offering price of $11.00 per share:

                                                   SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                -----------------------  --------------------------   PRICE PER
                                                  NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                ----------  -----------  -------------  -----------  -----------
Existing stockholders (1).....................   3,972,521        57.0%  $  24,981,000        43.1%   $    6.29
New investors.................................   2,998,725        43.0      32,986,000        56.9    $   11.00
                                                ----------       -----   -------------       -----
    Total.....................................   6,971,246       100.0%     57,967,000       100.0%
                                                ----------       -----   -------------       -----
                                                ----------       -----   -------------       -----

------------------------
(1) Sales by the selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to 3,712,521 shares or approximately 53.3% (approximately 49.8% if the underwriters' over-allotment option is exercised in full) of the total number of shares of common stock outstanding after this offering.

    As of April 15, 1999, we had outstanding warrants and stock options exercisable for 618,804 shares of common stock at a weighted average exercise price of C$10.35 per share ($6.94 at April 15, 1999). We may issue additional shares to effect future business acquisitions or upon exercise of stock options granted in the future or other equity awards, which could result in additional dilution to then existing stockholders. See "Management--Executive Compensation--Stock Options," "--1997 Stock Option Plan" and "--1999 Stock Option Plan."

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Capital Environmental at December 31, 1998 and the capitalization of Capital Environmental at December 31, 1998, as adjusted. This table should be read in conjunction with our consolidated financial statements and notes which are included elsewhere in this prospectus. See "Use of Proceeds" and "Description of Capital Stock."

For purposes of this table:

    - the "As Adjusted" column gives effect to the repurchase for $6.9 million of 500,175 shares of redeemable common stock with an ascribed value of $5.2 million;

    - the "As Further Adjusted" column gives effect to the sale of the common stock offered in this prospectus at the initial public offering price of $11.00 per share, the application of estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, and the recapitalization as defined elsewhere in this prospectus and, the issuance of an additional 106,128 shares of common stock and the payment of $459,000, in each case as a purchase price adjustment for a previous acquisition;

    - the entire net proceeds raised have been applied to reduce outstanding indebtedness under our credit facility; and

    - the common stock shown under "Stockholders' Equity" excludes 632,652 shares issuable on the exercise of warrants and options outstanding at December 31, 1998 at a weighted average exercise price of C$10.52, or $6.84 at December 31, 1998, per share.

                                                                                        DECEMBER 31, 1998
                                                                               -----------------------------------
                                                                                                       AS FURTHER
                                                                                ACTUAL    AS ADJUSTED   ADJUSTED
                                                                               ---------  -----------  -----------

                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term obligations.....................................  $   3,899   $   2,201    $   2,201
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Long-term obligations, net:
  Senior debt................................................................  $  41,701   $  48,601    $  18,916
  Subordinated debt..........................................................     10,720      10,720       10,720
  Other......................................................................      2,168       2,168        2,168
  Redeemable convertible preference stock, unlimited shares authorized; 8,000 shares issued and outstanding actual; 8,000 shares issued and outstanding
    as adjusted; no shares issued and outstanding as further adjusted........      5,748       5,748           --
  Redeemable convertible class "B" special stock, 400,000 shares authorized;
    400,000 shares issued and outstanding actual; 400,000 shares issued and outstanding as adjusted; no shares issued and outstanding as further
    adjusted.................................................................      7,455       7,455           --
  Redeemable common stock, 780,415 shares issued and outstanding actual;
    280,240 shares issued and outstanding as adjusted; no shares issued and
    outstanding as further adjusted..........................................      8,743       3,541           --
  Stockholders' equity:
    Common stock, unlimited shares authorized; 1,993,758 issued and outstanding actual; 1,993,758 shares issued and outstanding as adjusted; 6,971,246 shares issued and outstanding as further
      adjusted...............................................................      7,528       7,528       54,116
    Accumulated comprehensive loss...........................................     (1,157)     (1,157)      (1,157)
    Accumulated deficit......................................................       (879)       (879)        (879)
                                                                               ---------  -----------  -----------
      Total stockholders' equity.............................................      5,492       5,492       52,080
                                                                               ---------  -----------  -----------
      Total capitalization...................................................  $  82,027   $  83,725    $  83,884
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated statements of operations and balance sheet data of Capital Environmental and our predecessor, Western Waste Services Inc., for the periods indicated. The financial data for the periods ended October 31, 1995, October 31, 1996 and June 5, 1997 has been derived from Western Waste's audited consolidated financial statements included elsewhere in this prospectus. The financial data as of December 31, 1997 and December 31, 1998 and for the period ended December 31, 1997 and the year ended December 31, 1998 has been derived from Capital Environmental's audited consolidated financial statements included elsewhere in this prospectus.

    You should read the selected consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Capital Environmental's consolidated financial statements and notes thereto, and the consolidated financial statements and notes thereto of Western Waste included elsewhere in this prospectus.

    The "As Adjusted" column in the balance sheet data is adjusted to give effect to the sale of the common stock offered by Capital Environmental in this prospectus at the initial public offering price of $11.00 per share, the application of the estimated net proceeds from this offering, the recapitalization, the issuance of an additional 106,128 shares of common stock and the payment of $459,000, in each case as a purchase price adjustment for a previous acquisition, and the repurchase of 500,175 shares of redeemable common stock, as if these events had occurred on December 31, 1998. See "Use of Proceeds" and "Capitalization." The redeemable capital stock includes redeemable convertible preference stock, redeemable class "B" special stock, and redeemable common stock. See "Capitalization."

                                           WESTERN WASTE
                           ----------------------------------------------         CAPITAL ENVIRONMENTAL
                             PERIOD FROM                                   ------------------------------------
                              INCEPTION                                       PERIOD FROM
                            (NOVEMBER 22,        YEAR        PERIOD FROM       INCEPTION
                            1994) THROUGH        ENDED       NOVEMBER 1,    (MAY 23, 1997)          YEAR
                             OCTOBER 31,      OCTOBER 31,    1996 THROUGH       THROUGH             ENDED
                                1995             1996        JUNE 5, 1997  DECEMBER 31, 1997  DECEMBER 31, 1998
                           ---------------  ---------------  ------------  -----------------  -----------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues.................     $   1,018       $     7,421     $    5,680     $      15,089      $      62,056
Cost of operations.......           560             5,257          3,472            10,676             43,002
Selling, general and
  administrative
  expenses...............           419             2,017          1,658             1,389              8,490
Depreciation and
  amortization...........           115               741            612             1,154              4,890
Start-up and integration
  costs..................            --                --             --               270                602
Absorption of acquisition
  and transition
  costs(1)...............            --                --             --             4,055                 --
                                 ------     ---------------  ------------  -----------------  -----------------
Income (loss) from
  operations.............           (76)             (594)           (62)           (2,455)             5,072
Interest (expense)
  income, net............            10                (8)          (176)             (898)            (3,139)
                                 ------     ---------------  ------------  -----------------  -----------------
Income (loss) before
  income taxes and
  minority interest......           (66)             (602)          (238)           (3,353)             1,933
Income tax (provision)
  benefit................          (190)             (508)          (573)            1,398               (740)
Minority interest........            --                --             --              (117)                --
                                 ------     ---------------  ------------  -----------------  -----------------
Net income (loss)........     $    (256)      $    (1,110)    $     (811)    $      (2,072)     $       1,193
                                 ------     ---------------  ------------  -----------------  -----------------
                                 ------     ---------------  ------------  -----------------  -----------------
Basic net income (loss)
  per share..............                                                    $       (1.51)     $        0.52
                                                                           -----------------  -----------------
                                                                           -----------------  -----------------
Shares used in
  calculating basic net
  income (loss) per
  share..................                                                        1,374,220          2,304,847
Diluted net income (loss)
  per share..............                                                    $       (1.51)     $        0.29
                                                                           -----------------  -----------------
                                                                           -----------------  -----------------
Shares used in
  calculating diluted net
  income (loss) per
  share..................                                                        1,374,220          4,174,172

                                           WESTERN WASTE
                           ----------------------------------------------         CAPITAL ENVIRONMENTAL
                             PERIOD FROM                                   ------------------------------------
                              INCEPTION                                       PERIOD FROM
                            (NOVEMBER 22,        YEAR        PERIOD FROM       INCEPTION
                            1994) THROUGH        ENDED       NOVEMBER 1,    (MAY 23, 1997)          YEAR
                             OCTOBER 31,      OCTOBER 31,    1996 THROUGH       THROUGH             ENDED
                                1995             1996        JUNE 5, 1997  DECEMBER 31, 1997  DECEMBER 31, 1998
                           ---------------  ---------------  ------------  -----------------  -----------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER DATA:
Net cash provided by
  (used in) operating
  activities.............     $     257       $       256     $     (556)    $       1,167      $       2,708
Net cash used in
  investing activities...        (2,396)          (10,974)        (1,189)          (12,529)           (36,185)
Net cash provided by
  financing activities...         6,485             6,861          2,759            13,918             32,313
Adjusted EBITDA..........            39               147            550             3,024             10,564
Adjusted EBITDA margin...           3.8%              2.0%           9.7%             20.0%              17.0%

                                                                                             AS OF DECEMBER 31,
                                                                                AS OF               1998
                                                                             DECEMBER 31,  ----------------------
                                                                                 1997       ACTUAL    AS ADJUSTED
                                                                             ------------  ---------  -----------
BALANCE SHEET DATA:
Cash.......................................................................   $    2,473   $   1,060   $   1,060
Working capital, including cash............................................        2,475        (994)       (994)
Property and equipment, net................................................       19,174      25,909      25,909
Total assets...............................................................       50,495      98,337      98,496
Long-term debt, net(2).....................................................       29,022      54,589      31,804
Redeemable capital stock...................................................       13,203      21,946          --
Total stockholders' equity.................................................       (1,424)      5,492      52,080

------------------------

(1) Represents the absorption of acquisition and transition costs associated with the acquisition of selected assets of Canadian Waste. See Note 2 of the Notes to Capital Environmental's Consolidated Financial Statements.

(2) Excludes current portion of long-term debt. See Note 4 of the Notes to Capital Environmental's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THIS DISCUSSION IN CONJUNCTION WITH CAPITAL ENVIRONMENTAL'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR PREDECESSOR, WESTERN WASTE, AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING WITHOUT LIMITATION THOSE SET FORTH IN "RISK FACTORS" AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY.

BACKGROUND INFORMATION ON OUR HISTORY AND GROWTH

    Capital Environmental is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets in Canada in the provinces of Ontario, Alberta and British Columbia, and in the northern United States in the states of New York and Pennsylvania. As of December 31, 1998, we served more than 540,000 commercial, industrial and residential customers. Since commencing operations, we have acquired 29 collection operations, eight transfer stations, six recycling processing facilities and a contract to operate two landfills.

    Capital Environmental was incorporated on May 23, 1997. On June 6, 1997, we purchased selected assets located in Ontario, Alberta and British Columbia from Canadian Waste Services Inc., and acquired 50% of the outstanding shares of common stock of Western Waste from USA Waste Inc. We have experienced substantial growth since our formation which has affected our financial results in several significant ways, including the following:

        SUBSTANTIAL GROWTH FROM ACQUISITIONS. Since commencing operations, we have acquired 28 solid waste services businesses in Canada and the United States. All of these acquisitions were and will be accounted for under the purchase method of accounting. Accordingly, these acquisitions have given rise to significant increases in goodwill on our balance sheet and increased amortization expense on our statement of operations. Further, as purchase transactions, we have recognized revenues and earnings from the date of acquisition. As a result, we believe that period-to-period comparisons of our historical operating results are not necessarily indicative of what our results would have been had these acquisitions occurred at the beginning of the periods presented.

        MANAGEMENT CAPABILITIES. Since our formation, we have assembled a management team with substantial experience in the solid waste industry. We believe that our management team has the ability to manage our operations as they expand. Therefore, we believe that the amount of selling, general and administrative expenses is likely to decline as a percentage of revenues as we grow.

        FORMATION RELATED CHARGES. In connection with the acquisition of selected assets of Canadian Waste in June 1997 and other formation related activities, we have expensed certain start-up, integration and organization costs. We also incurred $4.1 million of expense during the year ended December 31, 1997 for the absorption of acquisition and transition costs. These costs represent amounts paid to Canadian Waste for a list of customers which we could solicit to provide selected services. We also received transition services and the right to share use of some Canadian Waste facilities during a transition period which expired December 31, 1997. We believe that these formation-related charges will not have a material impact on our financial statements in the future.

        MINORITY INTEREST. Following our original acquisition of shares of Western Waste, we purchased an additional 16.7% interest in Western Waste and on November 1, 1997, we purchased the remaining 33.3% interest in Western Waste, giving us a 100% ownership stake in Western Waste.

    As a result, no minority interest has been included in our consolidated statement of operations for the periods from November 1, 1997 to December 31, 1998.

CAPITAL ENVIRONMENTAL'S ACCOUNTING POLICIES

    REVENUES. Capital Environmental's revenues are attributable primarily to fees charged to customers for solid waste collection, transfer, recycling services and management of landfills. We derive a substantial portion of our collection revenues from commercial, industrial and residential services, which are frequently performed under contracts with municipalities or pursuant to service agreements with businesses or subscription arrangements with homeowners. See "Business." Revenues for the year ended December 31, 1998 were attributable to the following services:

Commercial and industrial collection.................................       60.0%
Residential collection...............................................       19.1
Commercial and residential recycling.................................        1.6
Transfer station.....................................................        8.0
Contract management and other specialized services...................       11.3
                                                                       ---------
                                                                       ---------
    Total............................................................      100.0%

Contract management revenue is generated from exclusive contracts to provide comprehensive waste management services to large companies on a national or regional basis. Revenues from the management of landfills are included in residential collection revenue. We do not own any landfills and, therefore, have not generated disposal revenues.

    Our prices for collection services are typically determined by the frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged by competitors for similar services. Our ability to pass on price increases is sometimes limited by the terms of our contracts. Our long-term solid waste collection contracts with municipalities typically contain a formula, generally based on a predetermined published price index, for automatic adjustment of fees to cover increases in some, but not all, operating costs plus a pass-through of any disposal costs increases.

    EXPENSES. Cost of operations include labor, fuel, equipment maintenance, tipping fees paid to third-party disposal facilities, worker's compensation and vehicle insurance, the cost of materials purchased to be recycled, subcontractor expense and local, state or provincial taxes. We own and operate eight transfer stations, which reduce our costs by improving utilization of collection personnel and equipment and by consolidating the waste stream to gain access to remote landfills with lower disposal rates. We have obtained long-term disposal agreements in some of our markets which we believe are at or below market disposal rates. There can be no assurance that these contracts can be renewed on favorable terms. In the northern United States and Canada, we provide waste collection and recycling services to several industrial, commercial and institutional customers on a national or regional basis. These clients are serviced in part through subcontractors. Subcontracting costs are included in cost of operations and operating margins on contract management accounts are lower than for our core business.

    Selling, general and administrative expenses include management, clerical, financial, accounting and administrative compensation and overhead costs associated with our marketing and sales force, professional services and community relations expense.

    Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight line method, the amortization of goodwill over 40 years and the amortization of other intangible assets over appropriate time periods. All business acquisitions to date have been accounted for using the purchase method of accounting, and the respective purchase prices have been allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. We capitalize some third-party expenditures relating to pending acquisitions or development projects, such as legal and engineering expenses. All indirect acquisition costs, such as executive salaries, corporate overhead, public relations and other corporate services, are expensed as incurred. Our policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion thereof that we estimate to be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that is not successfully completed. We routinely evaluate all capitalized costs, and expense those related to projects we believe are not likely to be successful.

    As we do not currently own any landfills, we do not accrue for estimated landfill closure and post-closure maintenance costs. We manage two municipally owned non-hazardous waste landfill sites under a contract that expires in 2001. The liability for closure and post-closure liabilities for the landfills remains with the owners of the sites. If we acquire landfill sites in the future, we will provide accruals for future closure and post-closure costs of landfills based on engineering estimates of consumption of permitted landfill airspace over the useful life of the landfill.

    GOODWILL. At December 31, 1998, approximately 55% of the assets on our balance sheet consisted of goodwill.

    Goodwill represents the excess of the purchase price that we have paid for each business acquired over the fair value of the net identifiable assets acquired. Goodwill can reflect different things for each business acquisition, including factors such as market share, market recognition, competitive position and management, customer and employee loyalty. Goodwill is an accumulation of various factors that we believe will lead to profits above those that might normally be expected from just acquiring the tangible assets of that business.

    We presently amortize our goodwill over 40 years. We have selected this number of years based on our expectation of the on-going future cash flows associated with our businesses and our belief that, with proper management and integration of the acquired businesses, and the economies of scale that we can achieve, the value of this goodwill will endure as a long-lived asset. Unlike other industries, our industry is not prone to the risks of rapid changes in technology. Amortizing goodwill over 40 years is the standard used by virtually all of our peers in our industry and we believe that it is important that our financial results be prepared on a basis consistent with industry standards, where appropriate.

    Generally accepted accounting principles require that we continually evaluate the value and future benefit of our goodwill to ensure that it is not impaired and we must also assess its estimated life, as facts and circumstances might change which could require us to use a shorter amortization period. Under this approach, the carrying value of our goodwill would be reduced as it becomes probable that our best estimate for expected future cash flows of the related businesses would be less than the carrying amount of the goodwill over the remaining amortization period. To date there have been no adjustments required to the carrying amounts of our goodwill.

BASIS OF PRESENTATION

    We consider Western Waste to be a predecessor for financial reporting purposes. For this reason, historical financial statements for Western Waste are included in the financial presentation in this prospectus. The periods include the year ended October 31, 1996, and the period from November 1, 1996 through June 5, 1997. Financial statements for Capital Environmental are presented on a consolidated basis for the period from inception (May 23, 1997) through December 31, 1997, and the year ended December 31, 1998.

    WESTERN WASTE SERVICES INC. The financial statements of Western Waste include the accounts of its wholly owned subsidiaries Lacey Garbage Disposal Ltd. from March 1, 1996 and West Coast Waste Systems Inc. from December 1, 1995. These acquisitions were accounted for by Western Waste using the purchase method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed.

    CAPITAL ENVIRONMENTAL RESOURCE INC. Financial statements for Capital Environmental are presented on an audited consolidated basis for the period from inception (May 23, 1997) through December 31, 1997, and for the year ended December 31, 1998.

    The consolidated financial statements of Capital Environmental for the period from inception (May 23, 1997) through December 31, 1997 include the accounts of its wholly owned subsidiary Western Waste since November 1, 1997. Prior to this date, the 33.33% interest in Western Waste not owned by us was accounted for as a minority interest. The consolidated financial statements for the year ended December 31, 1998 include the accounts of Western Waste, Rubbish Removal commencing January 2, 1998, and General Environmental Technical Services, Inc. and J.V. Services of Western N.Y., Inc. (collectively, "GETS") commencing October 1, 1998, as well as other small acquisitions completed during the year.

    Due to the nature of our growth through acquisitions, and the fact that these acquisition dates do not coincide with the year end dates for audited financial statement purposes, the selection of comparative periods which include an identical number of months is not possible. However, in order to provide meaningful comparative analysis of operations, the following financial statements have been included in the results of operations discussion that follows:

FOR THE YEAR ENDED OCTOBER 31,     The consolidated statement of operations for Western
1996                               Waste for the twelve months ended October 31, 1996.

FOR THE PERIOD FROM NOVEMBER 1,    The consolidated statement of operations for Western
1996 THROUGH JUNE 5, 1997          Waste for the period from November 1, 1996 through June
                                   5, 1997.

FOR THE PERIOD FROM INCEPTION      The consolidated statement of operations for Capital
(MAY 23, 1997) THROUGH DECEMBER    Environmental for the period from inception (May 23,
31, 1997                           1997) through December 31, 1997.

FOR THE YEAR ENDED DECEMBER 31,    The consolidated statement of operations for Capital
1998                               Environmental for the twelve months ended December 31,
                                   1998.

FOR THE THREE MONTHS ENDED MARCH   The unaudited consolidated financial information for the
31, 1999 AND 1998                  three months ended March 31, 1999 and 1998.

UNAUDITED QUARTERLY RESULTS OF OPERATIONS FOR THE FIRST THREE
MONTHS OF 1999 COMPARED TO THE FIRST THREE MONTHS OF 1998

    The following information is based on unaudited consolidated financial information for the three months ended March 31, 1999 and 1998. The unaudited financial information may not be indicative of our consolidated financial information for the full year ending December 31, 1999.

                                                                         THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                           MARCH 31, 1998       MARCH 31, 1999
                                                                         -------------------  -------------------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                                SHARE AND PER SHARE DATA)
Revenues...............................................................     $      11,965        $      17,876
Cost of operations.....................................................             8,145               12,012
Selling, general and administrative expenses...........................             1,787                2,338
Depreciation and amortization..........................................             1,115                1,533
                                                                         -------------------  -------------------
Income from operations.................................................               918                1,993

Interest expense, net..................................................               551                1,250

Income from continuing operations before income taxes..................               367                  743

Income tax provision...................................................               140                  267
                                                                         -------------------  -------------------
Net income.............................................................     $         227        $         476

Basic net income per share.............................................     $        0.12        $        0.19
                                                                         -------------------  -------------------
                                                                         -------------------  -------------------
Shares used in calculating basic net income per share..................         1,922,396            2,447,680
                                                                         -------------------  -------------------
                                                                         -------------------  -------------------
Diluted net income per share...........................................     $        0.06        $        0.11
                                                                         -------------------  -------------------
                                                                         -------------------  -------------------
Shares used in calculating diluted net income per share................         3,756,513            4,358,406
                                                                         -------------------  -------------------
                                                                         -------------------  -------------------

    Revenues for the three months ended March 31, 1999 increased 49% to $17.9 million from $12.0 million in the same period in 1998. Income from operations increased 117% to $2.0 million from $918,000 in the same period in 1998.

    Net income for the three months ended March 31, 1999, increased 110% to $476,000 from $227,000 in the same period in 1998. Fully diluted net income per share was $0.11 compared to $0.06 in the first quarter of 1998.

    The increase in revenues and net income is predominately the result of numerous acquisitions made since the first quarter of 1998 and internal growth.

    Working capital, long-term debt and equity were $3.5 million, $71.5 million and $22.7 million at March 31, 1999, respectively. The equity figure includes the redeemable stock. Capital expenditures during the three months ending March 31, 1999 were $2.0 million.

    EBITDA, which represents operating income plus depreciation and amortization, was $3.5 million for the three months ending March 31, 1999 as compared to $2.0 million for the same period in 1998.

RESULTS OF OPERATIONS

    The following table sets forth items in Western Waste's Consolidated Statement of Operations and Capital Environmental's consolidated statement of operations as a percentage of revenues, with the corresponding dollar amounts and other financial data, for the periods indicated:

                                                        PERIOD FROM           PERIOD FROM
                                                      NOVEMBER 1, 1996         INCEPTION
                                                                             (MAY 23, 1997)
                                   YEAR ENDED             THROUGH               THROUGH              YEAR ENDED
                                OCTOBER 31, 1996        JUNE 5, 1997       DECEMBER 31, 1997     DECEMBER 31, 1998
                              --------------------  --------------------  --------------------  --------------------
                                                              (DOLLARS IN THOUSANDS)
Revenues....................  $   7,421      100.0% $   5,680      100.0% $  15,089      100.0% $  62,056      100.0%
Cost of operations..........      5,257       70.8      3,472       61.1     10,676       70.8     43,002       69.3
Selling, general and
  administrative expenses...      2,017       27.2      1,658       29.2      1,389        9.2      8,490       13.7
Depreciation and
  amortization..............        741       10.0        612       10.8      1,154        7.6      4,890        7.9
Start-up and integration....         --         --         --         --        270        1.8        602        0.9
Absorption of acquisition
  and transition costs......         --         --         --         --      4,055       26.9         --         --
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations................       (594)      (8.0)       (62)      (1.1)    (2,455)     (16.3)     5,072        8.2
Interest expense............         (8)      (0.1)      (176)      (3.1)      (898)      (5.9)    (3,139)      (5.1)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes and minority
  interest..................       (602)      (8.1)      (238)      (4.2)    (3,353)     (22.2)     1,933        3.1
Income tax (provision)
  benefit...................       (508)      (6.8)      (573)     (10.8)     1,398        9.3       (740)      (1.2)
Minority interest...........         --         --         --         --       (117)      (0.8)        --         --
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........  $  (1,110)     (14.9)% $    (811)      14.3% $  (2,072)     (13.7)% $   1,193       1.9%
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA.............  $     147        2.0% $     550        9.7% $   3,024       20.0% $  10,564       17.0%

CAPITAL ENVIRONMENTAL--YEAR ENDED DECEMBER 31, 1998 VS. PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1997

    REVENUES. Total revenues for the year ended December 31, 1998 were $62.1 million compared to $15.1 million for the period ended December 31, 1997. The $47.0 million increase in revenues was attributable to the inclusion of a full twelve months of operating results, operating results for businesses acquired prior to December 31, 1997, operating results for the 17 businesses acquired during the year ended December 31, 1998 and internal growth.

    COST OF OPERATIONS. Cost of operations for the year ended December 31, 1998 were $43.0 million compared to $10.7 million for the period ended December 31, 1997. The increase in cost of operations was attributable primarily to increases in our revenues described above. As a percentage of revenues, cost of operations declined to 69.3% for the year ended December 31, 1998 from 70.8% for the period ended December 31, 1997. This marginal decrease was attributable primarily to the contribution of revenue growth towards fixed costs, offset in part by acquisitions of businesses in new markets with margins lower than those of our existing operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1998 were $8.5 million compared to $1.4 million for the period ended

December 31, 1997. The increase was attributable to the effect of the full year's results and the acquisitions described above plus the addition of service and market area and corporate staff during 1998. As a percentage of revenues, selling, general and administrative expenses increased to 13.7% for the year ended December 31, 1998 from 9.2% for the period ended December 31, 1997. The increase was attributable to the investment in corporate overhead to support the planned growth in future revenues.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the year ended December 31, 1998 was $4.9 million compared to $1.2 million for the period ended December 31, 1997. The increase was primarily due to the inclusion of a full year's operating results, increased depreciation arising as a result of vehicles and containers acquired, a change in our depreciation rates whereby the maximum estimated life of steel containers was reduced to 12 years from 20 years as of January 1, 1998, and increased amortization of goodwill arising as a result of businesses acquired. As a percentage of revenues, depreciation and amortization expense increased to 7.9% for the year ended December 31, 1998 from 7.6% for the period ended December 31, 1997. The increase was attributable to the change in lives of our containers offset by revenue growth exceeding depreciation and amortization for new additions.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1998 was $3.1 million compared to $898,000 for the period ended December 31, 1997. The increase resulted from approximately $25.6 million of new debt incurred to complete acquisitions during 1998 and the inclusion of a full fiscal year of operations.

    INCOME TAXES. Income tax expense for the year ended December 31, 1998 was $740,000 compared to an income tax benefit of $1.4 million for the period ended December 31, 1997. For the period ended December 31, 1997, the income tax benefit was due to expected recovery of tax benefits related to the net operating loss carryforwards generated in the period.

WESTERN WASTE--PERIOD ENDED JUNE 5, 1997 VS. YEAR ENDED OCTOBER 31, 1996

    REVENUES. Total revenues for the period ended June 5, 1997 were $5.7 million compared to $7.4 million for the year ended October 31, 1996. On an annualized basis, the growth in revenues was attributable primarily to the inclusion of the full period operating results of acquisitions made during the year ended October 31, 1996.

    COST OF OPERATIONS. Cost of operations for the period ended June 5, 1997 was $3.5 million compared to $5.3 million for the year ended October 31, 1996. On an annualized basis, the increase in cost of operations was attributable primarily to increases in our revenues described above. As a percentage of revenues, cost of operations declined to 61.1% for the period ended June 5, 1997 from 70.8% for the year ended October 31, 1996. The decrease was attributable primarily to operating enhancements achieved by consolidating acquired operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the period ended June 5, 1997 were $1.7 million compared to $2.0 million for the year ended October 31, 1996. On an annualized basis, the increase was primarily attributable to the impact of acquisitions described above. As a percentage of revenues, selling, general and administrative expenses increased to 29.2% for the period ended June 5, 1997 from 27.2% for the year ended October 31, 1996. The increase was attributable to the impact of the acquisitions.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the period ended June 5, 1997 was $612,000 compared to $741,000 for the year ended October 31, 1996. The increase on an annualized basis was primarily due to increased depreciation arising as a result of vehicles and containers acquired and increased amortization of goodwill arising as a result of the full year effect of selected acquisitions during the year ended October 31, 1996. As a percentage of revenues, depreciation and amortization expense increased to 10.8% for the period ended June 5, 1997 as compared to 10.0% for the year ended October 31, 1996. The increase was attributable to a proportionately larger amount of non-current assets being comprised of goodwill that was amortized over 40 years.

    INTEREST EXPENSE. Interest expense for the period ended June 5, 1997 was $176,000 compared to $8,000 for the year ended October 31, 1996. The increase resulted from capital leases and term debt incurred in late 1996.

    INCOME TAXES. We recorded income taxes of $573,000 for the period ended June 5, 1997 compared to $508,000 for the year ended October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The solid waste management business is capital intensive. Our capital requirements include acquisitions, working capital increases and fixed asset replacement. We plan to meet our capital needs through various financing sources, including internally generated funds and debt and equity financing.

    As of December 31, 1998, we had adjusted working capital of $2.9 million, excluding the current portion of long-term debt and accrued purchase liabilities, and including cash and cash equivalents of $1.1 million. Our strategy is generally to apply the cash generated from our operations that remains available after satisfying our working capital and capital expenditure requirements to reduce our indebtedness under our credit facility and to minimize our cash balances. We finance our working capital requirements from internally generated funds and bank borrowings.

    During 1998, we financed our growth through an equity private placement, borrowings under a credit facility and the issuance of common stock to sellers. In June 1998, we raised C$10.0 million for acquisitions through the sale to our existing investors of 553,869 shares of common stock. In September 1997, we entered into the credit facility to provide for borrowing capacity up to C$45.5 million ($29.6 million at December 31, 1998). During 1998, we amended this facility to provide for borrowings of up to C$67.5 million ($44.1 million at December 31, 1998). On January 29, 1999, we amended the credit facility to provide for borrowings of up to $65.0 million. In March 1999, we increased the amount of available borrowings to $70.0 million. Finally, during the year ended December 31, 1998, we issued 787,338 shares of common stock to the owners of acquired businesses, some of which are redeemable.

    For the year ended December 31, 1998, net cash provided by operations was $2.7 million and was primarily generated by net income and non-cash items. For the period from inception (May 23, 1997) through December 31, 1997, net cash provided by operations was $1.2 million.

    For the year ended December 31, 1998, net cash used in investing activities was $36.2 million. Most of this was used to fund the cash portion of the acquisitions of Rubbish Removal, GETS and 15 other small businesses. Of the net cash used in investing activities, we spent $3.7 million for trucks, containers and information systems. For the period from inception (May 23, 1997) through December 31, 1997, net cash used in investing activities was $12.5 million, which was used predominantly for capital expenditures, including the purchase of selected assets of Canadian Waste.

    Capital expenditures for 1999 are currently expected to be approximately $9.0 million and are expected to be utilized primarily for vehicle and equipment additions and replacements. We intend to fund our planned 1999 capital expenditures principally through internally generated funds, capital leases and borrowings under our credit facility.

    For the year ended December 31, 1998, net cash provided by financing activities was $32.3 million. This was provided by net borrowings of $25.7 million, and the issuance of capital stock in the amount of $6.7 million. At December 31, 1998, we had approximately $56.7 million of long-term debt outstanding, including the current portion. For the period from inception (May 23, 1997) through

December 31, 1997, net cash provided by financing activities was $13.9 million, which was provided by net borrowings of $8.3 million and $5.7 million from the sales of common and preference stock.

    We have a $70.0 million credit facility with a syndicate of banks led by Bank of America National Trust and Savings Association, as United States agent, Bank of America Canada as Canadian agent and Canadian Imperial Bank of Commerce as co-agent. As of May 15, 1999, approximately $66.5 of our credit facility was outstanding. The credit facility is secured by all of our assets, including our interest in the equity securities of our subsidiaries. Under our credit facility, the interest rate on U.S. dollar loans differs from the interest rate on Canadian dollar loans. U.S. dollar loans bear interest at a LIBOR-based rate or the lender's base rate plus applicable margin, plus 0.5%, for loans at a base interest rate. Our Canadian dollar loans bear interest at a Bankers Acceptance or a Canadian lender's prime rate plus applicable margin. Of the $66.5 million outstanding amount of our loans, $26.5 million consisted of U.S. dollar loans bearing interest at 7.6% and $40.0 million consisted of Canadian dollar loans bearing interest at 7.3%. The credit facility will terminate in January 2002 at which time its entire principal amount will become due. The credit facility requires us to maintain fixed financial ratios and satisfy other predetermined requirements, such as a minimum net worth, a minimum interest coverage ratio, a maximum debt to EBITDA ratio and a maximum senior debt to EBITDA ratio and imposes annual restrictions on capital expenditures. The credit facility also restricts our ability to incur or assume other debt for borrowed money or capital leases to fixed amounts and requires the lenders' approval for acquisitions where the purchase price exceeds the greater of $10.0 million or 10% of our total consolidated assets and for landfill acquisitions which expose us to liability for environmental risks in excess of a fixed amount. As of May 15, 1999, an aggregate of $1.3 million was unused and available under our credit facility after taking into account letters of credit of $2.2 million. The weighted average rate of interest on outstanding borrowings under the credit facility was 7.4% as of May 15, 1999.

INFLATION

    To date, inflation has not had a significant effect on our operations. Consistent with industry practice, many of our contracts provide for a pass-through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. We believe, therefore, that we should be able to implement price increases to offset many cost increases resulting from inflation. However, competitive pressures may require us to absorb at least part of these cost increases, particularly during periods of high inflation.

IMPACT OF CURRENCY FLUCTUATIONS

    We generate revenues and incur expenses in the Canadian dollar and in the U.S. dollar. For the year ended December 31, 1998, approximately 67.7% of revenues and 65.6% of income before interest and taxes was generated by operations in Canada. To the extent the U.S. dollar rises or falls in relation to the Canadian dollar, net revenues earned in Canadian dollars will decrease or increase, respectively, upon translation into U.S. dollars for accounting purposes. If we expand further into the United States, we expect the impact of variability of foreign exchange rates on Canadian generated income before taxes will decrease in future years.

    During 1998, the unrealized exchange loss on translation of the Canadian operations into U.S. dollars for reporting purposes amounted to $1,006. This loss is reported as a separate component of stockholder's equity. The corresponding loss in the period from inception until December 31, 1997 was $151.

    Realized and unrealized exchange gains and losses on foreign denominated monetary balances and transactions have been immaterial to date.

SEASONALITY

    We expect our results of operations to vary seasonally, with revenues typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the third quarter. We attribute this seasonality to a number of factors. First, we believe less solid waste is generated during the late fall, winter and early spring because of decreased construction and demolition. Second, some of our operating costs are higher in the winter months because winter weather conditions slow waste collection activities, resulting in higher labor costs, and rain and snow increase the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Also, during the summer months, there are more tourists and part-time residents in some of our service areas in Ontario, resulting in more residential and commercial collection. Consequently, we expect operating income to be generally lower during the winter.

IMPACT OF YEAR 2000

    Some computer systems or software used by many companies may be unable to distinguish 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. To date, we have conducted an initial inventory and issue assessment of the Year 2000 issue for our computer systems, communications equipment and other potentially date-sensitive equipment to identify the systems and equipment, if any, that could be affected by the Year 2000 issue. We have retained an outside consultant to conduct and report on this assessment. The next phase will be a formal impact assessment and conversion planning which is expected to take 30 to 60 days and should be completed by the end of the second quarter of 1999. We expect to complete any required systems conversions and replacement of date sensitive equipment by the end of the third quarter of 1999. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by the Year 2000 issue. In addition, we believe that if our disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues. However, we use computer systems and software for accounting, billing and truck routing purposes. We have obtained Year 2000 compliance certifications from manufacturers of our main computer systems and software. In addition, we have formulated and are in the process of distributing a standard vendor letter for the purpose of requesting Year 2000 information, efforts, warranties and agreements from our banks, major vendors and large and municipal customers. Each service area was to have distributed the vendor letter by April 30, 1999 and make follow-up requests for replies by May 30, 1999. Therefore, we expect our survey to be complete by the end of the second quarter of 1999. There can be no assurance, however, that we will receive all requested certifications.

    Given our recent formation and our reliance on mechanical technology, we believe our own computer systems and software currently are Year 2000 ready. In assessing our exposure to Year 2000 issues, we believe our biggest risks lie with our banks, municipal customers and acquired businesses between the time we acquire them and the time we implement our own systems. If these third parties do not complete their Year 2000 modifications on time, we could experience unanticipated expenses and delays, including delays in payment for our services and delays in our ability to conduct normal business operations. We believe, however, that in the most reasonably likely worst case scenario, the effects of Year 2000 issues on our operations would be brief and small relative to our overall operations. Our costs to date associated with the Year 2000 issue have not exceeded $20,000, which have been paid out of internally generated funds. We expect that we will expend no more than $100,000 in the future for this issue because our Year 2000 review has led us to conclude that we will not encounter significant Year 2000 problems. We will utilize internally generated funds or borrowings under our credit facility to pay these costs. If we determine that our vendors, banks and municipal customers will not be Year 2000 compliant, we will put in place a contingency plan to address operation and financial disruptions to Capital Environmental which could be caused by their non-compliance. Our time table for developing a contingency plan is the end of the third quarter of 1999.

                                    BUSINESS

INDUSTRY OVERVIEW

    According to WASTE AGE, the United States solid waste services industry generated $36.9 billion in revenues during 1997. Based on the fact that Canada's population is one-tenth the size of the population of the United States and has similar economic and demographic characteristics, we believe that the Canadian solid waste services industry generated revenues of approximately one-tenth those of the United States solid waste services industry, or $3.7 billion, in 1997. In both the United States and Canada, the solid waste industry is comprised of a small number of large national competitors, a substantial number of small private operators and municipal governments that own waste collection and disposal operations. In Canada, municipalities provide waste collection services to approximately 43% of Canadian residents and own a substantial majority of the nation's solid waste landfills. In the United States, approximately 27% of the total revenue of the solid waste industry is accounted for by more than 5,000 private, predominantly small, collection and disposal businesses, approximately 41% by publicly traded solid waste services companies and approximately 32% by municipal governments that provide collection and disposal services.

    We believe that the solid waste industry in secondary markets of Canada and the northern United States is characterized by the following:

    - a large number of private solid waste services companies suitable for acquisition in these markets;

    - generally fewer competing national solid waste services companies in these markets; and

    - some of these markets have strong projected economic and population growth rates.

    In addition, we believe that the Canadian market for solid waste services has the following specific attributes:

    - pricing structures for collection and disposal services are generally higher than in the United States;

    - a large portion of the residential solid waste collection and disposal market is municipally controlled, creating privatization opportunities; and

    - exclusive municipal contracts and franchise agreements are frequently granted to a single operator.

    The solid waste services industry in both Canada and the United States has undergone significant consolidation and integration since 1990. We believe that this consolidation and integration in both Canada and the United States has been caused primarily by:

    - the ability of larger operators to achieve certain economies of scale;

    - in the United States, the trend for companies to selectively integrate collection and disposal capabilities where publicly available disposal is not readily available at competitive rates;

    - the continued privatization of solid waste collection and disposal services by municipalities and other governmental bodies and authorities; and

    - stringent environmental regulation and enforcement in the United States and in certain Canadian provinces, resulting in increased capital requirements for collection companies and landfill operators in those areas.

    ECONOMIES OF SCALE. Larger operators achieve economies of scale by expanding the breadth of services and density in their market areas, and through vertical integration where such integration provides these operators with an economic advantage. Control of the waste stream in their market areas, combined with access to significant financial resources to make acquisitions, has allowed larger solid waste collection and disposal companies to be more cost-effective and competitive.

    SELECTIVE INTEGRATION OF COLLECTION AND DISPOSAL OPERATIONS. In the United States, we believe operators frequently seek to become more efficient by establishing an integrated network of solid waste collection operations, transfer stations and disposal options where this integration provides an economic advantage over its competitors. In Canada, operators also seek to establish integrated solid waste services networks, where doing so provides an economic advantage. However, since landfills in Canada are predominantly municipally owned, and the strict regulatory framework in certain Canadian provinces makes it difficult for private companies to obtain permits to build landfills, we believe owning landfills has not been a significant component of the disposal strategy for operators in Canada.

    PRIVATIZATION OF COLLECTION AND DISPOSAL SERVICES. In the provinces and states in which we operate, city or municipal governments have historically provided a variety of solid waste services using their own personnel. Over time, many municipalities have opted to contract out their solid waste collection and disposal services to the private sector. Privatization is often an attractive alternative for municipalities due, among other reasons, to the ability of integrated operators to leverage their economies of scale to provide the community with a broader range of services while enabling the municipality to reduce its own capital asset requirements. We believe that these factors have caused municipalities throughout Canada and the northern United States to consider privatization and have created significant growth opportunities for solid waste services companies in Canada and the northern United States.

    INCREASED REGULATORY IMPACT. Stringent industry regulations such as the Environmental Protection Act in Ontario and the Waste Management Act in British Columbia and the Subtitle D Regulations in the United States have resulted in rising operating and capital costs and have accelerated consolidation of the solid waste industry in those provinces and in the United States. Many smaller industry participants have found the costs and technical expertise required by these regulations difficult to bear and have decided to either close their operations or sell them to larger operators.

    According to the Ontario, Alberta and British Columbia Ministries of Environment, in these provinces there are approximately 600 to 700 operating landfill sites, of which less than 20 are privately owned. This lack of private landfill ownership is due to the strict regulatory framework in these Canadian provinces, which makes it difficult for private companies to obtain permits to build new landfills or expand existing privately owned landfills. Accordingly, most landfills in Canada are owned by the municipality in which the landfill is located. Municipally owned landfills in Canada and the northern United States typically charge all customers the same price per ton of waste disposed, regardless of the customer's size or the volume of waste it disposes of at the facility.

    Despite the considerable consolidation and integration that has occurred in the solid waste industry since 1990, the industry in Canada and the northern United States remains primarily regional in nature and highly fragmented. We believe that the fragmented nature of the industry presents substantial consolidation and growth opportunities for us.

HISTORY OF CAPITAL ENVIRONMENTAL

    Capital Environmental was incorporated in Ontario, Canada on May 23, 1997 in order to take advantage of consolidation opportunities in the solid waste services industry in secondary markets of Canada and the northern United States. On June 6, 1997, we acquired a series of diverse, geographically dispersed assets from Canadian Waste, a wholly owned subsidiary of USA Waste, and 50% of the common stock of Western Waste from USA Waste. We later purchased the remaining outstanding common stock of Western Waste. Together, these acquisitions provided us with solid waste collection, transfer, disposal and recycling operations in 14 markets in Canada. In connection with these acquisitions, we acquired approximately C$44.0 million, or $29.5 million at April 15, 1999, in annualized revenues and approximately 200,000 customers.

CAPITAL ENVIRONMENTAL'S OBJECTIVES AND STRATEGIES

    Our objective is to build a leading solid waste services company in the secondary markets of Canada and the northern United States. In the markets in which we operate, we seek to:

    - achieve a leading market share;

    - control sufficient collection volume in order to secure cost-effective disposal capacity;

    - offer the full range of services required by our customers; and

    - own landfills or other disposal options in those of our collection markets where doing so provides us with an economic advantage.

    Our strategy for achieving our objective is to:

    - expand our operations into new markets and service areas through platform acquisitions which establish an initial market presence, and through tuck-in acquisitions which complement or expand our existing operations;

    - generate internal growth by providing additional and upgraded services, increasing sales penetration and implementing selective price increases; and

    - implement operating enhancements and efficiencies.

    We focus on markets that are generally characterized by:

    - a large number of private solid waste services companies suitable for acquisition;

    - a geographically dispersed population, which we believe deters competition from established waste management companies;

    - a competitive environment for solid waste services that offers us the opportunity to acquire a leading market position;

    - a small number of competitors;

    - the availability of adequate disposal capacity, either through municipally owned landfills, through long-term agreements with third-parties or acquisition of a landfill;

    - a regulatory environment that is favorable for well-capitalized operators; and

    - strong projected economic or population growth rates.

    Following this offering, we expect that we will be the only Canadian headquartered, publicly-traded acquirer of Canadian solid waste companies, and the only publicly held company that has the Canadian solid waste market as a focus of its strategy. Combined with our senior management's knowledge of the Canadian market, we believe we will be an attractive acquirer when owners of Canadian firms consider selling their businesses, and a viable alternative to the large U.S.-based solid waste companies.

    EXPANSION THROUGH ACQUISITIONS. We intend to expand significantly the scope of our operations by acquiring solid waste collection, transfer and recycling operations and disposal capacity in existing markets through tuck-in acquisitions and in new service areas or markets through platform acquisitions.

    We believe that numerous tuck-in acquisition opportunities exist within our current and targeted market areas. We have identified more than 125 companies that provide collection and disposal services in our current market areas. We believe that acquiring many of these companies would provide us opportunities to market additional services and to improve our market share, route density and profitability.

    We intend to continue our acquisition-based growth strategy by entering new service areas or markets through platform acquisitions that provide significant collection volume and strategic relationships to secure access to disposal capacity. We target platform acquisitions of companies with strong local management expertise and relationships which can be retained in geographic areas generally characterized by, among other things, an attractive competitive landscape and the ability to effect other acquisitions in the vicinity. Once we establish a platform in a new service area or market, we seek to strengthen our presence there and in adjacent service areas and markets by marketing additional and upgraded services to existing customers, adding new customers and making tuck-in acquisitions.

    INTERNAL GROWTH.  To generate continued internal growth, we intend to:

    - provide additional or upgraded waste services to our existing customers;

    - increase sales penetration through intensified sales and marketing efforts and bidding for new municipal contracts; and

    - implement selective price increases.

    OPERATING ENHANCEMENTS FOR ACQUIRED AND EXISTING BUSINESSES. We have established standards for each of our markets which set operating criteria for collection, transfer, disposal and other operations. These criteria include collection and disposal routing efficiency, equipment utilization, cost controls, commercial weight tracking and employee training and safety procedures.

    We have a decentralized operating strategy which encourages our employees to develop cross-functional expertise, and thereby better serve the local markets in which they operate. We believe that the cross-functional expertise of our employees reduces selling, general and administrative costs and gives general managers an opportunity to assume greater responsibility. While we have developed certain company-wide operating and financial standards, such as the use of the TRUX-Registered Trademark- software program and consolidated bookkeeping, accounting and cash management controls for each of our 26 market areas, we tailor our customer management for each of our markets based on industry standards and local conditions.

ACQUISITION PROGRAM

    We currently serve 26 markets in seven service areas in the provinces of Ontario, Alberta and British Columbia and in the states of New York and Pennsylvania. We also provide limited waste collection services in the province of Quebec from our Ottawa, Ontario market. We believe that these and other secondary markets in Canada and the northern United States with similar characteristics offer significant opportunities for expanding the scope of our operations and achieving our strategic objectives. We have assembled an experienced team of acquisition professionals, including operations, environmental, engineering, legal and financial personnel, each engaged in identifying and evaluating acquisition opportunities.

    We have developed a set of financial, geographic, environmental and management criteria to assist management in evaluating acquisition candidates. Management uses these criteria to evaluate a variety of factors, including, but not limited to:

    - the candidate's expected internal rate of return, return on assets and return on revenue;

    - the candidate's historical and projected financial performance;

    - any potential operating cost savings that may be gained by combining the candidate's operations with ours;

    - whether the geographic location of the candidate will enhance or expand our market area or ability to attract other acquisition candidates;

    - whether the acquisition will strengthen or increase our local market position;

    - the experience of the candidate's management and customer service providers, their relationships with local communities and their willingness to continue as our employees;

    - the composition and size of the candidate's customer base and whether the customer base is served under municipal contracts or other exclusive arrangements;

    - the liabilities of the candidate, including its environmental liabilities; and

    - the nature of the services provided.

    Before completing an acquisition, our acquisition team, led by a corporate development officer and supported by a service area Vice President, performs extensive environmental, operational, engineering, legal, human resources and financial due diligence. All acquisitions are subject to initial evaluation and approval by our acquisition team and our senior management before being recommended to our Board of Directors, which reviews any acquisition where the purchase price exceeds C$5.0 million.

    We seek to integrate each acquired business promptly and to minimize disruption to the ongoing operations of both Capital Environmental and the acquired business, and generally attempt to retain the senior management of acquired businesses. Integration of an acquired operation is achieved by implementing our 80-point acquisition checklist, which addresses key areas for integration including human resources, finance and administration, asset maintenance and marketing and public relations. The service area Vice President and the appropriate corporate development officer assume primary responsibility for implementing the 80-point acquisition checklist and improving the acquired company's administrative efficiency, profitability and operational productivity. We reward our service area Vice Presidents for the successful integration of a newly acquired company through bonuses. We generally seek to integrate an acquired business within 90 days of its acquisition.

    We have completed the following acquisitions of companies, businesses or selected assets of companies, as of the date set forth in the chart below:

ACQUISITION                           SERVICES                   MARKET AREAS                    DATE
---------------------------  ---------------------------  ---------------------------  -------------------------
ONTARIO:
Canadian Waste               Collection                   Barrie, Brantford, Sarnia,   June 6, 1997
                                                            Ottawa and Kitchener
Kingswood International      Collection                   Brantford                    October 31, 1997
Maple Leaf Disposal          Collection and Transfer      Penetanguishene              December 31, 1997
Browning Ferris Industries   Collection                   Sarnia and Peterborough      March 31, 1998
Muskoka Containerized        Collection, Transfer and     Bracebridge                  April 1, 1998
  Services                     Landfill Management
John's Cartage               Collection                   Lindsay                      July 1, 1998
McGill Environmental         Collection and Transfer      Orillia                      July 13, 1998
BSD Environmental Solutions  Collection and Transfer      Scarborough                  August 31, 1998
Canadian Waste               Collection                   Hamilton and Burlington      October 20, 1998
Bales Transfer Station       Transfer                     Newmarket                    November 27, 1998
City Waste Systems           Collection                   Kitchener                    November 30, 1998
Can Pak Waste Management     Collection                   Uxbridge                     February 8, 1999
Ram-Pak Compaction Services  National Account and                                      March 1, 1999
                               Compactor Sales and
                               Leasing
Effective Waste Management   Collection                   Scarborough                  March 8, 1999
  Services
Premier Waste                Collection and Transfer      Hamilton and Burlington      April 30, 1999
Evergreen Industrial         Collection                   Hamilton                     May 10, 1999
  Services

WESTERN CANADA:
Western Waste                Collection                   Edmonton, Calgary,           June 6, 1997/
                                                          Lakeland(1), Red Deer,       November 1, 1997(2)
                                                          Comox Valley, Parksville,
                                                            Nanaimo and Penticton
Canadian Waste               Collection and Transfer      Burnaby                      June 6, 1997
                                                          Edmonton
                                                          Calgary
Alberta Waste                Collection                   Calgary                      May 1, 1998
Excel Disposal Service       Collection                   Vernon                       April 16, 1999

ACQUISITION                           SERVICES                   MARKET AREAS                    DATE
---------------------------  ---------------------------  ---------------------------  -------------------------
NORTHERN UNITED STATES:
Rubbish Removal              Collection and National      Syracuse and Rochester, NY   January 2, 1998
                               Account
Raite Rubbish Removal        Collection                   Syracuse, NY                 April 1, 1998
Royal T.                     Collection                   Syracuse, NY                 June 26, 1998
ICW                          Collection                   Williamsport, PA             July 15, 1998
                               and Transfer
Tousley Trash Service        Collection                   Syracuse, NY                 August 24, 1998
GETS                         Collection                   Rochester, NY                October 1, 1998
Potter's Trash Service       Collection                   Syracuse, NY                 October 2, 1998
Clark Enterprises            Collection                   Watertown, NY                February 1, 1999
Lossell Container Service    Collection                   Williamsport, PA             February 5, 1999
Clyde E. Waltz & Sons        Collection                   Williamsport, PA             May 5, 1999

------------------------

(1) In October 1998, we sold our operations in Lakeland to Canadian Waste. These operations generated approximately C$1.0 million in revenue in 1998.

(2) Capital Environmental acquired 50% of the common stock of Western Waste on June 6, 1997, an additional 16.7% interest thereafter and the remaining 33.3% on November 1, 1997.

SERVICE AREAS

    We operate on a decentralized basis, which places decision making authority with operating management close to the customer. This enables us to identify customer needs and competitive conditions quickly. We divide our operations into seven service areas. We currently serve 26 market areas covering three geographic territories: Ontario, currently comprised of the Eastern, Central and Southwestern Ontario service areas, western Canada, currently comprised of the Alberta and British Columbia service areas and the northern United States currently comprised of the Western New York and Central New York/Pennsylvania service areas. Within each service area we have tailored our competitive strategy and identified multiple market areas which can support a local operation. We will create new service areas as required to accommodate growth.

    We currently have four service area Vice Presidents serving our seven service areas, each of whom reports directly to our President. A service area Vice President manages all the operations of a service area with the help of general managers in most market areas. The service area Vice President is responsible for budgeting, internal growth, municipal contract bidding, coordination of operations, attaining economies of scale within the service area, monthly reporting and integration of acquired businesses. The market area general managers are responsible for maintaining service quality, promoting safety, implementing marketing programs, cost management, and overseeing day-to-day operations, including sales supervision and the management of customer service agreements.

    Our financial management, accounting, mergers and acquisitions, environmental compliance, risk management and certain personnel functions are centralized to improve productivity, lower operating costs and ensure consistency of financial and operating standards. We have installed a standardized management information system that assists market area personnel in making decisions based on real time financial, productivity, maintenance and customer information. While service area management operates with a high degree of autonomy, our corporate management monitors service area operations and requires adherence to our accounting, purchasing and internal control policies, particularly with respect to financial and compliance matters. Our executive officers review the performance of our service area Vice Presidents and operations on a regular basis.

    The following are our seven service areas by geographic territory:

ONTARIO

    We have three service areas within the province of Ontario: Eastern Ontario, Central Ontario and Southwestern Ontario. We established a market presence in Ontario through our acquisition of selected assets from Canadian Waste in June 1997.

    EASTERN ONTARIO SERVICE AREA. The Eastern Ontario service area is currently made up of four markets, Peterborough, Lindsay, Ottawa and Scarborough. It encompasses approximately 5,930 square miles with a combined population of approximately 3.2 million residents and is characterized by a broad geographic territory with pockets of more densely populated areas. In Peterborough and Lindsay, we dispose of waste at municipal landfills. In Ottawa, we have secured a disposal contract with a privately owned landfill which we believe is at or below market rates. In Scarborough, we have acquired a transfer station that provides us an opportunity to dispose of solid waste at remote disposal sites. In this service area, we provide commercial and industrial collection and recycling services, and, through municipal contracts with the City of Scarborough and the Regional Municipality of Ottawa-Carleton and Gatineau, Quebec, we provide residential collection and recycling services. We also operate a material recycling facility in the Lindsay market area.

    CENTRAL ONTARIO SERVICE AREA. The Central Ontario service area is currently comprised of five markets, Penetanguishene, Barrie, Orillia, Bracebridge and Newmarket. It encompasses approximately 9,125 square miles and has a combined population of approximately 589,000 residents. The Central Ontario service area is characterized by municipally owned landfills. We have also acquired four transfer stations that provide us with the opportunity to dispose of solid waste at remote disposal sites. We provide commercial and industrial collection and recycling services and through municipal contracts in Bracebridge, Gravenhurst, Huntsville, Parry Sound and Muskoka Lakes, we provide residential collection and recycling services. We also operate a materials recycling facility in each of Bracebridge and Orillia. We operate two landfills in Gravenhurst and Bracebridge.

    SOUTHWESTERN ONTARIO SERVICE AREA. Our Southwestern Ontario service area, which currently includes four markets, Brantford, Kitchener, Hamilton and Sarnia, encompasses approximately 4,177 square miles and has a combined population of approximately 1.4 million residents. We operate a transfer station in Hamilton. We also have disposal capacity in the Hamilton and Sarnia market areas through disposal agreements with third-party disposal sites that we believe are at or below market rates. Though we presently dispose of no waste outside of Canada, the Southwestern Ontario service area provides us with the ability to access disposal alternatives in the United States at rates which are competitive with local third-party and municipal disposal alternatives. We provide commercial and industrial collection and recycling services to our customers in the Southwestern Ontario service area, and through municipal contracts in Brantford, Paris, and Cambridge, we provide residential collection and recycling services.

WESTERN CANADA

    We have two service areas in western Canada: the southern portion of British Columbia and the southern and central portions of Alberta. We established a market presence in western Canada through our acquisition of the shares of Western Waste and the acquisition of selected assets of Canadian Waste in June 1997.

    BRITISH COLUMBIA SERVICE AREA. Our service area in British Columbia currently includes six markets in Burnaby, Penticton, Vernon, Nanaimo, Parksville and Comox. It encompasses approximately 2,600 square miles, has a population of approximately 2.8 million residents and is characterized by municipal disposal opportunities. We provide commercial and industrial collection and recycling services to our customers in the British Columbia service area, and through municipal contracts in Vernon, Nanaimo, Ladysmith, Courtney and Comox, we provide residential collection and recycling services. We have materials recycling facilities in each of Parksville, Nanaimo and Comox. We have a franchise agreement with the City of Penticton that provides us with the exclusive right to provide commercial, industrial and residential services within the city's boundaries.

    ALBERTA SERVICE AREA. Our Alberta service area, which currently includes three markets in Edmonton, Calgary and Red Deer, encompasses approximately 13,600 square miles and has a population of approximately 2.0 million residents. We estimate that half of the solid waste we collect in the Alberta service area is disposed of at municipally owned landfill sites and the other half is disposed of through a long-term arrangement with a private landfill operator. We provide commercial and industrial collection and recycling services to our customers in the Alberta service area. We own and operate a transfer station in Edmonton. We have a franchise agreement with the City of Red Deer that provides us with the exclusive right to provide commercial and residential services within the city's boundaries.

NORTHERN UNITED STATES

    We have two service areas in the northern United States: Western New York and Central New York/Pennsylvania. We established our market presence in the northern United States through the acquisition of Rubbish Removal in January 1998.

    WESTERN NEW YORK SERVICE AREA. Our Western New York service area, which currently includes one market area in Rochester, encompasses approximately 900 square miles. It has a population of approximately 1.3 million residents and is characterized by numerous alternatives for disposal. We provide commercial and industrial collection services to our customers in this service area, and residential collection services through subscription arrangements.

    CENTRAL NEW YORK/PENNSYLVANIA SERVICE AREA. Our Central New York/Pennsylvania service area, which currently includes three market areas in Syracuse and Watertown, New York and Williamsport, Pennsylvania, encompasses approximately 7,346 square miles and has a population of approximately 760,000 residents. The area is characterized by flow control regulations in Syracuse and municipally owned disposal options in the other market areas. We own and operate a transfer station in Williamsport. We provide commercial and industrial collection and recycling services to our customers in the Central New York/Pennsylvania service area, and through subscription arrangements in greater Williamsport and Syracuse, we provide residential collection and recycling services.

OPERATIONS

COMMERCIAL, INDUSTRIAL AND RESIDENTIAL WASTE SERVICES

    As of December 31, 1998, we served approximately 544,000 customers, comprised of approximately 22,000 commercial clients, approximately 2,000 industrial clients and approximately 520,000 residential clients.

    We dispose of the waste we collect in one of four ways:

    - at municipally owned landfills or incinerators that generally charge the same per-ton disposal rates to all customers;

    - under long-term disposal contracts with private landfill owners or operators at market rates or, in some instances, at below market rates;

    - through our own transfer stations that give us access to remote landfill sites; or

    - at privately owned landfills on an as needed basis.

    Our commercial and industrial services are performed under one to three year service agreements or shorter term purchase orders. Our fees are determined by a variety of factors, including collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in its markets for similar service. Collection of larger volumes associated with commercial and industrial waste streams generally helps improve our operating efficiencies, and consolidation of these volumes allows us to negotiate more favorable disposal prices. Our commercial and industrial customers use portable containers for storage, enabling us to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally require one operator. We provide two to eight cubic yard containers to commercial customers and 10 to 50 cubic yard containers to industrial customers. No single commercial or industrial contract is material to our results of operations.

    We generate fees under exclusive municipal contracts that grant us the right to service all or a portion of the residences in a specified community for a set fee. As of December 31, 1998, we had 66 municipal contracts, some of which were awarded by the same municipality. Municipal contracts are typically awarded on a competitive bid basis and thereafter on a bid or negotiated basis. No single municipal contract is material to our results of operations. Similarly, we have long-term franchise agreements with the cities of Red Deer, Alberta and Penticton, British Columbia. Under the terms of each of these agreements, we have exclusive rights to provide a range of solid waste services to the community. In Red Deer, the service provisions are commercial and residential, and in Penticton, commercial, industrial and residential. Each of the franchise agreements was bid on a competitive bid basis. Rates for all service provisions are set for the term of the agreement. We have approximately three years remaining under both franchise agreements, which were originally five-year agreements.

    Our fees for residential solid waste services performed on a subscription basis are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in its markets for similar service. No single residential subscription arrangement is material to our results of operations.

TRANSFER STATION SERVICES

    We have an active program to acquire, develop, own and operate transfer stations proximate to our operations. Currently, we operate a transfer station in each of Edmonton, Alberta; Bracebridge, Hamilton, Newmarket, Penetanguishene, Orillia and Scarborough, Ontario; and Williamsport, Pennsylvania. In late May, 1999, one of our transfer stations was destroyed by fire. We believe that we have adequate insurance to cover losses associated with the fire and we do not believe that this occurrence will have a material adverse effect on our results of operations or financial condition. Each transfer station receives, compacts and transfers solid waste to larger vehicles for transport to landfills. We generally seek to establish a transfer station network in service areas where we can gain access to remote disposal capacity at rates that are lower than local municipal or third-party disposal options. We believe that additional benefits of building a transfer station network include:

    - concentrating the waste stream from a wider area, which gives us greater leverage in negotiating for more favorable disposal rates at remote landfill sites;

    - improving utilization of collections personnel and equipment; and

    - building relationships with municipalities and private operators that deliver waste, which can lead to additional growth opportunities.

LANDFILLS

    We seek to pursue an integrated approach to the solid waste business whereby we will own landfills in those areas where ownership provides an economic advantage and not own landfills in markets which provide ample disposal capacity and equal access to disposal sites for all solid waste collection companies. At present we do not own any landfills; however, we operate two landfills in Ontario. The markets in which we currently operate are distinguished by one or more of the following characteristics:

    - most landfills within a reasonable hauling distance are municipally owned and charge common disposal rates;

    - we have entered into a long-term disposal contract with a private landfill owner or operator at or below market rates;

    - local "flow control" regulations require us to dispose of the solid waste we collect at the local, municipally owned incinerator or landfill; or

    - excess disposal capacity exists in the market resulting in a depressed market rate structure and little incentive to own landfills.

    As a result, for the month ended December 31, 1998, we disposed of approximately 24.8% of the solid waste we collected at privately owned or operated landfills or transfer stations pursuant to long-term disposal agreements which we believe are at or below market rates. Additionally, we disposed of approximately 41.2% of the solid waste we collected at municipally owned landfills which generally charge the same disposal rates to all customers. We disposed of approximately 14.5% of the solid waste we collected through our transfer stations, from which we transfer the waste to remote diposal sites where we have favorable disposal contracts. Collectively, these three options accounted for approximately 80.5% of the solid waste we collected. We disposed of the remaining 19.5% of the solid waste we collected at other third-party disposal sites.

    We operate landfills in the towns of Bracebridge and Gravenhurst, Ontario under a landfill management contract with the District Municipality of Muskoka, which we expect will expire in December 2001. We intend to rebid this contract when it expires. The responsibility for closure and post-closure costs including any financial assurance requirements and cell development costs remains with the owners of the landfills.

    The following chart sets forth the disposal characteristics of each of our current market areas:

                                                            CAPITAL ENVIRONMENTAL     LONG- TERM         MUNICIPAL
                                                                  TRANSFER             DISPOSAL        OWNERSHIP OF
MARKET AREA                                                        STATION             CONTRACT       LOCAL LANDFILLS
--------------------------------------------------------  -------------------------  -------------  -------------------
ONTARIO
  EASTERN ONTARIO
    Lindsay.............................................                                                         X
    Peterborough........................................                                                         X
    Ottawa..............................................                                       X                 X
    Scarborough.........................................                  X                                      X
  CENTRAL ONTARIO
    Barrie..............................................                                                         X
    Penetanguishene.....................................                  X                                      X
    Bracebridge (1).....................................                  X                                      X
    Orillia.............................................                  X                                      X
    Newmarket...........................................                  X
  SOUTHWESTERN ONTARIO
    Sarnia..............................................                                       X
    Kitchener...........................................                                                         X
    Brantford...........................................                                                         X
    Hamilton............................................                  X                    X
WESTERN CANADA
  ALBERTA
    Edmonton............................................                  X                    X
    Calgary.............................................                                                         X
    Red Deer............................................                                                         X
  BRITISH COLUMBIA
    Burnaby.............................................                                                         X
    Penticton...........................................                                                         X
    Comox Valley........................................                                                         X
    Parksville..........................................                                                         X
    Nanaimo.............................................                                                         X
    Vernon..............................................                                                         X
NORTHERN UNITED STATES
  WESTERN NEW YORK
    Rochester...........................................
  CENTRAL NEW YORK/ PENNSYLVANIA
    Williamsport........................................                  X                                      X
    Syracuse (2)........................................                                                         X
    Watertown...........................................                                                         X

                                                             NUMEROUS
                                                             DISPOSAL
MARKET AREA                                                ALTERNATIVES
--------------------------------------------------------  ---------------
ONTARIO
  EASTERN ONTARIO
    Lindsay.............................................
    Peterborough........................................
    Ottawa..............................................
    Scarborough.........................................
  CENTRAL ONTARIO
    Barrie..............................................
    Penetanguishene.....................................
    Bracebridge (1).....................................
    Orillia.............................................
    Newmarket...........................................
  SOUTHWESTERN ONTARIO
    Sarnia..............................................
    Kitchener...........................................
    Brantford...........................................
    Hamilton............................................
WESTERN CANADA
  ALBERTA
    Edmonton............................................
    Calgary.............................................             X
    Red Deer............................................
  BRITISH COLUMBIA
    Burnaby.............................................             X
    Penticton...........................................
    Comox Valley........................................
    Parksville..........................................
    Nanaimo.............................................
    Vernon..............................................
NORTHERN UNITED STATES
  WESTERN NEW YORK
    Rochester...........................................             X
  CENTRAL NEW YORK/ PENNSYLVANIA
    Williamsport........................................
    Syracuse (2)........................................
    Watertown...........................................

------------------------

(1) Includes two landfills that we currently operate under a municipal contract with the District Municipality of Muskoka in the towns of Bracebridge and Gravenhurst.

(2) Our Syracuse market is also characterized by "flow control" regulations which require us to dispose of the solid waste we collect at a local, municipally owned incinerator.

RECYCLING

    We offer municipal, commercial and industrial customers services for a variety of recyclable materials, including cardboard, office paper, plastic containers, glass bottles, fiberboard, and ferrous and aluminum metals. We operate six recycling processing facilities in Orillia, Lindsay, Bracebridge, Comox, Parksville and Nanaimo and sell other collected recyclable materials to third parties for processing before resale. In late May, 1999, one of our recycling processing facilities was destroyed by fire. We believe that we have adequate insurance to cover losses associated with the fire and we do not believe that this occurrence will have a material adverse effect on our results of operations or financial condition. In an effort to reduce our exposure to commodity price fluctuation on recycled materials, we have adopted a pricing strategy of charging collection and processing fees for recycling volume collected from third parties. We believe that recycling will continue to be an important component of provincial, state and local solid waste management plans, due to the public's increasing environmental awareness and regulations that mandate or encourage recycling.

OTHER SPECIALIZED SERVICES

    Our specialized waste management services consist primarily of contract waste management services for chain stores with multiple locations. Under our contract management program, we have secured exclusive contracts to provide comprehensive waste management services to large companies on a national or regional basis. These services are performed directly by us or, in areas where we have no present operations, by our subcontractors. We expect that the percentage of revenues attributable to our contract management program will decline as our other businesses continue to grow. In addition, in certain market areas, we provide portable toilet services for certain special events or construction sites.

    Our specialized waste management services described above generated revenues of $7.0 million for the year ended December 31, 1998, representing approximately 11.3% of our total revenue for this period.

SALES AND MARKETING

    We market our services on a decentralized basis principally through our general managers and direct sales representatives. We believe that this structure enables us to deliver better customer service by encouraging our employees to develop cross-functional expertise. We emphasize providing quality service to ensure customer retention and believe that we will attract customers in the future because of our reputation for quality service.

    Our sales representatives visit customers on a regular basis and call upon potential new customers within a specified territory or service area, including high-growth areas in our current markets and in markets we do not currently serve. We believe that we distinguish ourselves from our competitors by compensating our sales representatives with a relatively higher base salary and profit sharing compared to the traditional high commission, low base salary model. We believe that this compensation structure provides our sales representatives with the proper incentives to maximize our profitability.

    In Canada, most residential waste collection and disposal services are provided to a municipality or other government authority through exclusive municipal contracts or franchise agreements and these residential services typically are not provided directly to individual customers. We have been the successful bidder for numerous new contracts with municipalities and other governmental agencies and believe that opportunities for obtaining these contracts are increasing due to trends among municipalities to privatize or outsource solid waste services. Accordingly, our sales representatives monitor our existing markets and new market areas for opportunities to bid for municipal contracts which will provide us with an appropriate rate of return.

    We have a diverse customer base. No single contract or customer accounted for more than 3.0% of our revenues during the year ended December 31, 1998.

COMPETITION

    The solid waste services industry in Canada and the northern United States is highly competitive and fragmented and requires substantial labor and capital resources.

    The Canadian solid waste industry presently includes two large national waste companies: Waste Management, Inc., operating through its Canadian subsidiary, Canadian Waste, and Browning Ferris Industries. We believe that there are currently no other publicly held solid waste companies operating in Canada. The United States solid waste industry presently includes four large national waste companies: Allied Waste Industries, Inc., Browning Ferris Industries, Republic Services Group, Inc. and Waste Management, Inc. Several other public solid waste services companies have annual revenues in excess of $100 million, including Waste Connections, Inc., Casella Waste Systems, Inc., Superior Services, Inc. and Waste Industries, Inc.

    Certain of the secondary markets in which we compete or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with operators of alternative disposal facilities, including incinerators, and with counties, municipalities, and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over us, because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

    We compete for collection, transfer and disposal volume based primarily on the price and quality of our services. From time to time, competitors may reduce the prices of their services in an effort to expand their market share or service areas or to win competitively bid municipal contracts. These practices may cause us to reduce the prices of our services or, if we elect not to do so, to lose business.

    We derive a portion of our revenue from exclusive municipal contracts that require competitive bidding by potential service providers. In the future we intend to bid on additional municipal contracts and to rebid existing municipal contracts, but our bids may not succeed.

    Competition exists not only for collection, transfer and disposal volume, but also for acquisition candidates. We generally compete for acquisition candidates with publicly owned regional, in the northern United States, and large national, in Canada and the northern United States, waste management companies.

REGULATION

INTRODUCTION

    We are subject to evolving Canadian federal, provincial and local and United States federal, state and local environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years. The United States regulations affecting us are administered by the Environmental Protection Agency and other federal, state and local environmental, zoning, health and safety agencies and government offices. The Canadian environmental regulations affecting us are administered by a variety of federal, provincial and local agencies and government offices. We believe that we are currently in substantial compliance with material applicable federal, provincial, state and local environmental laws, permits, orders and regulations, and we do not currently anticipate any material environmental costs necessary to bring our operations into compliance, although there can be no assurance in this regard. We anticipate that regulation, legislation and regulatory enforcement actions related to the solid waste services industry will continue to increase. We attempt to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

    To transport and manage solid waste, we must possess and comply with one or more permits from federal, provincial, state or local agencies and government offices. These permits also must be periodically renewed and may be modified or revoked by the issuing agency.

    The principal federal, provincial, state and local statutes and regulations that apply to our operations are described below.

CANADIAN REGULATION

    Our operations and activities in Canada are subject to a number of environmental statutes and regulations at the federal, provincial and local level. Among other things, these laws impose restrictions designed to control air, soil and water pollution and regulate health, safety, zoning, land use and the handling of hazardous and non-hazardous wastes. This regulatory framework imposes significant compliance burdens and risks on us. Management believes that we are currently in substantial compliance with material applicable environmental laws. Our operations are principally governed by the laws of Ontario, Quebec, British Columbia and Alberta.

    ONTARIO. Ontario's Environmental Protection Act, including Ontario Regulation 347, which regulates general waste management and Regulation 232/98, which regulates landfill standards, prescribes the principal standards for waste management systems, transfer and disposal sites. It also creates environmental offenses for spills, unlawful discharges or failure to comply with permits or approvals.

    The operation of a waste management system or a transfer or disposal site requires a certificate of approval or a provisional certificate of approval issued by the Ontario Ministry of the Environment under Part V of the Ontario Environmental Protection Act. Regulations 347 and 232/98 prescribe standards for the location, maintenance and operation of transfer or disposal sites.

    All environmental regulations in Ontario, including those related to waste management, are currently under review by the Ontario Ministry and are anticipated to be reformed and updated. These revised regulations are expected to impose additional requirements on us, the full extent of which are presently unknown.

    Contravention of the Ontario Environmental Protection Act or the related regulations may result in substantial fines which could equal or exceed the amount of monetary benefit acquired as a result of the commission of the offense. Enforcement and compliance orders and injunctions may also be granted against persons in breach of the legislation or the regulations.

    ALBERTA. Alberta's environmental laws have been largely consolidated in the Environmental Protection and Enhancement Act which comprehensively regulates the management and control of waste, including hazardous waste, and creates offenses for spills and other matters of non-compliance. The Waste Control Regulation deals in detail with the identification of wastes and requirements for the handling, storage and disposal of waste. Failure to comply with these requirements may expose us to substantial liabilities or penalties.

    BRITISH COLUMBIA. Our operations in British Columbia are regulated primarily through that province's Waste Management Act and the regulations under that Act. This legislation authorizes the making of regulations and policies to comprehensively address waste management issues. It also creates offenses related to unlawful discharges and other matters. We may be subjected to administrative orders and/or prosecutions for breach of regulatory requirements that could result in the imposition of substantial costs or penalties that could materially affect our financial position. Various other provincial statutes, such as the Environmental Management Act and the Transportation of Dangerous Goods Act deal generally with environmental matters and could impact our operations in British Columbia.

    QUEBEC. Quebec's Environmental Quality Act and the regulations pursuant thereto prescribe the principal standards for waste management systems, transfer and disposal sites.

    The establishment and operation of a waste management system, or a part of a waste management system, requires an operating permit under the Environmental Quality Act. To obtain a modification of the activities or materials referred to in a permit, the permit holder must satisfy the conditions for the issuance of a permit which apply to the new materials or activities to be covered by the permit.

    Contravention of the Environmental Quality Act, or the related regulations or permits issued under the Act or regulations may result in fines which may equal the amount of monetary benefit acquired as a result of the commission of the offense, and the Minister of the Environment may make orders to cease certain activities.

UNITED STATES REGULATION

    THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976. RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as non-hazardous.

    In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, methane gas emission control requirements, groundwater remediation standards and corrective action requirements. The Subtitle D Regulations also require new landfill sites to meet more stringent liner design criteria to keep leachate out of groundwater. Each state is required to revise its landfill regulations to meet these requirements or these requirements will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in each state comply with the Subtitle D Regulations. Various states in which we operate or in which we may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

    THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972. The Clean Water Act regulates the discharge of pollutants from a variety of sources into waters of the United States. If run-off from our transfer stations or run-off or collected leachate from landfills operated or owned by us in the future is discharged into streams, rivers or other surface waters, the Clean Water Act would require us to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in the discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water run-off from flowing into surface waters. We believe that our transfer station facilities comply in all material respects with the Clean Water Act requirements. Various states in which we operate or in which we may operate in the future have adopted regulations that are more stringent than the federal requirements.

    THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980. CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA imposes strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, any person who arranges for the transportation, disposal or treatment of the hazardous substances, and the transporters who select the disposal and treatment facilities. CERCLA also imposes liability for the cost of evaluation and remediation of any damage to natural resources.

The costs of a CERCLA investigation and cleanup can be very substantial. Liability under CERCLA may be based on the existence of small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. If we were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold us, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs, even if others were also liable. CERCLA gives a responsible party the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. Our ability to obtain reimbursement from others for their allocable shares of these costs would be limited by our ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of these other parties.

    THE CLEAN AIR ACT. The Clean Air Act regulates emissions of air pollutants from certain landfills depending on the date of the landfill construction, and the location of the landfill and the materials disposed at the landfill. The EPA has also issued standards regulating the disposal of asbestos-containing materials under the Clean Air Act. Air permits to construct may be required for gas collection and flaring systems, and operating permits may be required, depending on the estimated volume of emissions.

    All of the federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award to the United States government, some of those statutes authorize an award of attorneys' fees to parties successfully advancing such an action.

    THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970. The OSH Act is administered by the Occupational Safety and Health Administration, and in many states by state agencies whose programs have been approved by OSHA. The OSH Act establishes employer responsibilities for worker health and safety, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various OSHA standards may apply to our operations, including standards concerning notices of hazards, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

    FLOW CONTROL/INTERSTATE WASTE RESTRICTIONS. Certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if this federal legislation should be enacted in the future, states in which we operate or, in the future own, landfills could act to limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. These state actions could adversely affect any landfills we may own in the future. These restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass these higher costs through to our customers, our business, financial condition and results of operations could be adversely affected.

    Even in the absence of federal legislation, certain state and local jurisdictions may seek to enforce flow control restrictions through local legislation or contractually and, in certain cases, we may elect not to challenge these restrictions based on various considerations. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may adversely affect our ability to operate landfills we may own in the future at their full capacity and/or reduce the prices that we can charge for landfill disposal services. If we own landfills in the future, these restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass these higher costs through to our customers, our business, financial condition and results of operations could be adversely affected.

    STATE AND LOCAL REGULATION. Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with these sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put these franchises out for bid, and bans or other restrictions on the movement of solid wastes into a municipality.

    Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

    There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect our ability to operate our transfer facilities at their full capacity.

    Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, the OSH Act, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of by the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

    PUBLIC UTILITY REGULATION. The rates that landfill operators may charge are regulated in many states by public authorities. The adoption of rate regulation or the reduction of current rates in states in which we own or operate landfills in the future could have an adverse effect on our business, financial condition and results of operations.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

    We maintain environmental and other risk management programs that we believe are appropriate for our business. Our environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental law compliance. We do not presently expect environmental compliance costs to increase above current levels, but we cannot predict whether future changes in applicable laws or future acquisitions will result in an increase in these costs. We also maintain a worker safety program that encourages safe practices in the workplace. Operating practices at all our operations emphasize minimizing the possibility of environmental contamination and litigation. We believe that our facilities substantially comply with material applicable Canadian and United States federal, provincial and state regulations.

    We carry a broad range of insurance for the protection of our assets and operations that we believe are customary to the solid waste management industry, including pollution liability coverage. Specifically, we maintain pollution liability coverage of not less than C$1.0 million per occurrence subject to a deductible. Our insurance program may not cover all liabilities associated with environmental cleanup or remediation.

    Some of our municipal solid waste services contracts, supply contracts and permits to operate transfer stations and recycling facilities require us to obtain performance bonds, letters of credit or other means of financial assurance to secure our contractual performance. We have not experienced difficulty in obtaining performance bonds or letters of credit for our current operations. At December 31, 1998, we had provided customers and various regulatory authorities with bonds and letters of credit in the aggregate amount of approximately $7.0 million to secure our obligations.

PROPERTY AND EQUIPMENT

    We own four parcels of real property, located in Brantford and Kitchener, Ontario; Parksville, British Columbia; and Williamsport, Pennsylvania. The Brantford and Kitchener facilities are approximately 8,200 square feet and 6,500 square feet, respectively, and we use these properties for administration, dispatch and maintenance. The Parksville property is approximately 6,000 square feet and is used for administration, dispatch and maintenance. The Williamsport property, on which we have a transfer station and an office building, is approximately two acres. We own the Brantford, Kitchener, Parksville and Williamsport properties free of any mortgage, lien or encumbrance, except for those relating to our credit facility.

    As of December 31, 1998, we leased a total of 21 facilities and other real properties used in our solid waste operations which covered in the aggregate approximately 568,850 square feet. We lease our corporate headquarters in Burlington, Ontario under a lease that expires in June 2003.

    As of December 31, 1998, we owned approximately 435 and leased approximately 31 pieces of equipment, including waste collection vehicles and related support vehicles, as well as related heavy equipment used in landfill operations, and had more than 32,000 carts and containers in use. Carts range in size from 30 to 95 gallons and containers range from one to 50 cubic yards. We believe that our vehicles, equipment and operating properties are well maintained and adequate for our current operations. However, we expect to make investments in additional equipment and property for expansion and replacement of assets and in connection with future acquisitions.

EMPLOYEES

    As of December 31, 1998, we employed approximately 650 full-time employees, including approximately 18 persons classified as professionals or managers, approximately 518 employees involved in collection, transfer, disposal and recycling operations, and approximately 114 sales, clerical, data processing or other administrative employees.

    Approximately 225 employees at 11 of our operating facilities are represented by unions with which we have collective bargaining agreements. Nine of these collective bargaining agreements have terms expiring between August 31, 1999 and December 2003. 63 employees are covered by collective bargaining agreements that expire in 1999. We are renegotiating one recently expired collective bargaining agreement which covers 10 employees in Nanaimo, British Columbia. We expect to enter into a new collective bargaining agreement with these employees. We are not aware of any other organizational efforts among our employees and believe that relations with our employees are good.

LEGAL PROCEEDINGS

    In the normal course of our business and as a result of the extensive governmental regulation of the solid waste industry, we may periodically become subject to various judicial and administrative proceedings involving United States or Canadian federal, provincial, state or local agencies. In these proceedings, an agency may seek to impose fines on us or to revoke or deny renewal of an operating permit or license held by us. From time to time, we may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of transfer stations and landfills or alleging environmental damage or violations of the permits and licenses pursuant to which we operate.

    In addition, we may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of a solid waste services business. However, there is no current proceeding or litigation involving Capital Environmental that we believe will have a material adverse impact on our business, financial condition, results of operations or cash flows.

EXCHANGE CONTROLS

    There are no limitations on the right of non-residents of Canada or foreign owners to hold or vote our shares of common stock or any of our other securities imposed by Canadian or provincial laws or any of our constating documents.

    Except for the INVESTMENT CANADA ACT (Canada) and Canadian withholding taxes described in "Tax Consequences--Canadian Federal Income Tax Considerations for United States Investors", there are no Canadian federal or provincial laws, decrees or regulations that restrict the export or import of capital or affect the remittance of dividends, interest or other payments to holders of any of our securities who are not residents of Canada.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

    The following table sets forth information concerning Capital
Environmental's executive officers and directors:

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------

Tony Busseri.........................................         30  Chairman of the Board, Chief Executive Officer and
                                                                  Director (1)(2)

Allard Loopstra......................................         52  President, Chief Operating Officer and Director (3)

George Boothe........................................         40  Executive Vice President, Chief Financial Officer

Elizabeth Joy Grahek.................................         40  Executive Vice President, General Counsel

Kenneth Ch'uan-k'ai Leung............................         54  Director (1)(2)(3)

David Lowenstein.....................................         37  Director (1)(2)(3)(4)

------------------------

(1) Member of the Executive Committee, upon consummation of this offering.

(2) Member of the Audit Committee, upon consummation of this offering.

(3) Member of the Compensation Committee, upon consummation of this offering.

(4) Member of the Board of Directors, upon consummation of this offering.

    TONY BUSSERI has been a Director of Capital Environmental since it was formed, and served as President of Capital Environmental from May 1997 to April 1998. Mr. Busseri was elected Chairman and Chief Executive Officer in April 1998. Mr. Busseri has more than five years of experience conducting mergers and acquisitions for Laidlaw Inc.'s wholly owned non-hazardous solid waste management subsidiary, Laidlaw Waste Systems, Inc. and the predecessor to Philip Services Corp., Philip Environmental Inc. Mr. Busseri served as a senior manager in corporate development at Philip from May 1996 to May 1997, where he was responsible for the sale of Philip's solid waste operations. Mr. Busseri also served as a senior manager at Laidlaw from March 1992 to April 1996, where he was responsible for acquisition and divestiture activity. Mr. Busseri holds an honors degree in business administration from the University of Western Ontario, and is a Certified Management Accountant.

    ALLARD LOOPSTRA was appointed Vice President of Capital Environmental in June 1997, Chief Operating Officer in January 1998, President in April 1998 and Director of Capital Environmental in June 1998. Mr. Loopstra has more than six years of experience in the solid waste industry and more than 27 years of senior and executive management experience. He served as a general manager of Canadian Waste, where he managed certain of its Ontario based operations from 1992 to June 1997. Mr. Loopstra held various senior positions with Slater Industries, a steel company, from 1974 to 1992, including vice president of sales and marketing, vice president of materials and engineering services and president. Mr. Loopstra graduated with honors in business administration from Mohawk College.

    GEORGE BOOTHE was appointed as Executive Vice President, Chief Financial Officer of Capital Environmental in February 1999. Mr. Boothe has more than nine years of experience in the solid waste industry in both financial operations and general management roles. From April 1996 to December 1998, Mr. Boothe was a district manager for Waste Management Inc., and its various predecessors. From January 1994 to March 1996, Mr. Boothe was a market area controller for Laidlaw. From July 1990 to December 1993, Mr. Boothe was Laidlaw's corporate controller and director of financial operations. Mr. Boothe is a chartered accountant and received his Bachelor of Commerce from the University of Windsor.

    ELIZABETH JOY GRAHEK was appointed as Executive Vice President, General Counsel of Capital Environmental in August 1998. From September 1997 to July 1998, Ms. Grahek was legal counsel to Philip Services. Prior to September 1997, Ms. Grahek spent 14 years with Turkstra Mazza Associates, a law firm specializing in matters pertaining to corporate and environmental law. Ms. Grahek was outside counsel to Capital Environmental while she worked at Turkstra Mazza Associates. Ms. Grahek received her law degree from the University of Toronto.

    KENNETH CH'UAN-K'AI LEUNG has served as Director of Capital Environmental since July 1997. Mr. Leung has served as a managing director of investment banking at Sanders Morris Mundy since March 1995 and as chief investment officer of Environmental Opportunities Fund I since January 1996, and chief investment officer of Environmental Opportunities Fund II since June 1998. Mr. Leung served as a director of Eastern Environmental Services, Inc. through July 1998. From 1978 to 1994, Mr. Leung was a managing director of Smith Barney Inc. Mr. Leung has over 30 years of experience with the environmental services industry as a securities analyst and investment banker.

    DAVID LOWENSTEIN will become a Director of Capital Environmental on the closing of this offering. Mr. Lowenstein is currently and has been since May 1995 a director, executive vice president of corporate development and treasurer of F.Y.I. Incorporated, a publicly-traded company which provides document and information outsourcing services. Between February 1994 and May 1995, Mr. Lowenstein served as vice president of business development of Laidlaw, with overall responsibility for Laidlaw's acquisition and divestiture program in North America. From April 1990 until February 1994, Mr. Lowenstein served in a variety of capacities at Laidlaw, including director of Corporate Development. Mr. Lowenstein holds a Bachelors of Arts specializing in Economics from Sir Wilfred Laurier University and a Masters of Science specializing in Public and Business Administration from Carnegie Mellon University.

    Directors of Capital Environmental hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors.

OTHER KEY EMPLOYEES

    The following table sets forth information concerning certain of Capital Environmental's key employees as of December 31, 1998:

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------

Lynn Bishop..........................................         50  President, Western Waste

Mike Hess............................................         37  Vice President, Western New York and Central New
                                                                  York/Pennsylvania Operations

Ted Hutcheson........................................         43  Vice President, Central and Eastern Ontario
                                                                  Operations

Glen Kingswood.......................................         52  Vice President, Southwestern Ontario Operations

    LYNN BISHOP founded Western Waste in November 1994 and has been its President since that date. Western Waste is Capital Environmental's operating subsidiary for the western Canadian territory that comprises the Alberta and British Columbia service areas. Prior to founding Western Waste, Mr. Bishop was employed by Laidlaw for 25 years. From 1983 to 1994, he was Laidlaw's vice president of Western North America Operations where he was the senior operating officer responsible for

Laidlaw's solid waste operations in four Western Canadian provinces and the state of Utah. Mr. Bishop is a professional engineer.

    MICHAEL HESS has worked in the waste management industry for over 16 years. Prior to joining Capital Environmental in December 1997, Mr. Hess was employed by USA Waste as general manager of the greater Washington, D.C. market area starting in late 1995. Prior to overseeing the Washington, D.C. marketplace, Mr. Hess was employed by Laidlaw from 1992 to 1995 as its general manager for upstate New York where he was responsible for collection and materials recycling facility operations. Previously, Mr. Hess was employed in operations and sales positions with Browning Ferris Industries and Waste Management, Inc.

    TED HUTCHESON, prior to joining Capital Environmental, was employed by Laidlaw from 1991 to 1997 as a director of human resources and later as a market general manager in Victoria, British Columbia. Commencing in 1997, Mr. Hutcheson acted as an acquisition consultant for Capital Environmental and since 1998 he has been employed as Vice President of our Central and Eastern Ontario operations.

    GLEN KINGSWOOD has over 15 years of experience in the waste management sector. Before joining Capital Environmental in September 1997, Mr. Kingswood worked for Philip Services from 1991 to 1996 including a position as vice president of Ontario operations. Before joining Philip Services, Mr. Kingswood owned and operated Kingswood Waste Systems, a private solid waste management company in Ontario, from 1985 to 1991.

COMMITTEES OF THE BOARD

    The Board of Directors has authorized an Executive Committee, an Audit Committee and a Compensation Committee to become operative upon the closing of this offering. A majority of the members of the Audit and Compensation Committees will be independent directors who are not employees of Capital Environmental or any of our subsidiaries.

ELECTION OF DIRECTORS

    Following the completion of this offering, the Board of Directors will be divided into two classes, each of whose members will serve for a staggered two year term. Two of our directors will be elected to serve a one year term and two of our directors will be elected to serve a two year term.

COMPENSATION OF DIRECTORS

    Directors currently do not receive any compensation for attending meetings of the Board of Directors. After completion of this offering, each independent director will receive a fee of $1,500 for attendance at each Board meeting and each committee meeting, unless held on the same day as the full Board meeting, in addition to reimbursement of reasonable expenses.

    The Compensation Committee will, in its discretion, issue options to independent directors under our 1999 stock option plan. When Mr. Lowenstein becomes an independent director at the completion of this offering, we will grant him an option to purchase 20,770 shares at the initial public offering price, exercisable on the twelve-month anniversary of the date of this offering, pursuant to the Plan.

    Under the 1999 stock option plan, Capital Environmental will grant each independent director, on the annual anniversary of the date of his or her appointment to the Board and during the time he or she serves on the Board, an option to purchase 13,847 shares of our common stock. All these options will have an exercise price equal to the fair market value of the common stock on the grant date, will vest on the one-year anniversary of the grant date, and will expire upon the earlier of five years after the grant date or one year after the director ceases to be a member of the Board. In the event of a change of control, options granted to independent directors under the 1999 stock option plan will immediately vest.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION INFORMATION

    Capital Environmental was incorporated on May 23, 1997. The following tables set forth information regarding the annual and long-term compensation earned in 1997 and 1998 by the Chief Executive Officer and the President and Chief Operating Officer. The individuals identified below have been compensated in accordance with the terms of their Employment Agreements described below.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               ----------------------------------
                                                 ANNUAL COMPENSATION                            SHARES UNDERLYING
                                         ------------------------------------    RESTRICTED          OPTIONS          ALL OTHER
                                YEAR        SALARY       BONUS       OTHER          STOCK          GRANTED(2)       COMPENSATION
                              ---------  ------------  ----------  ----------  ---------------  -----------------  ---------------

Tony Busseri................       1998(1) C   $150,000 C  $96,250 C  $ 7,500            --            34,617                --
                                   1997     C$ 52,083    C$29,167    C$ 5,083            --            49,849                --

Allard Loopstra.............       1998(1) C   $137,500 C  $85,000 C  $10,624            --            41,541                --
                                   1997     C$ 50,000    C$30,000    C$ 6,166            --            13,847                --

------------------------

(1) Salary and bonus figures reflect employment from June 1, 1997 through December 31, 1997. Bonus figures reflect portion earned during 1997; these bonuses were paid in cash.

(2) See "Option Grants" below.

    All executive officers and directors of Capital Environmental as a group were compensated C$161,250 in 1997 in salary and bonus and received options to acquire an aggregate of 163,394 shares of common stock. In 1998, all executive officers and directors of Capital Environmental as a group were compensated C$468,750 in salary and bonus and received options to acquire an aggregate of 76,158 shares of common stock.

    STOCK OPTIONS

    OPTION GRANTS. The following table contains information concerning the grant of options to purchase shares of our common stock to Capital Environmental's Chief Executive Officer and the President and Chief Operating Officer during our last fiscal year ended December 31, 1998.

                               1998 OPTION GRANTS

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                 % OF TOTAL                                          ANNUAL RATES OF STOCK
                                    NUMBER OF      OPTIONS                                           PRICE APPRECIATION FOR
                                     SHARES      GRANTED TO      EXERCISE                                OPTION TERM(3)
             NAME OF               UNDERLYING     EMPLOYEES        PRICE                           --------------------------
        BENEFICIAL OWNER           OPTIONS(1)      IN 1998     PER SHARE(2)     EXPIRATION DATE         5%           10%
---------------------------------  -----------  -------------  -------------  -------------------  ------------  ------------

Tony Busseri.....................      13,847           5.9%    C    $14.44   April 30, 2003       C   $ 55,200  C   $122,100
                                       20,770           8.8%    C    $18.05   August 30, 2003      C   $103,650  C   $228,900

Allard Loopstra..................      27,694          11.7%    C    $14.44   January 30, 2003     C   $110,400  C   $244,200
                                       13,847           5.9%    C    $14.44   April 30, 2003       C   $ 55,200  C   $122,100

------------------------

(1) Options vest on the earlier of two years from the date of their grant or the day prior to the completion of this offering.

(2) The options were granted at or above fair market value as determined by the Board of Directors on the date of grant.

(3) Amounts reported in these columns represent amounts that may be realized on the exercise of options immediately prior to the expiration of their term assuming the specified assumed rates of stock price appreciation (5% and 10%) on Capital Environmental's common stock annually. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with these exercises. Actual realizable value, if any, will depend on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options and warrants used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent Capital Environmental's estimate or projection of the future price of the common stock on any date. There is no representation, either express or implied, that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.

    As of December 31, 1998, all directors and officers as a group held 210,473 options to acquire shares of common stock at an average exercise price of C$12.48, or $8.37 as of April 15, 1999. No director or officer exercised her or his options during 1998.

                               1998 OPTION VALUES

                                                             NUMBER OF SHARES UNDERLYING
                                                                                                VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                  DECEMBER 31, 1998             DECEMBER 31, 1998(1)
                                                            ------------------------------  ----------------------------
                                                              EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                            ---------------  -------------  -------------  -------------

Tony Busseri..............................................            --          84,466             --     C  $590,000

Allard Loopstra...........................................            --          55,388             --     C  $300,000

------------------------

(1) There was no public trading market for our common stock at December 31, 1998. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated based on the fair market value of our common stock as of December 31, 1998, of C$18.05 per share, or $11.74 as of December 31, 1998, as determined by the Board of Directors based on recent arms-length transactions with third parties, less the aggregate exercise price.

EMPLOYMENT AGREEMENTS

    Tony Busseri is employed as the Chairman of the Board and Chief Executive Officer of Capital Environmental pursuant to an employment agreement dated as of August 14, 1998, which incorporates prior amendments made to his original employment agreement of August 1, 1997. Prior to August 1, 1997, Mr. Busseri was not compensated by us for his services. By the terms of the August 14, 1998 agreement, Mr. Busseri's base salary is fixed at C$175,000 effective July 1, 1998. Prior to July 1, 1998, Mr. Busseri's base salary was fixed at C$125,000. Upon completion of this offering, Mr. Busseri's base salary will increase to the greater of $130,000 converted into Canadian dollars or C$175,000. Mr. Busseri is entitled to a minimum annual bonus of 50% of his base salary. Bonus amounts in excess of the minimum guaranteed bonus are payable at the discretion of the Board of Directors. The agreement has an initial term of three years, expiring on July 31, 2000. On completion of this offering, the term of the agreement will be automatically extended for a further three years. We may terminate the employment agreement at any time without notice. However, if we terminate Mr. Busseri's employment without cause, we are obligated to make severance payments to him consisting of base salary and benefits for twenty-four months with the option of a lump sum salary payment, and a bonus of two times the minimum annual bonus in addition to any bonus already earned. In addition, all stock options vest and are exercisable for twelve months after his termination. In the event of a change in control, Mr. Busseri can demand that we cash out all of his options. If after this offering, Mr. Busseri no longer holds one of the positions of either Chairman of the Board or Chief Executive Officer, we will be obligated to make the severance payments described above to him. Additionally, Mr. Busseri is subject to a two year non-competition agreement.

    Allard Loopstra is employed as President and Chief Operating Officer of Capital Environmental pursuant to an employment agreement dated as of August 14, 1998, which incorporates prior amendments made to his original employment agreement dated June 19, 1997. By the terms of the August 14, 1998 agreement, Mr. Loopstra's base salary is fixed at C$170,000 effective July 1, 1998. Mr. Loopstra's initial base salary was C$100,000 and was increased to C$110,000 in January of 1998. Upon completion of this offering, Mr. Loopstra's base salary will increase to the greater of $125,000 converted into Canadian dollars or C$170,000. Mr. Loopstra is entitled to a minimum annual bonus of 50% of his base salary. Bonus amounts in excess of the minimum guaranteed bonus are payable at the discretion of the Board of Directors. The agreement has an initial term of three years, expiring on July 31, 2000. On completion of this offering, the term of the agreement will be automatically extended for a further three years. The employment agreement also provides that on completion of this offering, Mr. Loopstra will receive a one-time bonus of C$125,000. We may terminate the employment agreement at any time without notice. However, if we terminate Mr. Loopstra's employment without cause, we are obligated to make certain severance payments to him which are substantially identical to the severance payments that would be provided to Mr. Busseri. If after this offering, Mr. Busseri no longer holds one of the positions of either Chairman of the Board or Chief Executive Officer, we will be obligated to make these severance payments to Mr. Loopstra. In the event of a change of control, Mr. Loopstra can demand that we cash out all of his options. Additionally, Mr. Loopstra is subject to a non-competition agreement for a maximum period of eighteen months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There was no Compensation Committee during 1997. At the time the employment agreements with Mr. Busseri and Mr. Loopstra were approved by the Board of Directors, Mr. Busseri and Mr. Loopstra were two of the four members of the Board of Directors. None of our executive officers served as a director or member of the compensation committee of another entity.

1997 STOCK OPTION PLAN

    The Board of Directors adopted the 1997 stock option plan effective as of July 30, 1997, and the stockholders approved it on July 30, 1997. The 1997 stock option plan is intended to provide officers, employees and directors with additional incentives by increasing their proprietary interests in Capital Environmental. Under the 1997 stock option plan, we may grant options to acquire shares of common stock up to a maximum of 10% of the then issued and outstanding shares of common stock after giving effect to the conversion of the convertible preference stock and the class "B" special stock. As of April 15, 1999, we had granted options to purchase 384,944 shares of common stock at a weighted average exercise price of C$12.48, or $8.37 as of April 15, 1999, per share under the terms of the 1997. No further options will be granted under the 1997 stock option plan following effectiveness of the 1999 stock option plan described below.

    The Board of Directors currently administers the 1997 stock option plan. Upon consummation of this offering, the Compensation Committee will administer the 1997 stock option plan.

    Options generally become exercisable only after the second anniversary of the grant date. No option will remain exercisable later than five years after the grant date, unless the Compensation Committee determines otherwise. Notwithstanding the foregoing, upon a "change of control" event, which is defined as an initial public offering of our securities on a recognized stock exchange or an offer to purchase more than 50.0% of our voting securities, the options become immediately exercisable.

    If an officer, employee or director with outstanding options retires or becomes disabled or dies, he or she (or his or her estate) may exercise his or her options, but only within the period ending on the earlier of the expiration of the option or 18 months after retirement, death or disability. If the optionee does not exercise his or her options within that time period, the options will terminate, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan. If the optionee ceases to be an officer, employee or director of Capital Environmental for any reason other than retirement, death or disability, his or her vested options terminate 90 days after this relationship terminates, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan.

1999 STOCK OPTION PLAN

    The 1999 stock option plan was adopted by the Board of Directors and approved by the stockholders in April 1999. The 1999 stock option plan is intended to provide employees, officers, consultants and directors with additional incentives by increasing their proprietary interests in Capital Environmental. Under the 1999 stock option plan, we may grant options for a maximum of 15%, including stock options issued under the 1997 stock option plan, of the then issued and outstanding shares of common stock and common stock equivalents.

    A subcommittee of the Compensation Committee comprised solely of two non-employee members of the Board will administer the 1999 stock option plan. The administrator of the 1999 stock option plan will have the authority to determine the employees, officers, consultants and directors to whom options are granted, the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options. Unless otherwise determined by the Committee, options granted to directors under the 1999 stock option plan will generally vest one year from the date of grant and expire upon the earlier of five years after the date of grant or one year after the director ceases to be a member of the Board of Directors. Options for non-directors will generally vest two years from the date of grant and will generally expire five years after the grant date, unless the Compensation Committee determines otherwise. Upon a change of control event, options become immediately exercisable.

    If an employee, officer, consultant or director with outstanding options retires or becomes disabled or dies with outstanding options, this person, or his or her estate, may exercise his or her options, but only within the period ending on the earlier of the expiration of the option or 18 months after retirement, death or disability. If the option holder does not exercise his or her options within that time period, the options will terminate, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan. If the option holder ceases to be an employee, officer, consultant or director of Capital Environmental other than because of retirement, death or disability, his or her options terminate 90 days after the date this relationship terminates, and the shares of common stock subject to the options will become available for issuance under the 1999 stock option plan.

                              CERTAIN TRANSACTIONS

FUNDING

    Capital Environmental was founded in May 1997 by Branard Investment Corp., a private holding company for which Mr. Busseri serves as president, with the goal of taking advantage of consolidation opportunities in the solid waste services industry in Canada. In connection with the founding of Capital Environmental, and prior to our acquisition of any assets or operations, we issued 1,353,924 shares of our common stock to Branard for nominal consideration. Subsequently, we negotiated our purchase of selected assets of Canadian Waste and USA Waste's 50% interest in Western Waste.

    In July 1997, we sold an aggregate of 8,000 shares of convertible preference stock at a price of C$1,000 per share or C$7.22 per share of common stock on a converted basis. Of the 8,000 shares of convertible preference stock, 6,802 were purchased by principals and employees of Sanders Morris Mundy Inc. and investment partnerships managed by or associated with Sanders Morris Mundy. Upon completion of this offering, the shares of convertible preference stock will convert into 1,107,750 shares of common stock. In July 1997, Sanders Morris Mundy and an affiliate of Sanders Morris Mundy received warrants to purchase 92,312 shares of common stock at an exercise price of C$0.007 per share, all of which are currently exercisable. These warrants expire in July 2002. Sanders Morris Mundy is one of the representatives of the underwriters.

    In July 1997, in connection with our formation, we granted Allen Fracassi a warrant to purchase 30,772 shares of common stock at an exercise price of C$0.007 per share. The warrant is currently exercisable and expires July 15, 2002.

    On July 30, 1997, we granted to each of Tony Busseri, Kenneth Ch'uan-k'ai Leung and Allen Fracassi options to acquire 49,849 shares of common stock, at an exercise price of C$7.22 per share. Also on July 30, 1997, we granted Allard Loopstra an option to acquire 13,847 shares of common stock, at an exercise price of C$7.22 per share. In January and May, 1998, we granted Mr. Loopstra an option to acquire 27,694 and 13,847 shares of common stock, respectively, at an exercise price of C$14.44 per share. All of these options were granted pursuant to the 1997 stock option plan. In May 1998, we granted Mr. Busseri an option to acquire 13,847 shares of common stock under the 1997 stock option plan at an exercise price of C$14.44 per share. These options become exercisable upon the earlier of the day prior to the consummation of this offering or two years from the date of grant and expire five years from the date of grant.

    In May 1998, a principal of Sanders Morris Mundy received an option to purchase 27,694 shares of common stock at an exercise price of C$14.44 per share, which will be exercisable on the day prior to the consummation of this offering and will expire five years from the date of grant. In June 1998, we completed a private placement of 553,869 shares of our common stock at a price of C$18.05 per share, for which Sanders Morris Mundy served as placement agent. Principals and employees of Sanders Morris Mundy and investment partnerships managed by or associated with Sanders Morris Mundy purchased 486,989 shares of common stock in the private placement.

    On August 31, 1998, we granted each of Tony Busseri and Kenneth Ch'uan-k'ai Leung an option to acquire 20,770 shares of common stock at an exercise price of C$18.05 per share. These options become exercisable upon the earlier of the day prior to the consummation of this offering or two years from the date of grant and expire five years from the date of grant.

    In October 1998, principals and employees of Sanders Morris Mundy, and investment partnerships managed by or associated with Sanders Morris Mundy, purchased 612,037 shares of our common stock from certain existing shareholders of Capital Environmental.

    In December 1998, we paid $125,000 to Sanders Morris Mundy for services provided as our financial advisor.

ACQUISITIONS

    In November 1997, in connection with our acquisition of the remaining 33.33% of the outstanding common stock of Western Waste from L&S Bishop Enterprises Inc. ("L&S"), a company controlled by Lynn Bishop, the President of Western Waste, we issued to L&S 400,000 shares of class "B" special stock at C$21.67 per share. The 400,000 shares of class "B" special stock will automatically convert into 484,645 shares of common stock upon the consummation of this offering. If the price per share of our common stock in this offering is less than C$21.67 per share, we have the right to make up to L&S any shortfall between C$21.67 per share and the actual price per share of the common stock sold in this offering, in our sole discretion, by either issuing these additional number of shares of common stock at the actual price per share at which the common stock is sold in this offering, or by payment of the cash difference. We have agreed to pay L&S the sum of $459,000 toward this make-whole obligation. We may have to make an additional payment to L&S if L&S elects to sell up to 112,323 shares in the future and, at that time, the price of our common stock is less than C$21.67 per share. Also in connection with this acquisition, we loaned C$1.5 million to L&S. The loan, which is evidenced by a promissory note, bears no interest and the principal amount becomes due and payable immediately prior to the completion of this offering. Repayment of the loan is subject to a right of offset against our payment of a dividend of C$1.5 million declared in November 1997 on the shares of class "B" special stock, payable immediately prior to the completion of this offering. If we completed this offering at C$21.67 per share or elected to make up any difference, L&S had the right to include in this offering shares of common stock having a value of C$5,250,000. Instead, L&S has elected to include 130,000 shares of common stock in this offering.

LOANS TO THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

    In July 1998, October 1998 and May 1999, we loaned C$155,000, C$45,000 and C$100,000, respectively, to Tony Busseri, the Chairman and Chief Executive Officer of Capital Environmental, to assist with the purchase of a principal residence. As of April 15, 1999, the full amounts of the loans were outstanding. The loans bear no interest and are repayable to us on demand. If we terminate Mr. Busseri's employment, he will have three years from the date of termination to pay the loan.

    Under the terms of our credit facility, we may extend loans to officers and directors in an aggregate amount not to exceed $500,000 for the purchase of a principal residence and/or common stock of Capital Environmental.

    Except as described above, we intend to enter into all transactions on an arm's-length basis in the ordinary course of our business and on terms no less favorable to us than could be obtained from unaffiliated third parties.

    In May 1999 we loaned C$200,000 to Allard Loopstra to assist with the purchase of common stock of Capital Environmental in the directed share program described under the caption "Underwriting". The loans bear no interest and are repayable to us on demand. If we terminate their employment, they will have three years from the date of termination to pay the loans.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this prospectus, by:

    - each person or entity that we know owns more than 5% of our common stock;

    - our Chief Executive Officer and each of our other executive officers;

    - each of our directors;

    - the selling shareholders; and

    - all our current directors and executive officers as a group.

                                                                       SHARES BENEFICIALLY     NUMBER OF    SHARES BENEFICIALLY
                                                                                                SHARES
                                                                              OWNED              BEING             OWNED
                                                                         BEFORE OFFERING        OFFERED        AFTER OFFERING
                                                                      ----------------------  -----------  ----------------------
NAME OF BENEFICIAL OWNER(1)                                            NUMBER      PERCENT                  NUMBER      PERCENT
--------------------------------------------------------------------  ---------  -----------               ---------  -----------
Environmental Opportunities Fund II(2)..............................    924,783       23.89%                 924,783       13.26%
Environmental Opportunities Fund I(3)...............................    632,806       16.35                  632,806        9.07
L&S Bishop Enterprises(4)...........................................    484,645       12.52      130,000     354,645        5.08
CERI Investors, L.P.(5).............................................    336,527        8.59                  336,527        4.79
Granvin Investments Inc.(6).........................................    281,247        7.27       71,838     209,409        3.00
Branard Investment Corp.(7).........................................    243,090        6.28                  243,090        3.48
Tony Busseri(8)(9)(10)..............................................    219,859        5.56                  219,859        3.11
9043-8284 Quebec Inc.(11)...........................................    153,855        3.97       39,299     114,556        1.64
ABCO/Kingswood(13)..................................................     84,235           *       18,863      65,372           *
Kenneth Ch'uan-k'ai Leung(8)(10)(12)................................     70,619        1.79                   70,619        1.00
Allard Loopstra(8)(10)..............................................     55,388        1.41                   55,388           *
David Lowenstein(8).................................................         --          --                   20,770           *
All executive officers and directors as a group (4 persons).........    345,866        8.47%                 366,636        5.09%

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of the date of this prospectus count as outstanding for computing the percentage beneficially owned by the person holding these options. Except as otherwise indicated by footnote, we believe that the persons named in this table, have sole voting and investment power with respect to the shares of common stock shown.

(2) Environmental Opportunities Fund II consists of Environmental Opportunities Fund II, L.P. and Environmental Opportunities Fund II (Institutional), L.P., both of which are managed by Fund II Mgt. Co., L.L.C. ("EOF II Management"). Sanders Morris Mundy Inc., one of the representatives of the underwriters, owns 99.0% of the membership interests in EOF II Management. The address of Environmental Opportunities Fund II is 600 Travis St., Suite 3100, Houston, Texas.

(3) Environmental Opportunities Fund I consists of Environmental Opportunities Fund, L.P. and Environmental Opportunities Fund (Cayman), L.P., both of which are managed by Environmental Opportunities Management Company, L.L.C. ("EOF I Management"). Sanders Morris Mundy Inc. owns 75% of the membership interests in EOF I Management. The address of Environmental Opportunities Fund I is 600 Travis St., Suite 3100, Houston, Texas.

(4) The address of L&S Bishop Enterprises is 202-340 Sioux Road, Sherwood Park, Alberta. The principal shareholder of L&S is Lynn Bishop, the President of Western Waste.

(5) CERI Investors, L.P. includes as a principal limited partner an affiliate of Sanders Morris Mundy Inc. Includes warrants to purchase 46,156 shares of common stock at an exercise price of C$.007 per share which are currently exercisable. The address of CERI Investors, L.P. is 1000 Louisiana St., Suite 1200, Houston, Texas.

(6) The address of Granvin Investments Inc. is 70 Balmoral, Suite 302, La Prairie, Quebec J5R 4L5. Does not include options and warrants to purchase 80,621 shares of common stock held by Allen Fracassi. Mr. Fracassi holds preference shares which have 50% of the voting power in a corporation which holds all of the capital stock of Granvin.

(7) The address of Branard is 1005 Skyview Drive, Burlington, Ontario. Mr. Busseri and Colin Soule serve as directors and executive officers of Branard.

(8) The address of Mr. Bishop, Mr. Busseri, Mr. Loopstra, Mr. Leung and Mr. Lowenstein is 1005 Skyview Drive, Burlington, Ontario.

(9) Includes 135,393 shares of common stock held by Branard and beneficially owned by Mr. Busseri.

(10) The information set forth in the table above includes 84,466, 70,619 and 55,388 options to acquire shares of common stock held by Mr. Busseri, Mr. Leung and Mr. Loopstra, respectively. All of these options were granted under our 1997 stock option plan, except for 20,770 of the options held by Mr. Leung.

(11) The address of 9043-8284 Quebec Inc. is 70 Balmoral, Suite 302, La Prairie, Quebec J5R 4L5. Philip Fracassi holds preference shares which have 50% of the voting power in a corporation which holds all of the capital stock of 9043-8284 Quebec. Does not include options to purchase 41,541 shares of common stock to be issued to Mr. Fracassi in connection with the acquisition of Evergreen Industrial Services.

(12) The chief investment officer of Environmental Opportunities Fund I and Environmental Opportunities Fund II is Kenneth Ch'uan-k'ai Leung, a director of Capital Environmental.

(13) The address of ABCO/Kingswood is 155 Glenwood Drive, Brantford, Ontario N3S 7R3. The principal stockholder of ABCO/Kingswood is Glen Kingswood, Vice President, Southwestern Ontario Operations.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital of Capital Environmental consists of an unlimited number of shares of convertible preference stock, 400,000 shares of class "B" special stock and an unlimited number of shares of common stock. As of April 15, 1999, 8,000 shares of convertible preference stock, 400,000 class "B" special shares and 2,278,782 shares of common stock, were issued and outstanding. Simultaneously with this offering, we will file amended and restated articles of incorporation, and our authorized capital stock will consist of an unlimited number of shares of common stock and an unlimited number of shares of preferred stock.

    Following is a summary of the material provisions applicable to our common stock and our preferred stock in our amended and restated articles of incorporation and by-laws, copies of which have been filed as an exhibit to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share of common stock held at all meetings of the shareholders of Capital Environmental, except for meetings at which only holders of another specified class or series of shares of Capital Environmental are entitled to vote separately as a class or series. There are no cumulative voting rights. Holders of common stock are entitled to dividends, if any, as and when declared by the Board of Directors at its discretion out of funds legally available therefor, subject to any prior rights of the holders of another class of shares of Capital Environmental. In the event of our liquidation, dissolution or winding up, the holders of common stock would be entitled to receive, subject to the prior rights of any holders of another class of shares, our remaining property after payment of all debts and liabilities. Holders of the common stock have no pre-emptive subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of holders of any preferred stock issued in the future. All issued and outstanding shares of common stock are, and the common stock offered in this prospectus when issued and paid for will be, fully paid and non-assessable. The Business Corporations Act (Ontario) does not impose restrictions upon the ownership of our common stock by non-residents of Canada.

PREFERRED STOCK

    The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the designation, rights, privileges, restrictions and conditions attaching to the series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Capital Environmental without further action by the stockholders. In addition, the issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

STATUTORY, CHARTER AND BY-LAW PROVISIONS

    The following brief description of provisions of the Business Corporations Act (Ontario), our amended and restated articles of incorporation and our by-laws does not purport to be complete and is subject in all respects to the provisions of the Business Corporations Act (Ontario), our restated articles of incorporation and our by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES. Our articles provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board is fixed at a minimum of three and a maximum of nine. Pursuant to the Act and a special resolution passed by our voting stockholders, any change in the minimum and maximum number of directors fixed in the articles requires the approval of two-thirds of the votes cast by our voting stockholders at a properly called meeting and the directors may from time to time change the fixed number of directors within that range. We currently have a fixed number of four directors. We have a staggered board. Two of our directors have been elected to serve a one year term and two of our directors have been elected to serve a two year term. Under the Act and provided that a quorum of directors remains in office, vacancies may be filled by the directors. However, where the vacancy results from an increase by the directors in the number of directors within the minimum and maximum fixed by the articles and if, after filling the vacancy, the number of directors would be more than one and one-third times the number of directors required to be elected at the last annual meeting of the stockholders, or where the vacancy results from a failure to elect the number of directors required to be elected at any meeting of stockholders, then the vacancy must be filled by the stockholders. If less than a quorum of directors remains in office, or if there has been a failure to elect the required fixed number of directors, any vacancy must be filled by the stockholders and the directors are required to call a special meeting of the stockholders to fill the vacancy.

    INDEMNITY OF DIRECTORS. Our by-laws provide that our directors and officers and former directors and officers shall be indemnified to the extent permitted by the Act against all costs, charges and expenses reasonably incurred by them in connection with actual or threatened proceedings and claims arising out of their status as director or officer of Capital Environmental. However, the director or officer must have acted honestly and in good faith with a view to our best interests and in the case of a monetary penalty imposed in a criminal or administrative proceeding, the director or officer must have had reasonable grounds for believing that his or her conduct was lawful. In support of our indemnification obligation, we will obtain $25.0 million of directors and officers insurance.

    CANADIAN DIRECTORS. Because Capital Environmental is an Ontario corporation subject to the Act, a majority of its directors must be resident Canadians and directors cannot transact business at a meeting of directors unless a majority of directors present are Canadian directors.

REGISTRATION RIGHTS

    After this offering, the holders of 2,904,406 shares of common stock and warrants to purchase 123,084 shares of common stock may require that we register these shares under U.S. federal securities laws. Under the terms of the agreements between Capital Environmental and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act of 1933, except for registration on Form S-4, F-4 or S-8, or any other forms as the Securities and Exchange Commission may promulgate for registration of the sale of securities in transactions for which Form S-4, F-4 or S-8 may be used as of the date of this prospectus, we must notify these shareholders of this registration. These shareholders may then elect to include their shares of common stock in our proposed registration. In addition, if we propose to qualify any of our securities for distribution to the public under the securities laws of any province of Canada, we must notify these shareholders of this registration and shareholders may then elect to include their shares of common stock in our proposed qualification. After the expiration of 180 days following this offering, holders of a majority of these 2,904,406 shares of common stock and warrants to purchase 123,084 shares of common stock may also require us on two occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use diligent reasonable efforts to effect the registration. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering or the Board of Directors to limit the number of shares included in a registration.

LISTING

    The common stock has been approved for listing on the NASDAQ National Market under the symbol "CERI".

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company will serve as transfer agent and registrar for the common stock and CIBC Mellon Trust Company will serve as co-transfer agent and co-registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After this offering, we will have outstanding 6,976,030 shares of common stock, or 7,461,838 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 3,258,725 shares that we and the selling shareholders expect to sell in this offering, or 3,744,533 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless these shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

    The remaining 3,717,305 shares of common stock that will be outstanding after this offering will be restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

    After this offering, the holders of 2,904,406 shares of common stock, and warrants to purchase 123,084 shares of common stock, will be entitled to registration rights with respect to these shares. See "Description of Capital Stock--Registration Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

    Under lock-up agreements with the underwriters, all of the executive officers, directors and our shareholders, who collectively hold an aggregate of 3,717,305 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares for a period of 180-days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180-days from the date of this prospectus, except as consideration for business acquisitions, upon exercise of currently outstanding stock options or warrants or upon the issuance of options to employees, consultants and directors under the 1999 stock option plan, and the exercise of options under the 1997 stock option plan and 1999 stock option plan, without the prior written consent of Credit Suisse First Boston.

    On the date of the expiration of the lock-up agreements, 3,227,441 restricted shares will be eligible for immediate sale, of which 2,682,985 shares will be subject to volume, manner of sale and other limitations under Rule 144.

    Following the expiration of these lock-up periods, some of the shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of these shares in reliance upon Rule 144 under the Securities Act but without compliance with some of its restrictions, including the holding-period requirement, imposed under Rule 144. Under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

    - 1% of the then-outstanding shares of common stock or approximately 69,760 shares immediately after this offering and

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to this sale.

    Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been an affiliate of ours during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    There has been no public market for the common stock prior to this offering and no assurance can be given that an active public market for the common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of the common stock, or the perception that these sales could occur, could adversely affect the prevailing market price of the common stock and could impair our ability to raise capital or effect acquisitions through the issuance of common stock.

    After the completion of this offering, we intend to file a registration statement under the Securities Act to register all shares issuable on exercise of stock options or other awards granted or to be granted under the 1997 stock option plan and the 1999 stock option plan. After this registration statement becomes effective, and subject to some of the restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of these options. We currently intend to file a shelf registration statement under the Securities Act covering up to an additional 2,600,000 shares of common stock for our use in connection with acquisitions that may be made by us. These shares, if issued within 180 days of the date of this prospectus, will be subject to lock-up agreements, by which the holders will agree not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares within the 180-day period following the date of this prospectus. See "Underwriting."

                                TAX CONSEQUENCES

    BECAUSE CANADIAN AND UNITED STATES TAX CONSEQUENCES MAY DIFFER FROM ONE HOLDER TO THE NEXT, THE DISCUSSION SET OUT BELOW DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU AND YOUR PARTICULAR SITUATION. ACCORDINGLY, YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE UNITED STATES AND CANADIAN FEDERAL, PROVINCIAL, STATE AND OTHER TAX CONSEQUENCES OF INVESTING IN OUR COMMON STOCK. THE STATEMENTS OF UNITED STATES AND CANADIAN TAX LAW SET OUT BELOW ARE BASED ON THE LAWS AND INTERPRETATIONS IN FORCE AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO ANY CHANGES OCCURRING AFTER THAT DATE.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES INVESTORS

    The statements of law and legal conclusions regarding the material Canadian federal income tax considerations applicable to a person who is a U.S. holder contained in "Canadian Federal Income Tax Considerations for United States Investors" are the opinion of Tory Tory DesLauriers & Binnington, Canadian counsel for Capital Environmental. In this summary, a "U.S. holder" means a person who, for the purposes of the Canada-United States Income Tax Convention
(1980), is a resident of the United States and not of Canada and who, for the purposes of the Income Tax Act (Canada):

    - deals at arm's length with us;

    - is the beneficial owner of our common stock;

    - holds our common stock as capital property;

    - does not use or hold and is not deemed to use or hold our common stock in the course of carrying on a business in Canada; and

    - is not an insurer for whom our common stock constitutes designated insurance property.

Our common stock will generally be capital property to a U.S. holder unless it is held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market" property for purposes of the Canadian Act. This summary does not apply to a U.S. holder that is a "financial institution" for purposes of the mark-to-market rules contained in the Canadian Act.

    This summary is based on the current provisions of the Canadian Act and the regulations in force on the date of this prospectus, the Convention, counsel's understanding of the current published administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation, and all specific proposals to amend the Canadian Act and the regulations announced by the Canadian Minister of Finance prior to the date of this prospectus.

    This summary is not exhaustive and, except for the proposed amendments to the Canadian Act, does not take into account or anticipate changes in the law or the administrative or assessing practices of Revenue Canada, whether by judicial, governmental or legislative action or interpretation, nor does it take into account tax legislation or considerations of any province or territory of Canada. Because Canadian tax consequences may differ from one holder to the next, this summary does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. You are advised to consult your own tax advisor.

    DIVIDENDS

    Dividends paid or deemed to be paid on our common stock are subject to non-resident withholding tax under the Canadian Act at the rate of 25%, although this rate may be reduced by the provisions of an applicable income tax treaty. Under the Convention, U.S. holders will generally be subject to a 15% withholding tax on the gross amount of dividends we pay or are deemed to have paid on our common stock. Also pursuant to the Convention, in the case of a U.S. holder that is a U.S. corporation which beneficially owns at least 10% of our voting stock, the applicable rate of withholding tax on dividends will generally be reduced to 5%.

    DISPOSITIONS

    A U.S. holder will not be subject to tax under the Canadian Act in respect of a capital gain arising on a disposition or deemed disposition of our common stock, including common stock that we purchase, unless (1) the common stock constitutes "taxable Canadian property" within the meaning of the Canadian Act to the U.S. holder, and (2) the capital gain is not exempt from taxation in Canada under the Convention. Generally, our common stock will not constitute taxable Canadian property of a U.S. holder provided our common stock is listed on a prescribed stock exchange for purposes of the Canadian Act, which includes the NASDAQ National Market, and the U.S. holder, alone or together with persons with whom the U.S. holder does not deal at arm's length, has not owned, or had under option, 25% or more of the issued shares of any class or series of our capital stock at any time within five years preceding the date of disposition.

    Under the Convention, capital gains derived by a U.S. holder from the disposition of our common stock in circumstances where it constitutes taxable Canadian property to the U.S. holder generally will not be taxable in Canada unless the value of the common stock is derived principally from real property situated in Canada.

    A disposition or deemed disposition of our common stock by a U.S. holder in respect of which our common stock is taxable Canadian property and which is not exempt from capital gains taxation in Canada under the Convention will give rise to a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, less the reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common stock to the U.S. holder at the time of the actual or deemed disposition. Generally, three-quarters of any capital gain realized will be required to be included in income as a taxable capital gain and three quarters of any capital loss will be deductible, subject to certain limitations, against taxable capital gains in the year of disposition or the three preceding years or any subsequent year in accordance with the detailed provisions in the Canadian Act.

    Our purchase of common stock, other than by a purchase in the open market in the manner in which shares are normally purchased by a member of the public, will give rise to a deemed dividend equal to the amount we pay on the purchase in excess of the paid-up capital of the common stock, determined in accordance with the Canadian Act. This deemed dividend will be subject to non-resident withholding tax, as described above, and will reduce the proceeds of disposition to a U.S. holder of its common stock for purposes of computing the amount of any capital gain or loss arising on the disposition.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of our common stock by a United States holder. A United States holder is:

    - an individual citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or any of its political subdivisions; or

    - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This summary deals only with common stock that is held as a capital asset by a United States holder, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

    - dealers or traders in securities or currencies;

    - financial institutions or other United States holders that treat income in respect of our common stock as financial services income;

    - life insurance companies;

    - tax-exempt entities;

    - United States holders that hold our common stock as a part of a straddle or conversion transaction or other arrangement involving more than one position or that hedge against currency risks in respect of our common stock;

    - United States holders that own, or are deemed for United States tax purposes to own, 10% or more of the total combined voting power of all classes of our voting stock;

    - United States holders that have a principal place of business or "tax home" outside the United States; or

    - United States holders whose "functional currency" is not the United States dollar.

    The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986 and regulations, rulings and judicial decisions as of the date of this prospectus; any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. The discussion below also is based upon representations that we have made, which in turn rely upon significant assumptions as to facts and circumstances in the future. The following discussion does not purport to describe all of the tax considerations that may be relevant to you. The statements of law and legal conclusions set out below are the opinion of Morgan, Lewis & Bockius LLP, our special United States counsel. However, opinions of tax counsel are not binding on United States tax authorities or courts.

    DISTRIBUTIONS

    Distributions that we make with respect to our common stock, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be taxed to United States holders as ordinary dividend income to the extent that the distributions do not exceed the current and accumulated earnings and profits of Capital Environmental. The amount treated as a dividend will include any Canadian withholding tax deducted from the distribution. Distributions, if any, in excess of the current and accumulated earnings and profits of Capital Environmental will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder's tax basis in our common stock. To the extent that these distributions exceed the tax basis of the United States holder in its shares of our common stock, the excess generally will be treated as capital gain.

    In the case of distributions in Canadian dollars, the amount of the distributions generally will equal the United States dollar value of the Canadian dollars distributed, determined by reference to the spot currency exchange rate on the date of receipt of the distribution by the United States holder, and the United States holder will realize separate foreign currency gain or loss only to the extent that gain or loss arises on the actual disposition of foreign currency received. Any foreign currency gain or loss generally will be treated as ordinary income or loss.

    Dividend income derived with respect to our common stock generally will constitute "portfolio income" for purposes of the limitation on the use of passive activity losses, and, therefore, generally may not be offset by passive activity losses, and as "investment income" for purposes of the limitation on the deduction of investment interest expense. Dividends that we pay will not be eligible for the dividends-received deduction generally allowed to United States corporations under Section 243 of the Internal Revenue Code.

    SALE OR EXCHANGE

    Upon a sale or exchange of our common stock to a person other than Capital Environmental, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the United States holder's adjusted tax basis in the common stock. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held our common stock for more than one year.

    FOREIGN TAX CREDIT

    In general, in computing its United States federal income tax liability, a United States holder may elect for each taxable year to claim a deduction or, subject to the limitations on foreign tax credits generally, a credit for foreign income taxes paid or accrued by it, including any non-United States taxes withheld from distributions, if any, that we pay on our common stock. For foreign tax credit purposes, under Section 904(g) of the Internal Revenue Code, in the event that at least 50 percent of our stock (determined by vote or value) is owned, directly, indirectly or by attribution, by United States persons, and subject to the limitations described below, a portion of the dividends that we pay in each taxable year will be treated as United States-source income, depending in general upon the ratio for that taxable year of our United States-source earnings and profits to our total earnings and profits. The remaining portion of our dividends will be treated as foreign-source income and generally will be treated as passive income, subject to the separate foreign tax credit limitation for passive income. The application of Section 904(g) is subject to two limitations. First, if, in any taxable year, we have earnings and profits and less than 10 percent of those earnings and profits are from United States sources, then, in general, dividends that we pay from our earnings and profits for that year will be treated entirely as foreign-source income. Second, because dividends that we pay are treated entirely as foreign-source income under the Canada-United States Income Tax Convention, a United States holder that qualifies for the benefits of the Convention may elect to have the portion of those dividends that would be treated as United States-source income under
Section 904(g) instead treated as foreign-source income that is subject to a separate foreign tax credit limitation.

    Gain realized by a United States holder on the sale or exchange of our common stock generally will be treated as United States-source gain, and, under recently-promulgated regulations, loss realized by a United States holder on the sale or exchange of our common stock generally will be treated as United States-source loss, for United States foreign tax credit purposes.

    The availability of foreign tax credits depends on the particular circumstances of each United States holder. You are advised to consult your own tax advisor.

    BACKUP WITHHOLDING TAX

    Backup withholding tax at a rate of 31% may apply to payments of dividends and to payments of proceeds of the sale or other disposition of our common stock within the United States by a non-corporate United States holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and may be credited against a United States holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated June 2, 1999, the underwriters named below, for whom Credit Suisse First Boston Corporation, Raymond James & Associates, Inc. and Sanders Morris Mundy Inc. are acting as representatives, have severally but not jointly agreed to purchase from Capital Environmental and the selling shareholders the following respective numbers of shares of common stock:

                                                                                     NUMBER
UNDERWRITERS                                                                       OF SHARES
---------------------------------------------------------------------------------  ----------
Credit Suisse First Boston Corporation...........................................   1,582,817
Raymond James & Associates, Inc..................................................     756,999
Sanders Morris Mundy Inc.........................................................     412,909
BT Alex. Brown Incorporated......................................................      54,000
Deutsche Bank Securities Inc.....................................................      54,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................      54,000
First Analysis Securities Corporation............................................      54,000
Invemed Associates, Inc..........................................................      54,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...............................      54,000
PaineWebber Incorporated.........................................................      54,000
Charles Schwab & Co., Inc........................................................      54,000
U.S. Bancorp Piper Jaffray Inc...................................................      54,000
                                                                                   ----------
    Total........................................................................   3,238,725
                                                                                   ----------
                                                                                   ----------

The underwriters are not purchasing the 20,000 shares of common stock which we are offering directly to our directors, officers and employees in Canada, as described below.

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares of common stock, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement also provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    Capital Environmental has granted to the underwriters an option, expiring at the close of business on the 30th day after the date of this prospectus to purchase up to 485,808 additional shares at the initial public offering price less the underwriting discounts and commissions all as set forth in the table on the following page. The underwriters may exercise this option only to cover over-allotments of common stock. If the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of these additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.

    The representatives have advised us that the underwriters propose to offer the shares of common stock initially at the price to public set forth on the cover page of this prospectus and, through the representatives, to certain selling group members at that price less a concession of $0.46 per share, and the underwriters and this selling group members may allow a discount of $0.10 per share on sales to certain other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to dealers.

    The following table summarizes the compensation to be paid to the underwriters by Capital Environmental and the selling shareholders, and the expenses payable by Capital Environmental.

                                                                                   TOTAL
                                                                        ---------------------------
                                                                                        WITHOUT           WITH
                                                                         PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                        -----------  --------------  --------------
Underwriting Discounts and Commissions paid by Capital
  Environmental.......................................................   $    0.77    $  2,309,018    $  2,683,090
Expenses payable by Capital Environmental.............................   $    0.47    $  1,542,000    $  1,542,000
Underwriting Discounts and Commissions paid by the Selling
  Shareholders........................................................   $    0.77    $    200,200    $    200,200

Capital Environmental has agreed to pay the expenses of the offering, other than underwriting discounts and commissions, payable by the selling stockholders in connection with this offering.

    No NASD member participating in the distribution of the common stock will be permitted to confirm discretionary sales.

    This offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules because Sanders Morris Mundy, through shares held by principals and employees of Sanders Morris Mundy and investment partnerships managed by or associated with Sanders Morris Mundy, is considered by the NASD to beneficially own more than 10% of our outstanding common stock. Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing this offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Credit Suisse First Boston Corporation.

    At our request, the underwriters will reserve up to 65,000 shares of common stock to be issued by us and offered for sale, at the price to public set forth on the cover of this prospectus, to our directors, officers, employees or associates in the United States. This directed share program will be administered by Sanders Morris Mundy. The number of shares of common stock available for sale to the general public will be reduced to the extent any reserved shares are purchased by our directors, officers, employees or associates. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. In addition, we are offering, at a price equal to the price to public set forth on the cover page of this prospectus, 20,000 shares of common stock directly to our directors, officers and employees in Canada. Sanders Morris Mundy will receive an administration fee of $15,400 in connection with our offering of these shares in Canada.

    Capital Environmental, its officers and directors and principal stockholders and optionholders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus except as consideration for business acquisitions, upon exercise of currently outstanding stock options or warrants or upon the issuance of options to employees, consultants and directors under the 1997 stock option plan and the 1999 stock option plan, and the exercise of these options. If we issue shares as consideration for business acquisitions in the 180 day period after the date of this prospectus, we will require the holders of these shares to agree to the same restrictions on the disposition of these shares as those described in the immediately preceeding sentence.

    Capital Environmental and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make for these liabilities.

    Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "CERI."

    Prior to the offering, there has been no public market for the common stock. The initial public offering price was determined by negotiation between Capital Environmental and the representatives. The principal factors considered in determining the public offering price included:

    - the information set forth in this prospectus and otherwise available to the representatives;

    - the history of, and the prospects for, Capital Environmental and the industry in which it competes;

    - an assessment of Capital Environmental's management;

    - the prospects for, and the timing of, future earnings of Capital Environmental;

    - the present state of Capital Environmental's development and its current financial condition;

    - the general condition of the securities markets at the time of the offering;

    - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of Capital Environmental;

    - market conditions for initial public offerings; and

    - other relevant factors.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by this syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    In June 1998, we completed a private placement of 553,869 shares of our common stock at a price of C$18.05, or $12.11 at April 15, 1999, per share, for which Sanders Morris Mundy served as placement agent. Principals and employees of Sanders Morris Mundy and investment partnerships managed by or associated with Sanders Morris Mundy purchased 486,989 shares of common stock in the private placement. In May 1998, a principal of Sanders Morris Mundy received an option to purchase 27,694 shares of common stock at an exercise price of C$14.44, or $9.69 at April 15, 1999, per share, which will be exercisable the day prior to the completion of this offering, and in August 1998, Kenneth Ch'uan-k'ai Leung, a principal of Sanders Morris Mundy and a director of Capital Environmental, received an option to purchase 20,770 shares of common stock at an exercise price of C$14.44 per share, or $9.69 at April 15, 1999, which will be exercisable on the earlier of the day prior to the completion of this offering and two years from the date of grant.

    In October 1998, principals and employees of Sanders Morris Mundy, and investment partnerships managed by or associated with Sanders Morris Mundy, purchased 612,037 shares of our common stock from certain existing shareholders of Capital Environmental.

    Sanders Morris Mundy has provided various investment banking services to Capital Environmental since July 1997 and may do so in the future, and has received, and may in the future receive, customary compensation for these services.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered in this prospectus, the matter of enforcement of judgments in Canada, Canadian environmental matters and Canadian tax consequences will be passed on by Tory Tory DesLauriers & Binnington, Toronto, Ontario, Canadian counsel to Capital Environmental. United States legal matters related to this offering, including matters of United States law, will be passed upon for Capital Environmental by Morgan, Lewis & Bockius LLP, New York, New York and for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements of Capital Environmental, for the year ended December 31, 1998 and for the seven months ended December 31, 1997, appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their reports appearing elsewhere in this prospectus and registration statement.

    The financial statements of Western Waste, for the seven months ended June 5, 1997 and the year ended October 31, 1996, appearing in this prospectus and registration statement have been audited by Coopers & Lybrand, independent auditors, as set forth in their reports appearing elsewhere in this prospectus and registration statement. These financial statements have been included in this prospectus in reliance upon the reports, which have been given upon the authority of the above firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Capital Environmental has filed with the Securities and Exchange Commission a registration statement (of which the prospectus is a part) on Form F-1, under the Securities Act of 1933 for the Common Stock offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information in the registration statement. Certain portions of the registration statement contain exhibits and schedules as permitted by the rules and regulations of the Commission. For further information about us and our common stock offered in this prospectus, we refer you to the registration statement and to its exhibits and schedules. You may inspect the registration statement, including all its exhibits and schedules, without charge at the principal office of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, DC 20549, and at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of this material from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW., Room 1204, Washington, DC 20549, at prescribed rates. In addition, we have applied for listing on the Nasdaq National Market. You may inspect reports and other information concerning Capital Environmental at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, DC.

    Upon completion of this offering we will be subject to informational requirements of some U.S. federal securities laws and therefore we will be required or have agreed to file periodic reports and other information with the Securities and Exchange Commission, except as described below. As a foreign private issuer, Capital Environmental is exempt from the rules under the Exchange Act of 1934 prescribing the furnishing and content of proxy statements. Additionally, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act of 1934. In addition, under the Exchange Act, we are not required to publish financial statements as frequently, as promptly or containing the same information as United States companies. However, we have agreed to provide our shareholders with reports on Form 10-Q and 10-K and to comply with the United States proxy rules. In addition, we will furnish to holders of common stock annual reports in English containing consolidated financial statements, prepared in accordance with U.S. GAAP, examined by our independent public auditors and including their report thereon. We also will make available quarterly reports containing condensed unaudited financial information for the first three fiscal quarters of each year, prepared in accordance with U.S. GAAP. We will generally furnish annual reports within 90 days after the end of each fiscal year, and make available quarterly reports within 45 days after the end of each of the first three fiscal quarters of each year. We will also provide the holders of common stock with notice of meetings of holders of common stock.

    The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web-site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Capital Environmental Resource Inc.

  Report of PricewaterhouseCoopers LLP, Independent Auditors.........................        F-2

  Consolidated Balance Sheets........................................................        F-3

  Consolidated Statements of Operations and Comprehensive Income.....................        F-5

  Consolidated Statements of Stockholders' Equity....................................        F-6

  Consolidated Statements of Cash Flows..............................................        F-7

  Notes to Consolidated Financial Statements.........................................        F-8

Western Waste Services Inc.

  Report of Coopers & Lybrand, Independent Auditors..................................       F-27

  Consolidated Balance Sheets........................................................       F-28

  Consolidated Statements of Operations and Comprehensive Loss.......................       F-29

  Consolidated Statements of Stockholders' Deficit...................................       F-30

  Consolidated Statements of Cash Flows..............................................       F-31

  Notes to Consolidated Financial Statements.........................................       F-32

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Capital Environmental Resource Inc.

    We have audited the consolidated balance sheets of Capital Environmental Resource Inc. (the "Company") as at December 31, 1997 and 1998 and the consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the period from May 23, 1997, date of inception, to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1998 and the results of its operations and its cash flows for the periods then ended in accordance with generally accepted accounting principles in the United States.

Toronto, Canada                                                   PricewaterhouseCoopers LLP
March 8, 1999, except                                             Chartered Accountants
for
notes 7 and 11(d) which
are dated April 27,
1999

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                          CONSOLIDATED BALANCE SHEETS

                        AS AT DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                1997       1998
                                                                                              ---------  ---------
ASSETS

CURRENT ASSETS
Cash and cash equivalents...................................................................  $   2,473  $   1,060
Trade accounts receivable (net of allowance for doubtful accounts of $331 and $761).........      5,444      8,424
Prepaid expenses, deposits and other assets.................................................      1,711      1,266
Employee loans..............................................................................         --        190
                                                                                              ---------  ---------
                                                                                                  9,628     10,940

PROPERTY AND EQUIPMENT, NET (note 3)........................................................     19,174     25,909

GOODWILL (net of accumulated amortization of $164 and $1,568)...............................     18,802     54,430

OTHER INTANGIBLES (net of accumulated amortization of $23 and $912).........................        676      3,082

OTHER NON-CURRENT ASSETS....................................................................        405        149

DEFERRED INCOME TAXES (note 5)..............................................................      1,810      2,818

DEFERRED PUBLIC OFFERING COSTS..............................................................         --      1,009
                                                                                              ---------  ---------
                                                                                              $  50,495  $  98,337
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                          CONSOLIDATED BALANCE SHEETS

                        AS AT DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                                                      REDEEMABLE
                                                                                                      STOCK AND
                                                                                                     STOCKHOLDERS'
                                                                                                        EQUITY
                                                                                                     DECEMBER 31,
                                                                                                         1998
                                                                                 1997       1998     (UNAUDITED)
                                                                               ---------  ---------  ------------
LIABILITIES
CURRENT LIABILITIES
Accounts payable.............................................................  $   2,401  $   3,187
Accrued employee and subcontractor costs.....................................        601        793
Accrued disposal fees........................................................        228      1,202
Other accrued liabilities....................................................      2,525      2,853
Accrued purchase liabilities (notes 6(e) and 7(d))...........................         --      1,798
Current portion of long-term debt (note 4)...................................      1,398      2,101
                                                                               ---------  ---------
                                                                                   7,153     11,934
LONG-TERM DEBT (NOTE 4)......................................................     29,022     54,589
DEFERRED INCOME TAXES (NOTE 5)...............................................      2,541      4,376
                                                                               ---------  ---------
                                                                                  38,716     70,899
                                                                               ---------  ---------
REDEEMABLE CONVERTIBLE PREFERENCE STOCK: unlimited shares authorized; 8,000 shares issued and outstanding at December 31, 1997 and 1998; no shares
  issued and outstanding pro forma (notes 7(b) and 12).......................      5,748      5,748   $   --
REDEEMABLE CONVERTIBLE CLASS "B" SPECIAL STOCK: 400,000 shares authorized;
  400,000 shares issued and outstanding at December 31, 1997 and 1998 no
  shares issued and outstanding pro forma (notes 7(c) and 12)................      7,455      7,455       --
REDEEMABLE COMMON STOCK: unlimited shares authorized; no shares issued and outstanding at December 31, 1997; 780,415 shares issued and outstanding
  December 31, 1998 no shares issued and outstanding pro forma (notes 7(d),
  11(d) and 12)..............................................................         --      8,743       --
                                                                               ---------  ---------  ------------
                                                                                  13,203     21,946       --
                                                                               ---------  ---------  ------------
COMMITMENTS AND CONTINGENCIES (note 6)
STOCKHOLDERS' EQUITY
COMMON STOCK: unlimited shares authorized; issued and outstanding 1,427,774 common shares issued and outstanding at December 31, 1997; 1,993,758 common shares issued and outstanding at December 31, 1998; 3,972,521 common shares
  issued and outstanding pro forma (notes 7(a), 11(d) and 12)................        799      7,528       24,981
ACCUMULATED OTHER COMPREHENSIVE LOSS.........................................       (151)    (1,157)      (1,157)
ACCUMULATED DEFICIT..........................................................     (2,072)      (879)        (879)
                                                                               ---------  ---------  ------------
                                                                                  (1,424)     5,492   $   22,945
                                                                               ---------  ---------  ------------
                                                                                                     ------------
                                                                               $  50,495  $  98,337
                                                                               ---------  ---------
                                                                               ---------  ---------

          See accompanying notes to consolidated financial statements

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

 PERIOD FROM MAY 23, 1997 TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                            STATEMENT OF OPERATIONS

                                                                               PERIOD FROM
                                                                                INCEPTION
                                                                             (MAY 23, 1997)
                                                                             TO DECEMBER 31,       YEAR ENDED
                                                                                  1997          DECEMBER 31, 1998
                                                                           -------------------  -----------------
REVENUES.................................................................      $    15,089         $    62,056

COST OF OPERATIONS.......................................................           10,676              43,002

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.............................            1,389               8,490

DEPRECIATION AND AMORTIZATION............................................            1,154               4,890

START-UP AND INTEGRATION COSTS...........................................              270                 602

ABSORPTION OF ACQUISITION AND TRANSITION COSTS (note 2(b))...............            4,055                  --
                                                                                ----------      -----------------

INCOME (LOSS) FROM OPERATIONS............................................           (2,455)              5,072

INTEREST EXPENSE.........................................................             (898)             (3,139)
                                                                                ----------      -----------------

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST..................           (3,353)              1,933

INCOME TAX (PROVISION) BENEFIT (note 5)..................................            1,398                (740)

MINORITY INTEREST........................................................             (117)                 --
                                                                                ----------      -----------------

NET INCOME (LOSS) FOR THE YEAR...........................................      $    (2,072)        $     1,193
                                                                                ----------      -----------------
                                                                                ----------      -----------------

BASIC NET INCOME (LOSS) PER COMMON SHARE (note 8)........................      $     (1.51)        $      0.52
                                                                                ----------      -----------------
                                                                                ----------      -----------------

DILUTED NET INCOME (LOSS) PER SHARE (note 8).............................      $     (1.51)        $      0.29
                                                                                ----------      -----------------
                                                                                ----------      -----------------

SHARES USED IN PER SHARE CALCULATIONS (note 8)

Basic....................................................................        1,374,220           2,304,847
                                                                                ----------      -----------------
                                                                                ----------      -----------------

Diluted..................................................................        1,374,220           4,174,172
                                                                                ----------      -----------------
                                                                                ----------      -----------------

                       STATEMENT OF COMPREHENSIVE INCOME

NET INCOME (LOSS) FOR THE YEAR.............................      $  (2,072)       $    1,193

  Other comprehensive income (loss)--
    Foreign currency translation adjustments...............           (151)           (1,006)
                                                                   -------      --------------

COMPREHENSIVE INCOME (LOSS) FOR THE YEAR...................      $  (2,223)       $      187
                                                                   -------      --------------
                                                                   -------      --------------

          See accompanying notes to consolidated financial statements

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 PERIOD FROM MAY 23, 1997 TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                         STOCKHOLDERS' EQUITY
                                                    --------------------------------------------------------------
                                                                            ACCUMULATED
                                                        COMMON STOCK           OTHER
                                                    ---------------------  COMPREHENSIVE   ACCUMULATED
                                                      SHARES     AMOUNT       INCOME         DEFICIT       TOTAL
                                                    ----------  ---------  -------------  -------------  ---------

BALANCES AT INCEPTION (MAY 23, 1997)..............          --  $      --   $        --     $      --    $      --

Issuance of common shares.........................   1,427,774        799            --            --          799

Foreign currency translation adjustments..........          --         --          (151)           --         (151)

Net loss for the year.............................          --         --            --        (2,072)      (2,072)
                                                    ----------  ---------  -------------       ------    ---------

BALANCES AT DECEMBER 31, 1997.....................   1,427,774        799          (151)       (2,072)      (1,424)

Issuance of common shares.........................     565,984      6,729            --            --        6,729

Foreign currency translation adjustments..........          --         --        (1,006)           --       (1,006)

Net income for the year...........................          --         --            --         1,193        1,193
                                                    ----------  ---------  -------------       ------    ---------

BALANCES AT DECEMBER 31, 1998.....................   1,993,758  $   7,528   $    (1,157)    $    (879)   $   5,492
                                                    ----------  ---------  -------------       ------    ---------
                                                    ----------  ---------  -------------       ------    ---------

          See accompanying notes to consolidated financial statements

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 PERIOD FROM MAY 23, 1997 TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      PERIOD FROM
                                                                                       INCEPTION
                                                                                    (MAY 23, 1997)    YEAR ENDED
                                                                                    TO DECEMBER 31,  DECEMBER 31,
                                                                                         1997            1998
                                                                                    ---------------  ------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss).................................................................    $    (2,072)    $    1,193
Adjustments for non-cash items --
  Depreciation and amortization...................................................          1,154          4,890
  Deferred income taxes...........................................................         (1,433)           540
  Minority interest...............................................................            117             --
  Absorption of acquisition and transition costs..................................          4,055             --
  Net gain on disposal of property, plant and equipment...........................            (19)          (205)
Changes in assets and liabilities, net of effect of acquisitions and divestitures
  --
  Trade accounts receivable.......................................................         (3,545)           513
  Prepaid expenses, deposits and other assets.....................................         (1,488)         1,091
  Deferred public offering costs..................................................             --         (1,009)
  Employee loans..................................................................             --           (190)
  Accounts payable................................................................          1,414         (3,743)
  Accrued employee and subcontractor costs........................................            330             67
  Accrued disposal fees...........................................................            288            (20)
  Income and other taxes..........................................................            721             --
  Other accrued liabilities.......................................................          1,645           (419)
                                                                                    ---------------  ------------
                                                                                            1,167          2,708
                                                                                    ---------------  ------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures..............................................................        (13,318)        (3,710)
Acquisitions of businesses, net of cash acquired..................................            653        (33,670)
Proceeds from sale of property and equipment......................................            133          1,090
Loans and advances to employees and shareholders..................................           (149)            83
Collection of loans and advances to employees and shareholders....................             26             --
Other assets......................................................................            126             22
                                                                                    ---------------  ------------
                                                                                          (12,529)       (36,185)
                                                                                    ---------------  ------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of long-term debt..........................................         26,249         27,312
Principal payments on long-term debt..............................................        (17,909)        (1,350)
Repayment of capital lease liability..............................................             (3)          (287)
Net proceeds from issuance of common shares.......................................             89          6,729
Net proceeds from issuance of preference shares...................................          5,748             --
Increase in deferred financing costs..............................................           (256)           (91)
                                                                                    ---------------  ------------
                                                                                           13,918         32,313
                                                                                    ---------------  ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS......................            (83)          (249)
                                                                                    ---------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................          2,473         (1,413)

CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR......................................             --          2,473
                                                                                    ---------------  ------------
CASH AND CASH EQUIVALENTS--END OF YEAR............................................    $     2,473     $    1,060
                                                                                    ---------------  ------------
                                                                                    ---------------  ------------

          See accompanying notes to consolidated financial statements.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS, ORGANIZATION, AND SIGNIFICANT ACCOUNTING POLICIES

    A) BUSINESS AND ORGANIZATION

    Capital Environmental Resource Inc. (the "Company") is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers in secondary markets in Canada. The Company's operations are currently organized into seven service areas within three geographic territories: Ontario (currently comprised of Southwestern, Central and Eastern Ontario), western Canada (currently comprised of Alberta and British Columbia), and the northern United States (Western New York and Central New York/ Pennsylvania). At December 31, 1998, the Company operated seven transfer stations and six material recycling facilities. As at December 31, 1998, the Company did not own any landfills but operated two municipal landfills under term contracts.

    The Company was incorporated in the Province of Ontario, Canada on May 23, 1997 in order to take advantage of consolidation opportunities in the solid waste services industry in Canada and the United States. On June 6, 1997, the Company consummated: (i) the acquisition (the "Canadian Waste Acquisition") of a series of diverse, geographically dispersed assets from Canadian Waste Services Inc. ("Canadian Waste"), a wholly owned subsidiary of USA Waste Services Inc. ("USA Waste"); and (ii) the acquisition (the "Western Acquisition") of 50% of the common stock of Western Waste Services Inc. ("Western Waste") from USA Waste. The Canadian Waste assets included the right to provide selected services under municipal and individual customer contracts in eight markets in Ontario, Alberta and British Columbia. In addition, the Company acquired a transfer station and certain trucks, containers, office and parking space and the right to use certain of Canadian Waste's owned or controlled disposal facilities. The Western Acquisition provided the Company with additional collection operations and materials recovery facilities in eight markets in Alberta and British Columbia. The Company subsequently transferred certain of its newly purchased Canadian Waste assets to Western Waste in exchange for an additional 16.67% of the outstanding common stock of Western Waste and thereby acquired a 66.67% controlling majority stake in Western Waste. On November 1, 1997, Capital Environmental purchased the remaining 33.33% of the outstanding common stock of Western Waste in exchange for cash consideration and 400,000 Class "B" Special Shares. During 1998, the Company has continued its growth with a series of business acquisitions in both Canada and the United States (Note 2).

    B) BASIS OF PRESENTATION

    The Company's financial statements are prepared in accordance with generally accepted accounting principles in the United States. All financial information presented herein is in thousands of U.S. dollars except share and per share data. All references to "dollars" or "$" mean U.S. dollars and "C$" mean Canadian dollars.

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Prior to November 1, 1997, there was a non-controlling interest of 33.33% in Western Waste that was accounted for as a minority interest. All business acquisitions since the Company's inception have been accounted for under the purchase method of accounting and the results of operations of these businesses are included in the consolidated financial statements from their respective dates of acquisition.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    Assets and liabilities are reported in United States dollars. Assets and liabilities of Canadian operations have been translated from Canadian dollars to United States dollars at the exchange rates in effect at the relevant balance sheet date, and revenue and expenses of Canadian operations have been translated from Canadian dollars to United States dollars at the weighted average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations are reported as a separate component of stockholders' equity.

    C) CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents only with high credit quality financial institutions. The Company's trade accounts receivable are not subject to a concentration of credit risk. The Company's customers are diversified as to both geographic and industry concentrations. The Company maintains an allowance for losses based on the expected collectibility of the accounts.

    D) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

    E) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and short-term highly liquid deposits with maturity dates of less than 90 days.

    F) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives on a straight-line basis as indicated below. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. Gains and losses resulting from property or equipment disposals are credited or charged to cost of operations.

Buildings....................................................       10 to 25
                                                                       years
Vehicles.....................................................       10 years
Containers, compactors and recycling equipment...............  5 to 12 years
Furniture, fixtures and other office equipment and
  leaseholds.................................................   3 to 5 years

    During the year, the Company reduced the maximum estimated life of container equipment from 20 years to 12 years. This change, which has been accounted for prospectively commencing January 1, 1998, has resulted in a decrease in net income and net income per share of $150 and $0.06, respectively in 1998.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    G) GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets of acquired businesses, and is amortized on a straight-line basis over the period of expected benefit of 40 years.

    Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value of the related goodwill, the Company will re-evaluate the remaining useful life of goodwill and make adjustments, if necessary. The carrying value would be reduced to the estimated fair value if it becomes probable that the Company's best estimate for expected future undiscounted cash flows of the business would be less than the carrying amount. Fair value would be determined based on expected future discounted cash flows.

    H) OTHER INTANGIBLES

    Other intangibles include disposal agreements, significant municipal customer contracts and non-compete agreements related to acquisitions and are recorded at their cost less accumulated amortization. Amortization is charged on a straight-line basis over the life of the contracts or agreements which range from one to five years.

    I) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of the cash, cash equivalents and long-term debt approximate their fair value as at December 31, 1997 and 1998, based on the then current lending and borrowing rates for similar investing and financing arrangements.

    J) REVENUE RECOGNITION

    The Company recognizes revenue when waste removal services are provided. Amounts billed to customers, prior to providing the related services, are deferred and reported as revenues in the period in which the services are rendered. Long-term service contracts are reviewed on a regular basis for losses. Losses are changed to operations in the period when the likelihood of a loss has been established.

    K) INCOME TAXES

    The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws expected to be in effect when the differences are expected to reverse.

    L) MINORITY INTEREST

    The minority interest share of earnings represents the non-controlling interest of 33.33% that existed in the earnings of Western Waste from June 6, 1997 to October 31, 1997.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    M) ENVIRONMENTAL, LANDFILL CLOSURE AND POST-CLOSURE COSTS

    Costs relating to environmental damages are accrued and charged to operations in the period in which the likelihood of the occurrence has been established as probable and the costs can be reasonably determined. As of December 31, 1998, the Company did not own any landfills and, accordingly, does not accrue for estimated landfill closure and post-closure monitoring and maintenance costs. The Company may have material financial obligations relating to closure and post-closure costs of any disposal facilities it may own in the future. The Company will then provide accruals for future monitoring and maintenance costs of its landfills, based on engineering estimates of consumption of permitted landfill airspace over the estimated useful life of such landfill.

    N) DEFERRED FINANCING COSTS AND INITIAL PUBLIC OFFERING COSTS

    Costs associated with arranging the Company's credit facility have been deferred and are being written off over the term of the debt.

    Costs associated with a planned initial public offering have been deferred and will be charged to operations if the offering is not successful or will be netted against the proceeds raised from the offering, if completed.

    O) NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). This statement requires costs of start-up activities, integration expenses and organization costs to be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. Since incorporation, the Company has followed the prescribed requirements of SOP 98-5.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and disclosure standards for derivative instruments and hedging activities. The statement, which is to be applied prospectively, is effective for the Company's fiscal year beginning January 1, 2000. The Company is currently evaluating the potential impact of SFAS No. 133 on its future results of operations and financial position.

2. ACQUISITIONS

    A) BUSINESSES ACQUIRED DURING 1997

    On June 6, 1997, the Company purchased 50% of the outstanding shares of Western Waste from USA Waste, for consideration of $9,642 in the form of a note payable bearing interest at 6.75%. Subsequently, the Company received 100 treasury shares of Western Waste, representing 16.67% of the total outstanding common shares, in exchange for certain of the Canadian Waste assets with a value of $5,243. Both components of the acquisition of Western Waste were subject to price adjustment clauses based upon the achievement of certain earnings targets for the period September 1, 1997 to August 31, 1998; however, no adjustments were ultimately required.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    On November 1, 1997, the Company purchased the remaining 33.33% of the common shares of Western Waste from L&S Bishop Enterprises Inc. for cash consideration of $391, and 400,000 Class "B" Special Shares of the Company valued at $7,455. The Company also immediately declared a dividend of $1,075 on the Class "B" Special Shares, which amount is included as a component of the purchase price. See Notes 6(e) and 7(c) for details of further contingency payments.

    In 1997, the Company purchased two other smaller businesses for $1,195 comprising cash consideration of $397 and the issue of 73,850 common shares and 10,385 options to acquire common shares.

    The assets acquired and obligations assumed for business combinations accounted for under the purchase method of accounting in the period ended December 31, 1997 are as follows:

                                                                  WESTERN
                                                                   WASTE      OTHER      TOTAL
                                                                 ---------  ---------  ---------
Net current assets (liabilities)...............................  $  (8,554) $     107  $  (8,447)
Property and equipment.........................................     10,881        409     11,290
Other non-current assets.......................................        257        679        936
Goodwill and other intangibles.................................     18,391         --     18,391
                                                                 ---------  ---------  ---------
                                                                    20,975      1,195     22,170
Less:
  Long-term obligations assumed................................        229         --        229
  Deferred income taxes........................................      2,183         --      2,183
                                                                 ---------  ---------  ---------
Net acquisition costs..........................................  $  18,563  $   1,195  $  19,758
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    B) ACQUISITION OF SIGNIFICANT ASSETS OF CANADIAN WASTE DURING 1997

    Between June 6, 1997 and August 1, 1997, the Company acquired a series of geographically dispersed assets and certain transition services from Canadian Waste in Ontario, British Columbia and Alberta in connection with a sale mandated by the Competition Bureau of Canada (the "Competition Bureau"). The assets acquired included certain fixed assets (such as trucks, containers, facilities and equipment), as well as a list of customers which the Company could solicit to provide selected services (collectively, the "Canadian Waste Assets"). The Company also received certain transition services and the right to share use of certain Canadian Waste facilities during a transition period which expired December 31, 1997. While many of the customers were under short term contracts with Canadian Waste that did not provide for automatic transfer or assignment, the transaction was structured such that, in the opinion of the Competition Bureau, the Company acquired a sufficient market position to provide adequate long-term competition to Canadian Waste.

    Consideration for the Canadian Waste Assets and transition license included $11,340, in the form of a note payable of $10,980, due June 6, 2000, bearing interest at 6.75% and cash consideration of $360. Tangible assets represented $7,285 of the purchase price and no liabilities were assumed in the transaction. The Company allocated a portion of the consideration paid to property and equipment based upon the estimated fair market value of the assets acquired. The balance of the purchase cost of $4,055 was allocated to the customer lists and transition services acquired in the transaction. The

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

Company did not allocate any portion of the consideration to goodwill, as the transaction did not constitute the acquisition of a "business".

    Due to the nature of the rights and the limited number of assignable contracts acquired and the fact that the Company was required to negotiate new service contracts with substantially all of the customers whose contracts it acquired, as well as term of the transition license, the Company has amortized the acquisition and transition services costs of $4,055 over the period from the acquisition date to December 31, 1997.

    C) BUSINESSES ACQUIRED DURING 1998

    On January 2, 1998, the Company purchased 100% of the common shares of Rubbish Removal Inc. ("Rubbish"). The purchase consideration paid on closing amounted to $11,357, which included cash of $5,655, an obligation to pay additional cash consideration of $500 over three years and 500,175 redeemable common shares with a value of $5,202. The Company also subsequently paid additional consideration of $1,798 which is included in the cost of acquisition. See Notes 6(e) and 7(d) for details of further contingency payments.

    On October 1, 1998, the Company acquired 100% of the common shares of General Environmental Technical Services Inc. and J.V. Services of Western New York (collectively "GETS") for cash consideration of $2,182 and 280,240 redeemable common shares with a value of $3,541.

    The Company also acquired 15 other smaller businesses during 1998 at an aggregate purchase cost of $24,848.

    The assets acquired and obligations assumed for business combinations in the year ended December 31, 1998 are as follows:

                                                                           RUBBISH     GETS       OTHER      TOTAL
                                                                          ---------  ---------  ---------  ---------
Net current assets (liabilities)........................................  $  (1,230) $    (426) $     (75) $  (1,731)
Property and equipment..................................................        813        701      5,261      6,775
Other intangibles.......................................................      1,000        100      2,223      3,323
Goodwill................................................................     12,572      5,921     18,264     36,757
                                                                          ---------  ---------  ---------  ---------
Total assets acquired...................................................     13,155      6,296     25,673     45,124
Less: long-term obligations assumed.....................................         --        573        535      1,108
Deferred taxes..........................................................         --         --        290        290
                                                                          ---------  ---------  ---------  ---------
Net acquisition costs...................................................  $  13,155  $   5,723  $  24,848  $  43,726
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

    D) PRO FORMA ACQUISITION DATA (UNAUDITED)

    The following table presents condensed pro forma statement of operations data giving effect to the acquisitions of Rubbish, GETS and, the five next largest acquisitions, as if the acquisitions had occurred at the beginning of the periods presented. Together, these seven acquisitions comprised 78% of the total net acquisition costs for the year ended December 31, 1998. This data does not purport to be indicative of the results of operations of the Company that might have occurred nor which might occur in the future.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   PERIOD ENDED   YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   (UNAUDITED)   (UNAUDITED)
                                                                   ------------  ------------
Statement of Operations Data

Revenue..........................................................   $   37,083    $   75,171
                                                                   ------------  ------------
                                                                   ------------  ------------
Income (loss) from operations....................................   $   (1,966)   $    5,874
                                                                   ------------  ------------
                                                                   ------------  ------------
Net income (loss)................................................   $   (2,366)   $    1,241
                                                                   ------------  ------------
                                                                   ------------  ------------
Basic earnings (loss) per share..................................   $    (1.09)   $     0.49
                                                                   ------------  ------------
                                                                   ------------  ------------
Fully diluted earnings (loss) per share..........................   $    (1.09)   $     0.28
                                                                   ------------  ------------
                                                                   ------------  ------------
Pro forma weighted number of shares
  Basic..........................................................    2,166,754     2,522,289
  Fully diluted..................................................    2,166,754     4,391,615

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  ------------
Land.............................................................   $      128    $      114
Buildings........................................................          958         1,055
Vehicles.........................................................        8,794        15,112
Containers, compactors and recycling equipment...................        9,646        12,410
Furniture, fixtures and other office equipment and leaseholds....          509           957
                                                                   ------------  ------------
                                                                        20,035        29,648
Less: Accumulated depreciation...................................          861         3,739
                                                                   ------------  ------------
                                                                    $   19,174    $   25,909
                                                                   ------------  ------------
                                                                   ------------  ------------

    Included in property and equipment at December 31,1998 are assets held under capital leases with a cost of $2,982 (1997--$70) and accumulated depreciation of $917 (1997--$3).

    Depreciation expense for the period ended December 31, 1997 was $861 and for the year ended December 31, 1998 was $2,878.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

4. LONG-TERM DEBT

    Long-term debt is comprised of the following:

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1998
                                                                                       ------------  ------------
SENIOR DEBT
  Term loan payable under the credit facility bearing interest at 7.44% at December
    31, 1998 (1997--6.25%), with no monthly payments, due June 3, 2000...............   $   16,579    $   41,701
SUBORDINATED DEBT
  Promissory notes payable, bearing interest at 6.75%, varying annual principal
    payments, due June 6, 2000.......................................................       13,781        11,528
  Promissory notes payable, bearing interest at 9.5%, varying annual principal
    payments, due April 1, 2004......................................................           --           479
OTHER
  Obligations under capital leases for equipment.....................................           60         2,107
  Other..............................................................................           --           875
                                                                                       ------------  ------------
                                                                                            30,420        56,690
  Less: Current portion..............................................................        1,398         2,101
                                                                                       ------------  ------------
                                                                                        $   29,022    $   54,589
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    On September 25, 1997, the Company entered into a C$45.5 million credit facility with a syndicate led by Dresdner Bank Canada. On May 29, 1998, the Company amended such credit facility and increased it to C$67.5 million (U.S.$44.1 million at December 31, 1998) (as amended, the "Credit Facility"). At December 31, 1998, borrowings under the Credit Facility bore interest based on the Canadian prime rate plus 0.75%, the Bankers' Acceptance Rate or the Eurodollar rate plus 1.75% per annum. The Credit Facility permits the Company to redraw on the Credit Facility as needed for future acquisitions, capital expenditures and general corporate purposes (subject to certain restrictions). The Credit Facility is collateralized by substantially all of the Company's assets (including the shares of the subsidiaries) and matures on June 3, 2000. At December 31, 1998, the Company had C$0.3 million (U.S.$0.2 million at December 31, 1998) of unused availability under the Credit Facility. The weighted average rate of interest on the Credit Facility for the year ended December 31, 1998 was 7.02%, and for the period ended December 31, 1997 it was 6.25%.

    The Credit Facility contains certain covenants and restrictions regarding, among other things, working capital minimum ratios, minimum equity requirements, capital expenditures, consolidated earnings before interest, depreciation, and taxes and maximum leverage requirements. Under certain circumstances the lender's approval may be required for acquisitions of businesses. The terms of the Company's Credit Facility also require the Company to obtain the consent of the lending banks prior to consummating acquisitions of other businesses for total consideration (including all liabilities assumed) in excess of $5.0 million.

    The term loan payable under the Credit Facility is collateralized by an interest in the real property of the Company, an interest in all of the present and future personal property of the Company, an

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

assignment of all present and future property insurance of the Company, an assignment of all material contracts of the Company, the equity securities of the Company's subsidiaries and a general security interest in all of the assets of the Company.

    On January 29, 1999, the Company amended its existing Credit Facility and has increased its available credit under the Amended Credit Facility (note 11(c)).

    The 6.75% promissory notes are currently unsecured. The holders thereof have entered into postponement and subordination agreements with the syndicate under the Credit Facility.

    The aggregate annual principal repayments required in respect of long-term debt as at December 31, 1998 are as follows:

1999...............................................................  $   2,101
2000...............................................................     52,901
2001...............................................................        617
2002...............................................................        572
2003...............................................................        499
                                                                     ---------
                                                                     $  56,690
                                                                     ---------
                                                                     ---------

    Deferred debt issue costs at December 31, 1997 were $229 and at December 31, 1998 were $234.

5. INCOME TAXES

    At December 31, 1998 the Company had approximately $6,355 of accumulated net operating loss carryforwards for income tax purposes. Most of these net operating loss carryforwards do not expire until 2004 and 2005, and their use is not subject to any annual limitations. The benefit from these losses has been reflected in these financial statements as deferred income tax assets. Management believes that sufficient certainty exists regarding the realization of these losses, and such amounts can be realized through the existing deferred tax credits. Accordingly, a valuation allowance was not recorded.

    The income tax provision (benefit) consists of the following:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   ------------  ---------------
CURRENT
Canada...........................................................   $       45      $     200
United States....................................................           --             --
                                                                   ------------         -----
                                                                            45            200
                                                                   ------------         -----
DEFERRED
Canada...........................................................       (1,443)           523
United States....................................................           --             17
                                                                   ------------         -----
                                                                        (1,443)           540
                                                                   ------------         -----
                                                                    $   (1,398)     $     740
                                                                   ------------         -----
                                                                   ------------         -----

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    The reconciliation of the difference between income taxes at the Canadian statutory rate and the income tax provision (benefit) is as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  -------------
Taxes at combined Canadian federal and provincial statutory
  rate...........................................................   $   (1,341)    $     870
Effect of lower tax rates applicable to U.S. income..............           --           (47)
Non-deductible expenses..........................................          (57)          490
Recognition of losses not previously booked......................           --          (739)
Large corporations tax...........................................           --           100
Other............................................................           --            66
                                                                   ------------        -----
INCOME TAX PROVISION (BENEFIT)...................................   $   (1,398)    $     740
                                                                   ------------        -----
                                                                   ------------        -----

    The components of the deferred income tax amounts are as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  ------------
DEFERRED INCOME TAX ASSETS
Tax benefit related to net operating loss carryforwards..........   $    1,810    $    2,818
DEFERRED INCOME TAX LIABILITIES
Property, equipment, deductible goodwill and other intangibles...       (2,541)       (4,376)
                                                                   ------------  ------------
NET DEFERRED INCOME TAX LIABILITIES..............................   $     (731)   $   (1,558)
                                                                   ------------  ------------
                                                                   ------------  ------------

6. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

    A) OPERATING LEASES

    The aggregate amount of future rent expense resulting from non-cancellable operating leases as at December 31, 1998 is as follows:

1999................................................................  $   1,120
2000................................................................      1,038
2001................................................................        852
2002................................................................        780
2003................................................................        444
Thereafter..........................................................         83
                                                                      ---------
                                                                      $   4,317
                                                                      ---------
                                                                      ---------

    Aggregate rent expense, which is included in the cost of operations, was $241 for the period ended December 31, 1997 and $932 for the year ended December 31, 1998.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    B) PERFORMANCE BONDS AND LETTERS OF CREDIT

    Municipal solid waste services contracts, permits and licenses to operate transfer stations and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. As of December 31, 1997 and December 31, 1998, the Company had provided customers and various regulatory authorities with such bonds and letters of credit amounting to approximately $3,800 and $6,982, respectively, to collateralize its obligations. If the Company was unable to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste services contracts or obtaining or retaining landfill transfer station, recycling facility or operating permits and licenses.

    C) ENVIRONMENTAL RISKS

    The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighbouring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As at the date of these financial statements, the Company is not aware of any such environmental liabilities.

    D) LEGAL PROCEEDINGS

    In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, provincial or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

    In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as at December 31, 1998, there was no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    E) CONTINGENT PAYMENTS RELATED TO ACQUISITIONS

    Certain business acquisitions made during 1997 and 1998 contain purchase price contingencies which may increase the price paid by the Company for these acquisitions.

    The Class "B" special shares issued on the acquisition of Western Waste and the redeemable common shares issued on the acquisitions of Rubbish and GETS both contain provisions which may result in the payment of additional purchase consideration in certain circumstances. See notes 7(c) and 7(d) for details on these shares.

    Based on the terms of the Rubbish acquisition, as at December 31, 1998, the Company was obligated to pay additional purchase consideration to the former shareholders of Rubbish. On February 1, 1999, the Company paid additional consideration of $1,798 through the redemption of 500,175 redeemable common shares (note 7(d)) and the payment of an additional $100. The additional consideration is included as an accrued purchase liability at December 31, 1998.

7. CAPITAL STOCK

    The Company has financed its growth through a series of private placements of common and preference shares and shares given as consideration to owners of acquired businesses. These transactions are included in the descriptions below. All references to common shares in these financial statements give effect to the
1.3847 for 1 stock split referred to in note 11(d).

    A) COMMON STOCK

    Common shares issued since inception are as follows:

     i) On May 23, 1997, the Company issued 1,353,924 common shares for nominal cash consideration.

     ii) On October 31, 1997, the Company issued 73,850 common shares with a value of $789 in exchange for certain business assets and cash of $89.

    iii) On April 1, 1998, in connection with the acquisition of MCS, the Company issued 6,923 common shares with a value of $71 as partial consideration for the acquisition of MCS.

    iv) On June 15, 1998, the Company issued 553,869 common shares for net proceeds of $6,595 cash in a private placement.

     v) On July 2, 1998, in connection with the acquisition of John's Cartage Waste Management Services Ltd., the Company issued 5,192 common shares valued at $64 as part of the acquisition consideration.

    B) CONVERTIBLE PREFERENCE SHARES

    On July 11, 1997, the Company issued 8,000 redeemable convertible preference shares at a price of C$1,000 per share for net proceeds of $5,748 cash in a private placement.

    Each convertible preference share can be converted at the option of the holder at any time into 138.47 common shares, subject to adjustments to the conversion price if the Company issues common shares below C$7.22 ($4.69 as at December 31, 1998) per share prior to a qualifying public offering. A

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

qualifying public offering is defined as a public offering that provides the Company with gross proceeds of at least $15.0 million at a price per share that is at least 300% of the conversion price (which represents C$21.67 ($14.09 at December 31, 1998)).

    Each convertible preference share shall be automatically converted into
138.47 common shares upon the Company's completion of a qualifying public offering.

    The convertible preference shares are redeemable at the option of the holder if the Company has not completed a qualifying public offering by July 11, 2002 or a qualifying merger. The convertible preference shares will then become redeemable at a price that is the greater of (i) C$1,000 ($650 at December 31, 1998) per share plus dividends payable and (ii) the fair market value of the common shares on a fully diluted basis.

    C) CLASS "B" SPECIAL STOCK

    On November 1, 1997, the Company issued 400,000 redeemable convertible Class "B" Special Stock valued at $7,455 in exchange for the remaining outstanding common stock of Western Waste.

    The Class "B" Special Stock will be automatically converted into 484,645 common shares upon the completion of an initial public offering at a price per share of at least C$21.67 ($14.09 at December 31, 1998) per common share.

    The holders of the Class "B" Special Stock have the right to include that number of common shares that would be issued upon conversion of such shares, up to a maximum value of C$5,250 ($3,415 at December 31, 1998) in a qualifying initial public offering of common shares of the Company. However, the Company has the right to purchase at a price of C$21.67 ($14.09 at December 31, 1998) per share those shares requested to be included in lieu of including such shares in a qualifying public offering. A qualifying public offering is defined as an initial public offering of the Company's common shares, prior to November 1, 2000, at a price per share of at least C$21.67 ($14.09 at December 31, 1998).

    The holders of the Class "B" Special Stock may require the Company to redeem such shares at the greater of (i) their fair market value (ii) a value for the businesses which existed at November 1, 1997 derived using an agreed formula or
(iii) C$10,500 ($6,829 at December 31, 1998), if the Company does not complete an initial public offering of its common shares on a recognized major stock exchange at a price per share of at least C$21.67 ($14.09 at December 31, 1998). In the event the price per share of such offering is less than C$21.67, the Company has the right to make up any shortfall between the initial public offering price per share and C$21.67, rather than redeeming the Class "B" Special Stock. The shortfall can be satisfied in cash or by issuing additional common shares.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

    D) REDEEMABLE COMMON SHARES

    On January 2, 1998, in connection with the acquisition of Rubbish, the Company issued 500,175 redeemable common shares valued at $5,202.

    On October 1, 1998, in connection with the acquisition of GETS, the Company issued 280,240 redeemable common shares valued at $3,541.

    The Company may be required to redeem the redeemable common stock issued pursuant to the Rubbish acquisition for $7,802 and the GETS acquisition for $4,250, if an initial public offering (an "IPO") of the Company's common stock is not completed by December 31, 1998 and December 31, 1999, respectively. If an IPO does occur, but does not yield a price in excess of $15.60 per share and $15.17 per share, respectively, the Company is required to provide the holder of the redeemable common stock with additional shares such that the value of the redeemable common stock at the date of the IPO is no less than $7,802 and $4,250, respectively. In addition, if prior to December 31, 1999 Tony Busseri and/or Allard Loopstra cease to be employed as full time employees, or cease to hold at least two of the positions of Chief Executive Officer, Chief Operating Officer or President of Capital Environmental, the shares of common stock held by the GETS Sellers are redeemable at the option of the holders, for an aggregate price of $4,250 or $15.17 per share.

    As at December 31, 1998, the Company received notification of its obligation to redeem the 500,175 common shares. Subsequent to December 31, 1998, the Company agreed to redeem these shares for cash of $6,900. The excess of the redemption price over the value of the redeemable common shares of $1,698 is included in accrued purchase liabilities and has been accounted for as additional purchase consideration at December 31, 1998.

    E) DIVIDENDS

    On November 1, 1997, the Company declared a dividend of $1,050 on the outstanding Class "B" Special Stock. The Company is obligated to pay this dividend immediately prior to the successful completion of an initial public offering or the redemption of the shares of Class "B" Special Stock whichever occurs first. This dividend obligation has been offset by an equivalent note receivable owing to the Company by the holders of shares of Class "B" Special Stock. For accounting purposes, this dividend has been reflected as a component of the purchase price of the capital stock of Western Waste.

    F) STOCK OPTION AND OPTION GRANTS

    The 1997 Stock Option Plan (the "1997 Stock Option Plan") was adopted by the Board of Directors effective as of July 31, 1997, and was approved by the shareholders on July 31, 1997. The 1997 Stock Option Plan is intended to provide officers, employees and directors with additional incentives by increasing their ownership interest in the Company. Under the 1997 Stock Option Plan, the Company may grant options to acquire common shares up to a maximum of 10% of the then issued and outstanding common shares on an as converted basis inclusive of common shares to be issued on conversion of the preference stock, class B Special Stock and redeemable common stock. As of December 31, 1998, the Company had granted options to purchase 398,792 common shares under the 1997 Stock Option Plan and had also made additional option grants for 110,776 common shares.

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

The weighted average exercise price of the aggregate outstanding options at December 31, 1998 was C$13.06 (or $8.49 at December 31, 1998).

    Options become exercisable only after the second anniversary of the grant date. No option will remain exercisable later than five years after the grant date, unless the Board of Directors determines otherwise. Notwithstanding the foregoing, upon a change of control event, options become immediately exercisable. A change of control is defined as either the day prior to the completion of an initial public offering of the Company's securities on a recognized stock exchange or an offer made to purchase more than 50% of its voting securities.

    Stock options have been granted to employees, consultants and directors of the Company for the purchase of shares as follows:

    During the period ended December 31, 1997, the Company issued stock options to various shareholders, directors or employees of the Company to purchase 173,779 common shares at C$7.22 per share.

    During the period ended December 31, 1998, the Company issued stock options to various shareholders, directors and employees of the Company to purchase 335,789 common shares at a weighted average exercise price of C$16.08 (or $10.46 as at December 31, 1998) per share.

    These options expire as follows:

       NUMBER OF SHARES                               LATEST VESTING        OPTION EXPIRY
       SUBJECT TO OPTION           OPTION PRICE            DATE                  DATE
-------------------------------  ----------------  --------------------  --------------------
163,394........................     C$    7.22     July 30, 1999         July 29, 2002
10,385.........................     C$    7.22     October 31, 1999      October 31, 2002
27,694.........................     C$   14.44     January 31, 2000      January 30, 2003
27,694.........................     C$   14.44     February 23, 2000     February 22, 2003
24,232.........................     C$   14.44     April 1, 2000         March 31, 2003
6,923..........................     C$   14.44     April 13, 2000        April 12, 2003
83,082.........................     C$   14.44     May 1, 2000           April 30, 2003
13,847.........................     C$   14.44     May 17, 2000          May 16, 2003
13,847.........................     C$   18.05     July 1, 2000          June 30, 2003
55,388.........................     C$   18.05     August 1, 2000        July 31, 2003
41,541.........................     C$   18.05     August 17, 2000       August 16, 2003
41,541.........................     C$   18.05     August 31, 2000       August 30, 2003

    As permitted by the Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123), the Company applies APB 25 in accounting for options to acquire common shares. As a result, no compensation cost has been recognized. Had compensation cost been determined based on the fair value of the options at the grant date consistent with the methodology in

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

SFAS No. 123, the Company's historical net income and earnings per share for the year would have been as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  -------------
Net income (loss)--historical basis:
  As reported....................................................   $   (2,072)    $   1,193
  SFAS 123 adjustment............................................          (45)         (314)
                                                                   ------------       ------
  Pro forma......................................................   $   (2,117)    $     879
                                                                   ------------       ------
                                                                   ------------       ------
Basic net income (loss) per share:
  As reported....................................................   $    (1.51)    $    0.52
                                                                   ------------       ------
                                                                   ------------       ------
  Pro forma......................................................   $    (1.54)    $    0.38
                                                                   ------------       ------
                                                                   ------------       ------

    As permitted under SFAS 123, the fair value of options granted up to December 31, 1998 was estimated using the Black-Scholes option pricing model without considering volatility of the underlying shares and using the following assumptions:

Annual dividend yield..............................................          0%
Weighted-average expected lives (years)............................    3 years
Risk-free interest rate............................................       5.25%
Volatility (as required by the Minimum Value Method)...............          0%

    This resulted in a weighted-average grant-date fair value of options granted of C$2.45 ($1.60).

    G) STOCK WARRANTS

    During 1997, the Company issued 123,084 warrants to certain stockholders. These warrants entitle the holder thereof to receive upon exercise, one common share at C$0.007 per share. These warrants expire July 15, 2002.

8. EARNINGS (LOSS) PER SHARE INFORMATION

    Earnings (loss) per share have been computed in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The following table sets forth the computation of basic earnings (loss) per share and the diluted earnings (loss) per share for the year ended December 31, 1997 and for the year ended December 31, 1998.

    Basic earnings per share are calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the dilution that would occur if the dilutive securities and other contracts to issue common shares were exercised or converted into common shares at the beginning of the period. The fully

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

diluted earnings per share calculation for 1998 excludes the conversion of stock options issued in 1998 because the impact would have been anti-dilutive.

                                                                    LOSS PER SHARE
                                                                PERIOD FROM INCEPTION
                                                                    (MAY 23, 1997)           INCOME PER SHARE
                                                                       THROUGH              FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1997         DECEMBER 31, 1998
                                                              --------------------------  ----------------------
                                                                 BASIC        DILUTED       BASIC      DILUTED
                                                              ------------  ------------  ----------  ----------
Numerator:
  Net income (loss).........................................  $     (2,072) $     (2,072) $    1,193  $    1,193
                                                              ------------  ------------  ----------  ----------
                                                              ------------  ------------  ----------  ----------
Denominator:
  Weighted average common shares outstanding................     1,374,220     1,374,220   2,304,847   2,304,847
  Dilutive effect of stock options and warrants
    outstanding.............................................            --            --          --     276,920
  Common shares issuable upon conversion of preference
    shares and Class B Special Stock........................            --            --          --   1,592,405
                                                              ------------  ------------  ----------  ----------
                                                                 1,374,220     1,374,220   2,304,847   4,174,172
                                                              ------------  ------------  ----------  ----------
                                                              ------------  ------------  ----------  ----------
Net loss per share..........................................  $      (1.51) $      (1.51) $     0.52  $     0.29
                                                              ------------  ------------  ----------  ----------
                                                              ------------  ------------  ----------  ----------

9. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH TRANSACTIONS

    A) CASH FLOW INFORMATION

                                                                                       PERIOD FROM
                                                                                        INCEPTION
                                                                                     (MAY 23, 1997)
                                                                                         THROUGH        YEAR ENDED
                                                                                      DECEMBER 31,     DECEMBER 31,
                                                                                          1997             1998
                                                                                            $                $
                                                                                     ---------------  ---------------
Cash paid for interest.............................................................         1,371            3,279
                                                                                           ------            -----
                                                                                           ------            -----
Cash paid for income taxes.........................................................            --              205
                                                                                           ------            -----
                                                                                           ------            -----

    B) NON-CASH TRANSACTIONS

Value of acquisitions partially or totally effected by the issue of capital
  stock............................................................................         9,325            8,878
                                                                                           ------            -----
                                                                                           ------            -----
Value of acquisitions partially or totally effected by the issuance of the
  Company's debt...................................................................         9,642              529
                                                                                           ------            -----
                                                                                           ------            -----
The portion of the Canadian Waste Assets that were financed by the issuance of the
  Company's debt...................................................................        10,980               --
                                                                                           ------            -----
                                                                                           ------            -----
Assets acquired under capital lease................................................            --            1,237
                                                                                           ------            -----
                                                                                           ------            -----

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

10. SEGMENT INFORMATION

    Management principally views and manages the business by geography, with each geographic segment's revenues being comprised of revenues from collection, transfer, disposal and recycling services. The Company operated exclusively in Canada during the fiscal period ended December 31, 1997. Acquisitions in 1998 have resulted in the provision of services in the United States. The tables below present certain segment information of the Company as at and for the year ended December 31, 1998.

                                                                        CANADA            UNITED STATES              TOTAL
                                                                 --------------------  --------------------  ----------------------
                                                                     $          %          $          %          $           %
                                                                 ---------  ---------  ---------  ---------  ---------     -----
Revenues.......................................................     42,042       67.7     20,014       32.3     62,056         100
Operating expenses.............................................     38,713       67.9     18,271       32.1     56,984         100
                                                                 ---------        ---  ---------        ---  ---------         ---
Operating income...............................................      3,329       65.6      1,743       34.4      5,072         100
                                                                 ---------        ---  ---------        ---  ---------         ---
                                                                 ---------        ---  ---------        ---  ---------         ---
Total assets...................................................     66,466       67.6     31,871       32.4     98,337         100
                                                                 ---------        ---  ---------        ---  ---------         ---
                                                                 ---------        ---  ---------        ---  ---------         ---

    Specified items included in the consolidated financial statements for the year ended December 31, 1998 by segment are as follows:

                                                                            CANADA            UNITED STATES        TOTAL
                                                                     --------------------  --------------------  ---------
                                                                         $          %          $          %          $
                                                                     ---------  ---------  ---------  ---------  ---------
Interest expense...................................................      2,222       70.8        917       29.2      3,139
                                                                     ---------        ---  ---------        ---  ---------
                                                                     ---------        ---  ---------        ---  ---------
Depreciation and amortization......................................      3,684       75.3      1,206       24.7      4,890
                                                                     ---------        ---  ---------        ---  ---------
                                                                     ---------        ---  ---------        ---  ---------
Income tax expense.................................................        723       97.7         17        2.3        740
                                                                     ---------        ---  ---------        ---  ---------
                                                                     ---------        ---  ---------        ---  ---------
Expenditures for additions to fixed assets.........................      4,018       81.2        929       18.8      4,947
                                                                     ---------        ---  ---------        ---  ---------
                                                                     ---------        ---  ---------        ---  ---------


                                                                          %
                                                                        -----
Interest expense...................................................         100
                                                                            ---
                                                                            ---
Depreciation and amortization......................................         100
                                                                            ---
                                                                            ---
Income tax expense.................................................         100
                                                                            ---
                                                                            ---
Expenditures for additions to fixed assets.........................         100
                                                                            ---
                                                                            ---

11. SUBSEQUENT EVENTS

    A) OPTIONS GRANTED

    Between January 1, 1999 and March 12, 1999, the Company issued options to acquire 41,541 common shares to employees, directors and consultants at C$18.05. These options have the same terms and vesting provisions as disclosed in note 7. Option exercise dates are between January 1, 2001 and February 28, 2001 and option expiry dates are between January 1, 2004 and February 28, 2004.

    B) AMENDED AND RESTATED CREDIT FACILITY

    On January 29, 1999, the Company amended and restated its Credit Facility (note 4) to increase its available credit to $65.0 million from C$67.5 million ($44.1 million at December 31, 1998). The Company plans to use the proceeds of its amended credit facility to redeem common shares issued to the sellers of Rubbish Removal Inc., to make permitted acquisitions and for capital expenditures, stand by letters of credit and for general corporate purposes. The Company has pledged all of its assets, including the stock of its subsidiaries, as collateral under the amended credit facility. The amended

                      CAPITAL ENVIRONMENTAL RESOURCE INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
        (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

credit facility will mature in January 2002, however, if the Company fails to complete its initial public offering by September 30, 1999, the amended credit facility will mature in January 2000.

    C) ACQUISITIONS

    Subsequent to December 31, 1998, the Company purchased two businesses in Canada for approximately C$5.9 million and two businesses in the northern United States for approximately $1.1 million.

    D) COMMON STOCK SPLIT

    On April 27, 1999, the stockholders of the Company approved a split of the Company's common stock whereby 1.3847 common shares will be issued for each one previously outstanding common share. All common shares and per common share data in the financial statements has been restated to give retroactive effect to this
1.3847 for 1 stock split.

12. UNAUDITED PRO FORMA REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY

    The Company's unaudited pro forma redeemable stock and stockholders' equity as of December 31, 1998 gives effect to (i) the redemption of 500,175 redeemable common shares which occurred on February 1, 1999; (ii) the conversion of all outstanding convertible preference shares into 1,107,750 common shares; (iii) the conversion of all Class "B" special shares into 484,645 common shares; (iv) the conversion of the remaining 280,240 redeemable common shares into an equivalent number of common shares; and (v) the issuance of 106,128 common shares pursuant to the GETS acquisition agreement resulting in additional purchase consideration of $709, all of which has occurred or will occur concurrently with the completion of the Company's initial public offering (note
7).

                         REPORT OF INDEPENDENT AUDITORS

TO THE STOCKHOLDERS OF
WESTERN WASTE SERVICES INC.

    We have audited the consolidated balance sheets of Western Waste Services Inc. ("Western Waste") at October 31, 1996 and June 5, 1997 and the consolidated statements of operations, comprehensive loss, stockholders' deficit and cash flows for the year ended October 31, 1996 and the period from November 1, 1996 through June 5, 1997. These financial statements are the responsibility of Western Waste's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Western Waste as at October 31, 1996 and June 5, 1997 and the results of its operations and its cash flows for each of the periods then ended in accordance with generally accepted accounting principles in the United States.

Edmonton, Canada                                               COOPERS & LYBRAND
May 29, 1998                                               Chartered Accountants

                          WESTERN WASTE SERVICES INC.

                          CONSOLIDATED BALANCE SHEETS

                    AS AT OCTOBER 31, 1996 AND JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                            OCTOBER 31,   JUNE 5,
                                                                                               1996        1997
                                                                                            -----------  ---------
                                                      ASSETS
Current assets
Cash and cash equivalents.................................................................   $     252   $   1,358
Trade accounts receivable (net of allowance for doubtful accounts of $22 at October 31,
  1996 and $96 at June 5, 1997)...........................................................       1,664       1,899
Prepaid expenses and deposits.............................................................         149         223
                                                                                            -----------  ---------
Total current assets......................................................................       2,065       3,480
Property and equipment, net (Note 3)......................................................      10,627      10,881
Goodwill (net of accumulated amortization of $94 at October 31, 1996 and $123 at June 5,
  1997)...................................................................................       3,390       3,272
Other non-current assets..................................................................         140         257
                                                                                            -----------  ---------
Total assets..............................................................................   $  16,222   $  17,890
                                                                                            -----------  ---------
                                                                                            -----------  ---------
                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Bank indebtedness (Note 4)................................................................   $   7,831   $  10,559
Accounts payable..........................................................................       1,574         937
Accrued employee costs....................................................................          91         271
Income and other taxes payable............................................................          50          98
Other accrued liabilities.................................................................         206          43
Advances from stockholders (Note 5).......................................................       5,673       5,528
Current portion of long-term debt (Note 5)................................................          54         102
                                                                                            -----------  ---------
Total current liabilities.................................................................      15,479      17,538
                                                                                            -----------  ---------
Long-term debt (Note 5)...................................................................         232         127
                                                                                            -----------  ---------
Future income taxes.......................................................................       1,782       2,266
                                                                                            -----------  ---------
Redeemable Class C non-voting stock (Note 8)
  Unlimited shares authorized; 200 shares issued and outstanding October 31, 1996 and June
  5, 1997.................................................................................         124         124
                                                                                            -----------  ---------
Commitments and contingencies (Note 7)
Stockholders' deficit
Capital stock (Note 8)
  Unlimited Class A shares authorized; 200 shares issued and outstanding..................           1           1
Cumulative foreign currency translation adjustments.......................................         (30)         11
Accumulated deficit.......................................................................      (1,366)     (2,177)
                                                                                            -----------  ---------
Total stockholders' deficit...............................................................      (1,395)     (2,165)
                                                                                            -----------  ---------
Total liabilities and stockholders' deficit...............................................   $  16,222   $  17,890
                                                                                            -----------  ---------
                                                                                            -----------  ---------

        See accompanying notes to the consolidated financial statements.

                          WESTERN WASTE SERVICES INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                            STATEMENT OF OPERATIONS

                                                                                                      PERIOD FROM
                                                                                                      NOVEMBER 1,
                                                                                           YEAR          1996
                                                                                           ENDED        THROUGH
                                                                                        OCTOBER 31,     JUNE 5,
                                                                                           1996          1997
                                                                                        -----------  -------------
Revenues..............................................................................   $   7,421     $   5,680
                                                                                        -----------  -------------
Cost of operations....................................................................       5,257         3,472
Selling, general and administrative expenses..........................................       2,017         1,658
Depreciation and amortization.........................................................         741           612
                                                                                        -----------  -------------
Loss from operations..................................................................        (594)          (62)
Interest expense......................................................................          (8)         (176)
                                                                                        -----------  -------------
Loss before income taxes..............................................................        (602)         (238)
Provision for income taxes (Note 6)...................................................        (508)         (573)
                                                                                        -----------  -------------
Net loss for the period...............................................................   $  (1,110)    $    (811)
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                                                COMPREHENSIVE LOSS

Net loss for the period...............................................................   $  (1,110)    $    (811)
Other comprehensive income (loss) --
  Foreign currency translation adjustments............................................         (25)           41
                                                                                        -----------  -------------
Comprehensive loss for the year.......................................................   $  (1,135)    $    (770)
                                                                                        -----------  -------------
                                                                                        -----------  -------------

        See accompanying notes to the consolidated financial statements

                          WESTERN WASTE SERVICES INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                     STOCKHOLDERS' DEFICIT
                                                              -------------------------------------------------------------------
                                                                                            FOREIGN
                                                                                           CURRENCY       ACCUMULATED
                                                                    COMMON STOCK          TRANSLATION       DEFICIT       TOTAL
                                                              ------------------------  ---------------  -------------  ---------

                                                                SHARES          $              $               $            $
BALANCES AT OCTOBER 31, 1995................................         200            1             (5)           (256)        (260)
Foreign currency translation adjustments....................          --           --            (25)             --          (25)
Net loss for the year.......................................          --           --             --          (1,110)      (1,110)
                                                                                   --             --
                                                                     ---                                      ------    ---------
BALANCES AT OCTOBER 31, 1996................................         200            1            (30)         (1,366)      (1,395)
Foreign currency translation adjustments....................          --           --             41              --           41
Net loss for the period.....................................          --           --             --            (811)        (811)
                                                                                   --             --
                                                                     ---                                      ------    ---------
BALANCES AT JUNE 5, 1997....................................         200            1             11          (2,177)      (2,165)
                                                                                   --             --
                                                                                   --             --
                                                                     ---                                      ------    ---------
                                                                     ---                                      ------    ---------

        See accompanying notes to the consolidated financial statements.

                          WESTERN WASTE SERVICES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

                          (U.S. DOLLARS IN THOUSANDS)

                                                                                     PERIOD FROM
                                                                                     NOVEMBER 1,
                                                                           YEAR         1996
                                                                           ENDED       THROUGH
                                                                        OCTOBER 31,    JUNE 5,
OPERATING ACTIVITIES                                                       1996         1997
                                                                        -----------  -----------
  Net loss for the period.............................................   $  (1,110)   $    (811)
  Adjustments to net loss for non-cash items:
    Depreciation and amortization.....................................         741          612
    Future income taxes...............................................         508          538
    Net loss (gain) on disposal of property plant and equipment.......          12           (9)
  Changes in assets and liabilities, net of effects of
    acquisitions and divestitures:
    Trade accounts receivable.........................................      (1,353)        (336)
    Prepaid expenses and deposits.....................................        (115)         (22)
    Accounts payable..................................................       1,281         (601)
    Accrued employee costs............................................          60          185
    Income and other taxes payable....................................          34           47
    Other accrued liabilities.........................................         198         (159)
                                                                        -----------  -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...................         256         (556)
                                                                        -----------  -----------
INVESTING ACTIVITIES
  Capital expenditures................................................      (2,839)      (1,177)
  Acquisitions of businesses, net of cash acquired....................      (8,182)          --
  Proceeds from sale of property and equipment........................          74          105
  Other assets........................................................         (27)        (117)
                                                                        -----------  -----------
NET CASH USED IN INVESTING ACTIVITIES.................................     (10,974)      (1,189)
                                                                        -----------  -----------
FINANCING ACTIVITIES
  Increase in bank indebtedness.......................................       7,690        2,954
  Proceeds from issuance of long-term debt............................          --          109
  Principal payments on long-term debt................................         (54)        (159)
  Repayments of advance from stockholder..............................        (775)        (145)
                                                                        -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.............................       6,861        2,759
                                                                        -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..........         (60)          92
                                                                        -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................      (3,917)       1,106
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......................       4,169          252
                                                                        -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............................   $     252    $   1,358
                                                                        -----------  -----------
                                                                        -----------  -----------

        See accompanying notes to the consolidated financial statements

                          WESTERN WASTE SERVICES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Western Waste Services Inc. ("Western Waste") was incorporated in the province of Alberta, Canada on November 22, 1994. Western Waste is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers in secondary markets in the provinces of Alberta and British Columbia.

BASIS OF PRESENTATION

    These financial statements are prepared in accordance with generally accepted accounting principles in the United States. All financial information presented herein is in thousands, except share and per share data. All references to "dollars" or "$" mean U.S. dollars and "C$" mean Canadian dollars.

    The consolidated financial statements include the accounts of Western Waste and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. All business acquisitions to June 5, 1997 have been accounted for under the purchase method and the results of operations of these businesses are included in the consolidated financial statements from their respective dates of acquisition.

    Assets and liabilities are reported in United States dollars. Assets and liabilities have been translated from Canadian dollars to United States dollars at the exchange rates in effect at the relevant balance sheet dates and revenues and expenses have been translated from Canadian dollars to United States dollars at the weighted average exchange rates prevailing during the relevant period. Gains and losses resulting from translation are reported as a separate component of stockholders' equity as cumulative foreign currency translation adjustments.

CREDIT RISK

    Financial instruments that potentially subject Western Waste to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Western Waste places its cash and cash equivalents only with high credit quality financial institutions. Western Waste's trade accounts receivable are not subject to a concentration of credit risk. The customers are diversified as to both geographic and industry concentrations. Western Waste maintains an allowance for losses based on the expected collectibility of the accounts.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash and short-term deposits or monetary instruments with maturity dates of less than 90 days.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives on a straight-line basis as indicated below. Improvements or betterments which significantly extend the life of an asset are capitalized. Gains and losses resulting from property or equipment disposals are credited or charged to cost of operations.

                                                                    10 to 25
Buildings....................................................          years
Vehicles.....................................................       10 years
Containers, compactors and recycling equipment...............  5 to 12 years
Furniture, fixtures and other office equipment and
  leaseholds.................................................   3 to 5 years

GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is amortized on a straight-line basis over the period of expected benefit of 40 years.

    Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, Western Waste will evaluate the remaining useful life of goodwill and make appropriate adjustments. Impairment would be measured by comparing expected future cash flows on an undiscounted basis to the carrying amount of the goodwill.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of the long-term debt approximate the fair values as at October 31, 1996 and June 5, 1997, based on the then current incremental borrowing rates for similar types of financing arrangements.

REVENUE RECOGNITION

    Western Waste recognizes revenue when waste removal services are provided. Amounts billed to customers, prior to providing the related services, are deferred and reported as revenues in the period in which the services are rendered.

INCOME TAXES

    Western Waste uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure ("SFAS 129"), which is effective for periods ending after December 15, 1997. This statement establishes standards for disclosing information about an entity's capital structure. Adoption of SFAS 129 will have no impact on Western Waste's existing disclosures.

    In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130, which is in effect for fiscal years beginning after December 15, 1997, requires classification of financial statements for earlier periods to be provided for comparative purposes. SFAS has been implemented in these financial statements.

    In June 1997, the FASB issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products, services, geographic areas and major customers. SFAS 131 is effective for years beginning after December 15, 1997. In the initial year of application, comparative information for previous years must be restated. Implementing the provisions of SFAS 131 would not have had a significant impact on Western Waste's existing disclosures for the periods presented.

2. ACQUISITIONS

BUSINESSES ACQUIRED DURING THE YEAR ENDED OCTOBER 31, 1996

    On November 1, 1995, Western Waste acquired the business and certain capital assets of Jones Disposal Services Ltd. ("Jones"), for total cash consideration of $1,342.

    On November 1, 1995, Western Waste acquired the business and certain capital assets of Alpine Disposal & Recycling (Nanaimo) Ltd. ("Alpine"), for total cash consideration of $2,237.

    On December 1, 1995, Western Waste acquired 100% of the outstanding common shares of West Coast Waste Systems Inc. ("West Coast"), for total cash consideration of $2,705.

    On March 1, 1996, Western Waste acquired 100% of the outstanding common shares of Lacey Garbage Disposal Ltd. ("Lacey"), for total cash consideration of $1,300.

    During the year ended October 31, 1996 Western Waste acquired six other smaller businesses for aggregate cash consideration of $598. The assets acquired and obligations assumed for the above

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. ACQUISITIONS (CONTINUED)
business combinations all accounted for under the purchase method of accounting in the period are as follows:

                                                                                            WEST
                                                                      JONES     ALPINE      COAST      LACEY       OTHER
                                                                    ---------  ---------  ---------  ---------  -----------
Property and equipment............................................  $   1,193  $   1,342  $   2,133  $   1,064   $     482
Goodwill and other intangibles....................................        149        895       1019        593         143
Deferred income taxes.............................................         --         --       (447)      (357)        (27)
                                                                    ---------  ---------  ---------  ---------       -----
Net acquisition costs.............................................  $   1,342  $   2,237  $   2,705  $   1,300   $     598
                                                                    ---------  ---------  ---------  ---------       -----
                                                                    ---------  ---------  ---------  ---------       -----


                                                                      TOTAL
                                                                    ---------
Property and equipment............................................  $   6,214
Goodwill and other intangibles....................................      2,799
Deferred income taxes.............................................       (831)
                                                                    ---------
Net acquisition costs.............................................  $   8,182
                                                                    ---------
                                                                    ---------

BUSINESSES ACQUIRED DURING THE PERIOD FROM NOVEMBER 1, 1996 THROUGH JUNE 5, 1997

    No businesses were acquired during the period from November 1, 1996 through June 5, 1997.

PRO FORMA ACQUISITION DATA (UNAUDITED)

    Condensed pro forma statement of operations data, as if the acquisitions accounted for as business combinations each period had occurred at the beginning of the periods presented, are as follows:

                                                                                  PERIOD FROM
                                                                                  NOVEMBER 1,
                                                                       YEAR          1996
                                                                       ENDED        THROUGH
                                                                    OCTOBER 31,     JUNE 5,
                                                                       1996          1997
                                                                    -----------  -------------
Revenue...........................................................   $   8,012     $   5,680
                                                                    -----------       ------
                                                                    -----------       ------
Net income (loss) from operations.................................   $    (553)    $    (238)
                                                                    -----------       ------
                                                                    -----------       ------
Net income (loss) for the period..................................   $  (1,018)    $    (811)
                                                                    -----------       ------
                                                                    -----------       ------

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        OCTOBER 31,   JUNE 5,
                                                                           1996        1997
                                                                        -----------  ---------
Land..................................................................   $     149   $     145
Buildings.............................................................         597         582
Vehicles..............................................................       5,297       5,411
Containers, compactors and recycling equipment........................       5,107       5,735
Furniture, fixtures and other office equipment and leaseholds.........         200         230
                                                                        -----------  ---------
                                                                            11,350      12,103
Less: Accumulated depreciation........................................         723       1,222
                                                                        -----------  ---------
                                                                         $  10,627   $  10,881
                                                                        -----------  ---------
                                                                        -----------  ---------
Depreciation expense for the period ended.............................   $     637   $     499
                                                                        -----------  ---------
                                                                        -----------  ---------

4. BANK INDEBTEDNESS

    Bank indebtedness at October 31, 1996 and June 5, 1997 consisted of short-term bankers acceptances. The weighted average interest rate was 5.04% at October 31, 1996 and 3.65% at June 5, 1997.

    Western Waste or its stockholders provided the following as collateral for bank indebtedness.

    (a) A stockholder's postponement of claim of $994 relating to stockholder advances;

    (b) A full recourse guarantee from one of the stockholders in the amount of $10,814;

    (c) A demand debenture providing a first fixed charge on property and equipment in excess of $75 and a first and floating charge over all other assets of Western Waste;

    (d) An assignment of fire, liability, business interruption and other form of insurance proceeds; and

    (e) An assignment of the key man life insurance on one of the stockholders.

    Western Waste had no remaining borrowing capacity under its credit facility at June 5, 1997.

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. ADVANCES FROM STOCKHOLDERS AND LONG-TERM DEBT

                                                                           OCTOBER 31,     JUNE 5,
                                                                              1996          1997
                                                                          -------------  -----------
Term bank loan, interest at prime plus 1% repayable in monthly payments
  of $1 plus interest, due January 2000.................................    $      30     $     139
Capital lease obligations, interest rate at 8.3%, due 2000 to 2001......          256            90
                                                                                -----         -----
                                                                                  286           229
Less: Current portion...................................................           54           102
                                                                                -----         -----
                                                                            $     232     $     127
                                                                                -----         -----
                                                                                -----         -----

    The term bank loan and capital lease obligations are collateralized by fixed charges on specific assets.

    The term loan agreements provide for certain covenants and restrictions regarding, among other things, working capital minimum ratios, minimum equity requirements, consolidated earnings before interest, depreciation, and taxes minimum requirement and maximum leverage requirements.

    All of Western Waste's long-term debt was retired subsequent to June 5, 1997.

ADVANCES FROM STOCKHOLDERS

    Advances from stockholders are unsecured, non-interest-bearing and have no specified terms of repayment.

6. INCOME TAXES

    At June 5, 1997, Western Waste had approximately $765 of accumulated net operating loss carryforwards for income tax purposes, the tax benefits of which have not been recognized due to uncertainty of realization. Most of these net operating loss carryforwards do not expire until 2004 and their use is not subject to any annual limitations.

    The provision for income taxes consists of the following:

                                                                                     PERIOD FROM
                                                                                     NOVEMBER 1,
                                                                                        1996
                                                                      YEAR ENDED       THROUGH
                                                                      OCTOBER 31,      JUNE 5,
                                                                         1996           1997
                                                                     -------------  -------------
Current............................................................    $      --      $      35
Deferred...........................................................          508            538
                                                                           -----          -----
PROVISION FOR INCOME TAXES.........................................    $     508      $     573
                                                                           -----          -----
                                                                           -----          -----

    The current provision for income taxes for the period from November 1, 1996 through June 5, 1997 consists of capital taxes.

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The reconciliation from income taxes at the Canadian federal statutory rate to the provision (benefit) for income taxes is as follows:

                                                                                     PERIOD FROM
                                                                                     NOVEMBER 1,
                                                                                        1996
                                                                      YEAR ENDED       THROUGH
                                                                      OCTOBER 31,      JUNE 5,
                                                                         1996           1997
                                                                     -------------  -------------
Combined Canadian federal and provincial statutory rate............    $    (269)     $    (106)
Non-deductible expenses and losses carried forward not recognized
  due to uncertainty...............................................          777            679
                                                                           -----          -----
PROVISION FOR INCOME TAXES.........................................    $     508      $     573
                                                                           -----          -----
                                                                           -----          -----
COMPONENTS OF FUTURE INCOME TAXES

Components giving rise to the future income taxes are as follows:

                                                                                   PERIOD FROM
                                                                                   NOVEMBER 1,
                                                                                      1996
                                                                     YEAR ENDED      THROUGH
                                                                     OCTOBER 31,     JUNE 5,
                                                                        1996          1997
                                                                     -----------  -------------
Net book value of property and equipment in excess of related tax
  cost.............................................................   $   1,782     $   2,266
                                                                     -----------       ------
FUTURE INCOME TAXES................................................   $   1,782     $   2,266
                                                                     -----------       ------
                                                                     -----------       ------

7. COMMITMENTS AND CONTINGENCIES

LEASES

    The aggregate amount of future rent expense resulting from non-cancellable operating leases as at June 5, 1997 amounts to $1,762 as follows:

1998................................................................        396
1999................................................................        402
2000................................................................        397
2001................................................................        306
2002................................................................        261
                                                                      ---------
                                                                      $   1,762
                                                                      ---------
                                                                      ---------

    Aggregate rent expense, which is included in cost of operations, was $170 for the year ended October 31, 1996 and $121 for the period from November 1, 1996 through June 5, 1997.

ENVIRONMENTAL RISKS

    Western Waste is subject to liability for any environmental damage that its solid waste facilities may cause to neighbouring landowners or residents, particularly as a result of the contamination of soil,

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by Western Waste. Western Waste may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by Western Waste or its predecessors. Any substantial liability for environmental damage incurred by Western Waste could have a material adverse effect on Western Waste's financial condition, results of operations or cash flows. As at June 5, 1997, Western Waste was not aware of any such environmental liabilities.

LEGAL PROCEEDINGS

    In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, Western Waste may periodically become subject to various judicial and administrative proceedings involving federal, provincial or local agencies. In these proceedings, an agency may seek to impose fines on Western Waste or to revoke or deny renewal of an operating permit held by Western Waste. From time to time Western Waste may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of its transfer station, or alleging environmental damage or violations of the permits and licenses pursuant to which Western Waste operates.

    In addition, Western Waste may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of June 5, 1997, there was no current proceeding or litigation involving Western Waste that Western Waste believes will have a material adverse impact on Western Waste's business, financial condition, results of operations or cash flows.

8. CAPITAL STOCK

    The authorized capital stock of Western Waste consists of an unlimited number of the following:

    Class A voting common shares

    Class B non-voting shares

    Class C non-voting shares

    Class D non-voting shares

    Class E voting shares

CAPITAL STOCK TRANSACTIONS

    On October 31, 1996, Western Waste issued an additional 100 Class C non-voting shares, valued at $62 to a stockholder of Western Waste.

REDEMPTION FEATURES

    The Class C, non-voting shares are redeemable at the option of the holder and retractable at the option of Western Waste at the aggregate issue price of $124.

                          WESTERN WASTE SERVICES INC.

FOR THE YEAR ENDED OCTOBER 31, 1996 AND THE PERIOD FROM NOVEMBER 1, 1996 THROUGH
                                  JUNE 5, 1997

          (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. CAPITAL STOCK (CONTINUED)
DIVIDEND RESTRICTIONS

    The dividends on the Class C shares may not exceed 16% of the redemption price per annum.

9. CASH FLOW INFORMATION

    Supplemental disclosures of cash flow information and non-cash transactions

                                                                                     PERIOD FROM
                                                                                     NOVEMBER 1,
                                                                                        1996
                                                                      YEAR ENDED       THROUGH
                                                                      OCTOBER 31,      JUNE 5,
                                                                         1996           1997
                                                                     -------------  -------------
Cash paid for interest.............................................    $     214      $     270
                                                                           -----          -----
                                                                           -----          -----
Cash paid for income/capital taxes.................................           --             35
                                                                           -----          -----
                                                                           -----          -----
Shares issued for services rendered................................           62             --
                                                                           -----          -----
                                                                           -----          -----
Acquisitions of equipment through capital leases...................          297             --
                                                                           -----          -----
                                                                           -----          -----

10. RELATED PARTY TRANSACTIONS

    In the year ended October 31, 1996, Western Waste issued $62 of Redeemable Class C non-voting stock to a common stockholder and officer of Western Waste in exchange for employment services rendered.

11. SUBSEQUENT EVENTS

    On June 6, 1997 a share transfer agreement was entered into between Capital Environmental Resource Inc. and USA Waste, pursuant to which USA Waste transferred 100 Class A shares of Western Waste to Capital Environmental. Subsequently, Capital Environmental Resource Inc. transferred to Western Waste certain assets in the amount of $5,384 acquired from Canadian Waste Services Inc.

    On June 15, 1997, Western Waste acquired the business and certain fixed assets from Provincial Sanitation and City Waste Ltd. for total cash consideration of $424. The final amount of consideration is contingent upon the resolution of claims arising over the warranted condition of assets received.

    On November 1, 1997, Western Waste redeemed 200 Class C shares issued in prior years for aggregate cash of $62.

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